[THE BANK OF SOUTHINGTON LOGO]



                                                           November 12, 1997


To the Shareholders of The Bank of Southington:


         You are cordially invited to attend a special meeting of shareholders (the "Meeting") of The Bank of Southington ("Southington") to be held at the Radisson Inn, 42 Century Drive, Bristol, Connecticut on Tuesday, December 16, 1997 at 9:00 a.m.

         At the Meeting, you will be asked to approve an Agreement and Plan of Merger, dated August 18, 1997 (the "Merger Agreement"), by and among HUBCO, Inc. ("HUBCO"), HUBCO's Connecticut banking subsidiary, Lafayette American Bank and Trust Company ("Lafayette"), and Southington, which provides for Southington to be merged with and into Lafayette (the "Merger"). A copy of the Merger Agreement is included as Appendix A to the accompanying Proxy Statement-Prospectus. If the proposed Merger is consummated, each share of common stock of Southington, par value $6.00 ("Southington Common Stock"), will be converted into a number of shares (the "Exchange Ratio") of common stock of HUBCO, without par value ("HUBCO Common Stock"), equal to a fraction, the numerator of which will be $21.00 and the denominator of which will be the Median Pre-Closing Price of HUBCO Common Stock (a term defined in the Merger Agreement generally as the median closing price of HUBCO Common Stock during a 10 trading day period shortly prior to the closing of the Merger), with a minimum Exchange Ratio of
 .618 (which will apply if the Median Pre-Closing Price is at or above $33.98) and a maximum Exchange Ratio of .787 (which will apply if the Median Pre-Closing Price is at or below $26.70), subject to adjustment provisions set forth in the Merger Agreement and described in the Proxy Statement-Prospectus, with cash paid in lieu of fractional shares. If the Median Pre-Closing Price is less than $21.36, the Board of Directors of Southington will have certain rights to terminate the Merger Agreement unless HUBCO agrees to increase the Exchange Ratio to a fraction with a numerator of $16.81 and a denominator equal to the Median Pre-Closing Price.

         Consummation of the Merger is subject to certain conditions, including the receipt of certain regulatory approvals and approval of the Merger Agreement by the affirmative vote, in person or by proxy, of at least two-thirds of the outstanding shares of Southington Common Stock.

         Your Board of Directors has unanimously approved the Merger Agreement and recommends that you vote "FOR" approval of the Merger Agreement.

         You are urged to read the Proxy Statement-Prospectus, which provides you with a description of the terms of the Merger. It is very important that your shares be represented at the Meeting. Whether or not you plan to attend the Meeting, you are requested to complete, date and sign the proxy card and return it as soon as possible in the enclosed postage paid envelope. Failure to return a properly executed proxy card or to vote at the Meeting will have the same effect as a vote against the Merger Agreement.



         Sincerely,


         Bryan P. Bowerman                        Roman F. Garbacik
         President and Chief                      Chairman
         Executive Officer

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 16, 1997

To the Shareholders of The Bank of Southington:

         NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Meeting") of The Bank of Southington ("Southington") will be held on Tuesday, December 16, 1997, at 9:00 a.m., at the Radisson Inn, 42 Century Drive, Bristol, Connecticut, for the following purposes:

         (1) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated August 18, 1997 (the "Merger Agreement"), by and among HUBCO, Inc. ("HUBCO"),
                  HUBCO's Connecticut banking subsidiary, Lafayette American Bank and Trust Company ("Lafayette"), and Southington, which provides for Southington to be merged with and into Lafayette (the "Merger"). A copy of the Merger Agreement is included as Appendix A to the accompanying Proxy Statement-Prospectus. If the proposed Merger is consummated, each share of common stock of Southington, par value $6.00 ("Southington Common Stock"), will be converted into the number of shares (the "Exchange Ratio") of common stock of HUBCO, without par value ("HUBCO Common Stock"), equal to a fraction, the numerator of which will be $21.00 and the denominator of which will be the Median Pre-Closing Price of HUBCO Common Stock (a term defined in the Merger Agreement generally as the median closing price of HUBCO Common Stock during a 10 trading day period shortly prior to the closing of the Merger), with a minimum Exchange Ratio of .618 (which will apply if the Median Pre-Closing Price is at or above $33.98) and a maximum Exchange Ratio of .787 (which will apply if the Median Pre-Closing Price is at or below $26.70), subject to adjustment provisions set forth in the Merger Agreement and described in the Proxy Statement-Prospectus, with cash paid in lieu of fractional shares. If the Median Pre-Closing Price is less than $21.36, the Board of Directors of Southington will have certain rights to terminate the Merger Agreement unless HUBCO agrees to increase the Exchange Ratio to a fraction with a numerator of $16.81 and a denominator equal to the Median Pre-Closing Price.

         (2) To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

         If the Merger Agreement is approved, adopted and consummated, each holder of Southington Common Stock will have the right to dissent and demand payment of the fair value of his or her shares. This right is contingent upon strict compliance with the procedures set forth in the applicable statute. The full text of this statute is included as Appendix D to the accompanying Proxy Statement-Prospectus.

         The Board of Directors has fixed the close of business on October 15, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof.

         All shareholders are urged to attend the Meeting in person. It is important that proxies be returned promptly. Therefore, whether or not you plan to be present in person at the Meeting, please date, sign and complete the enclosed proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you decide to attend the Meeting, you may revoke your proxy and vote your shares in person.

Southington, Connecticut
November 12, 1997

                                           By Order of the Board of Directors

                                           Peter G. Pfau
                                           Corporate Secretary

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

PROXY STATEMENT OF                          PROSPECTUS OF HUBCO, INC.
THE BANK OF SOUTHINGTON                     for its Common Stock to be issued in
for its Special Meeting of Shareholders     connection with the merger of The
to be held on December 16, 1997             Bank of Southington with and into
and all adjournments or postponements       HUBCO's subsidiary, Lafayette
thereof                                     American Bank and Trust Company

         This Proxy Statement-Prospectus (sometimes referred to as this "Proxy Statement") is first being furnished to the shareholders of The Bank of Southington ("Southington") on or about November 12, 1997 in connection with the solicitation of proxies by the Board of Directors of Southington to be used at the Special Meeting of its shareholders (the "Meeting") to be held on Tuesday, December 16, 1997. The purpose of the Meeting is for holders of Southington common stock, $6.00 par value per share ("Southington Common Stock"), to consider and vote upon an Agreement and Plan of Merger, dated August 18, 1997 (the "Merger Agreement"), by and among HUBCO, Inc., a New Jersey corporation ("HUBCO"), HUBCO's Connecticut banking subsidiary, Lafayette American Bank and Trust Company ("Lafayette"), and Southington. In accordance with the terms of the Merger Agreement, upon approval of the Merger Agreement by the shareholders of Southington, receipt of all requisite regulatory approvals, and the satisfaction or waiver of all other conditions, Southington will be merged with and into Lafayette, with Lafayette as the surviving entity in the Merger. In connection with the Merger, each share of Southington Common Stock will be converted into the right to receive a number of shares (the "Exchange Ratio") of common stock of HUBCO , without par value ("HUBCO Common Stock"), equal to a fraction, the numerator of which will be $21.00 and the denominator of which will be the Median Pre-Closing Price of HUBCO Common Stock (a term defined in the Merger Agreement generally as the median closing price of HUBCO Common Stock during a 10 trading day period shortly prior to the closing of the Merger), with a minimum Exchange Ratio (the "Minimum Exchange Ratio") of .618 (which will apply if the Median Pre-Closing Price is at or above $33.98) and a maximum Exchange Ratio (the "Maximum Exchange Ratio") of .787 (which will apply if the Median Pre-Closing Price is at or below $26.70), subject to adjustment provisions set forth in the Merger Agreement and more fully described in this Proxy Statement, with cash paid in lieu of fractional shares. If the Median Pre-Closing Price is less than $21.36, the Board of Directors of Southington will have certain rights to terminate the Merger Agreement unless HUBCO agrees to increase the Exchange Ratio to a fraction with a numerator of $16.81 and a denominator equal to the Median Pre-Closing Price. In addition, each option to purchase a share of Southington Common Stock pursuant to Southington's existing stock option plans and agreements will be converted in the Merger into the right to receive shares of HUBCO Common Stock with a value (based on the Median Pre-Closing Price) equal to the difference between the per share option exercise price and the product of the Exchange Ratio multiplied by the Median Pre-Closing Price, all as more fully described in this Proxy Statement. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement.

         HUBCO has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of HUBCO Common Stock which will be issued in connection with the Merger. In addition to constituting the Proxy Statement for the Meeting, this document constitutes a Prospectus of HUBCO with respect to the HUBCO Common Stock to be issued if the Merger is consummated.

         Certificates representing Southington stock or options (together, "Southington Securities") should not be returned to Southington with the enclosed proxy and should not be forwarded to HUBCO until after receipt of a letter of transmittal which will be provided to holders of Southington Securities following consummation of the Merger.

         This Proxy Statement does not serve as a prospectus to cover any resales of HUBCO Common Stock to be received by holders of Southington Securities upon consummation of the Merger. Affiliates of Southington will be subject to restrictions on their ability to resell the HUBCO Common Stock received by them in the Merger.
See "THE PROPOSED MERGER -- Resale Considerations with Respect to the HUBCO Common Stock".

         THESE   SECURITIES  HAVE  NOT  BEEN  APPROVED  OR  DISAPPROVED  BY  THE
SECURITIES AND EXCHANGE COMMISSION ("THE COMMISSION"), THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"), THE CONNECTICUT DEPARTMENT OF BANKING (THE "CTDOB"), OR THE NEW JERSEY DEPARTMENT OF BANKING (THE "NJDB"), NOR HAS THE COMMISSION, THE FDIC, THE CTDOB, OR THE NJDB PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         ALL INFORMATION AND STATEMENTS CONTAINED OR INCORPORATED BY REFERENCE HEREIN WITH RESPECT TO SOUTHINGTON WERE SUPPLIED BY SOUTHINGTON. ALL INFORMATION AND STATEMENTS CONTAINED OR INCORPORATED BY REFERENCE HEREIN WITH RESPECT TO HUBCO WERE SUPPLIED BY HUBCO.

         THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. NEITHER HUBCO NOR ANY OF ITS BANK SUBSIDIARIES GUARANTEE THE SECURITIES OFFERED HEREUNDER. THE INVESTMENT IN THE SECURITIES IS SUBJECT TO RISK OF LOSS.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO SELL, TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS AT ANY TIME, NOR ANY DISTRIBUTION OF SHARES OF HUBCO COMMON STOCK, SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

        The date of this Proxy Statement-Prospectus is November 12, 1997.

                                TABLE OF CONTENTS
                                                                           Page
AVAILABLE INFORMATION..........................................................
INFORMATION DELIVERED AND INCORPORATED BY REFERENCE............................
SUMMARY OF PROXY STATEMENT-PROSPECTUS..........................................
         General...............................................................
         The Meeting...........................................................
         The Companies ........................................................
         The Merger............................................................
SELECTED CONSOLIDATED FINANCIAL DATA OF HUBCO..................................
SELECTED CONSOLIDATED FINANCIAL DATA OF SOUTHINGTON............................
MARKET PRICE AND DIVIDEND MATTERS..............................................
         Market Price and Dividend History.....................................
         Limitations on Dividends Under the Merger Agreement...................
         Dividend Limitations on HUBCO.........................................
SUMMARY PRO FORMA FINANCIAL INFORMATION........................................
ACTUAL AND PRO FORMA PER SHARE DATA............................................
INTRODUCTION ..................................................................
CERTAIN INFORMATION REGARDING HUBCO ...........................................
         General...............................................................
         Recent Developments...................................................
CERTAIN INFORMATION REGARDING SOUTHINGTON......................................
                  General......................................................
                  Recent Developments..........................................
THE MEETING ...................................................................
         Purpose of the Meeting................................................
         Record Date; Voting Rights; Proxies...................................
         Solicitation of Proxies...............................................
         Quorum................................................................
         Required Vote.........................................................
THE PROPOSED MERGER............................................................
         General Description...................................................
         Closing; Determination Date...........................................
         Consideration ........................................................
         Conversion of Southington Options.....................................
         Cash in Lieu of Fractional Shares ....................................
         Dissenters' Rights of Appraisal.......................................
         Background of and Reasons for the Merger..............................
         Interests of Certain Persons in the Merger ...........................
         Opinion of Financial Advisor..........................................
         Resale Considerations with Respect to the HUBCO Common Stock..........
         Conditions to the Merger..............................................
         Conduct of Business Pending the Merger................................
         Customary Representations, Warranties and Covenants...................
         Regulatory Approvals..................................................
         Management and Operations After the Merger............................
         Exchange of Certificates, Issuance of Shares for Options..............
         Effective Time; Amendments; Termination ..............................
         Accounting Treatment of the Merger....................................
         Federal Income Tax Consequences ......................................
PRO FORMA FINANCIAL INFORMATION................................................
RIGHTS OF DISSENTING SOUTHINGTON SHAREHOLDERS .................................
DESCRIPTION OF HUBCO CAPITAL STOCK.............................................
         General ..............................................................
         Description of HUBCO Common Stock.....................................
         Description of HUBCO Series B Preferred Stock.........................
COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF SOUTHINGTON AND HUBCO..............
         General ..............................................................
         Voting Requirements...................................................
         Preferred Stock.......................................................
         Classified Board of Directors ........................................
         Rights of Dissenting Shareholders.....................................
         Shareholder Consent to Corporate Action...............................
         Dividends ............................................................
         By-laws...............................................................
         Shareholder Protection Legislation....................................
         Limitations of Liability of Directors or Officers.....................
SHAREHOLDER PROPOSALS..........................................................
OTHER MATTERS..................................................................
LEGAL OPINION..................................................................
EXPERTS........................................................................

APPENDIX A  Agreement and Plan of Merger by and among HUBCO, Lafayette and
            Southington .....................................................A-1
APPENDIX B  Stock Option Agreement by and between HUBCO and Southington .....B-1

APPENDIX C  Fairness Opinion of Endicott Financial Advisors, LLC.............C-1

APPENDIX D  Sections 36a-125(h) and 33-855 through 33-872, inclusive, of the General Statutes of Connecticut...........................D-1

                              AVAILABLE INFORMATION

         HUBCO is  subject to the  information  requirements  of the  Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (such as HUBCO). The address of the Commission's web site is http://www.sec.gov. In addition, HUBCO Common Stock is listed on The Nasdaq Stock Market, and certain material as to HUBCO can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         Southington is also subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Federal Deposit Insurance Corporation (the "FDIC"). Such reports, proxy statements and other information with respect to Southington can be inspected and copied at the public reference facilities maintained by the FDIC. Copies of such materials can be obtained, at prescribed rates, from the Registration, Disclosure and Securities Operations Unit, 550 17th Street, N.W., Room F640, Washington, D.C. 20429, or by calling the FDIC at (202) 899-8911 or
(202) 898-8913 or faxing the FDIC at (202) 898-3909 and may be examined at the Federal Reserve Bank of Boston, Bank Examination Department T-21, 600 Atlantic Avenue, Boston, Massachusetts 02106. In addition, Southington Common Stock is listed on The American Stock Exchange (the "AMEX"), and certain material as to Southington can be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York, 10006-1881.

         HUBCO has filed with the Commission a Registration Statement on Form S-4 under the Securities Act (together with all amendments and supplements thereto, the "Registration Statement"), with respect to the securities being offered by this Proxy Statement-Prospectus. As permitted by the rules and regulations of the Commission, this Proxy Statement-Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to HUBCO and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto.

         Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference herein, as to the contents of any document referred to herein or therein, are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

               INFORMATION DELIVERED AND INCORPORATED BY REFERENCE

         The following documents filed by HUBCO with the Commission are incorporated herein by reference:

    1.   Annual Report on Form 10-K for the year ended December 31, 1996.

    2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

    3. Current Reports on Form 8-K filed with the Commission on August 21, 1997, September 9, 1997 and October 23, 1997.

    4. Form 8-A filed by HUBCO to register its Common and Preferred Stock pursuant to Section 12(g) of the Exchange Act.

         A copy of HUBCO's Annual Report to Shareholders for the year ended December 31, 1996 (HUBCO's Annual Report") and HUBCO's Proxy Statement for its Annual Meeting dated March 13, 1996 ("HUBCO's Proxy Statement") are available to any holder of Southington Common Stock, including any beneficial owner, free of charge upon written or oral request as set forth hereinafter.

         A copy of Southington's Annual Report to Shareholders for the year ended December 31, 1996 ("Southington's Annual Report") and Southington's Form F-4 filed with the FDIC for the quarter ended June 30, 1997 ("Southington's Quarterly Report") accompany each copy of this Proxy Statement-Prospectus delivered to holders of Southington Common Stock. Additional copies of both of these documents as well as Southington's Form F-4 (to be filed with the FDIC by mid-November) for the quarter ended September 30, 1997, are available to any holder of Southington Common Stock, including any beneficial owner, free of charge upon written or oral request as set forth hereinafter.

         The following documents, or portions thereof indicated, initially filed by Southington with the FDIC and subsequently filed by HUBCO with the Commission, are incorporated herein by reference:

    1. Annual Report on Form F-2 filed with the FDIC for the year ended December 31, 1996. The Form F-2 is included as Exhibit 13(a), to this Registration Statement.

    2. Quarterly Reports on Form F-4 filed with the FDIC for the quarters ended March 31, 1997 and June 30, 1997 and included as Exhibits 13(b) and 13(c), respectively, to this Registration Statement.

    3. Current Reports on Form F-3 filed with the FDIC on August 13, 1997 and August 20, 1997 and included as Exhibits 20(a) and 20(b), respectively, to this Registration Statement.

                   All documents filed by HUBCO pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the earlier of (i) the date of the Meeting or (ii) the termination of the Merger Agreement, are hereby incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents. Documents filed by Southington subsequent to the date hereof and incorporated herein by reference shall also be filed by HUBCO on Forms 8-K.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents (not including exhibits thereto, unless such exhibits are specifically incorporated by reference into the information incorporated herein) are available free of charge to any holder of Southington Common Stock, including any beneficial owner, upon written or oral request with respect to HUBCO materials, to the office of the HUBCO Corporate Secretary, D. Lynn Van Borkulo-Nuzzo, Esq., HUBCO, Inc., 1000
MacArthur  Boulevard,  Mahwah,  New  Jersey  07430;  telephone  (201)  236-2641.
Additional copies of Southington's Annual Report and Southington's Quarterly Report are available free of charge to any holder of Southington Common Stock, including any beneficial owner, upon written or oral request to the office of The Bank of Southington Corporate Secretary, Peter G. Pfau, The Bank of Southington, 130 North Main Street, Southington, Connecticut 06489-0670; telephone (860) 620-5000. Responses to any such request will be made within one business day by sending the requested documents by first class mail or other equally prompt means. In order to ensure timely delivery of the documents in advance of the Meeting, any request should be made by December 1, 1997.

         On October 8, 1997, the Board of Directors of HUBCO approved a 3% stock dividend, payable December 1, 1997 to common stockholders of record on November 13, 1997 (the "Stock Dividend"). All share and per share data regarding HUBCO's Common Stock set forth herein has been adjusted to give retroactive effect to the Stock Dividend as if the Stock Dividend occurred prior to the periods reported herein. Pursuant to the Merger Agreement, which provides for adjustment to the exchange ratio described therein in the event of transactions such as the Stock Dividend, all references herein to the exchange ratio have been adjusted to give effect to the Stock Dividend, but the Merger Agreement has not been adjusted because the Merger Agreement was signed prior to the Stock Dividend.

                      SUMMARY OF PROXY STATEMENT-PROSPECTUS

         The following is a summary of certain information regarding the matters to be considered at the Meeting. This summary is necessarily incomplete and is qualified by the more detailed information contained elsewhere in this Proxy Statement. Holders of Southington common stock and options (together, "Southington Securities") should carefully read the entire Proxy Statement.

General

         This Proxy Statement solicits, on behalf of the Board of Directors of The Bank of Southington ("Southington"), approval by the holders of shares of common stock of Southington, $6.00 par value per share ("Southington Common Stock"), of the Agreement and Plan of Merger, dated August 18, 1997 (the "Merger Agreement"), by and among HUBCO, Inc., a New Jersey corporation ("HUBCO"), HUBCO's Connecticut banking subsidiary, Lafayette American Bank and Trust
Company ("Lafayette"), and Southington. Pursuant to the Merger Agreement, Southington will be merged with and into Lafayette (the "Merger"), with Lafayette as the surviving entity. As more fully described elsewhere in this Proxy Statement, upon consummation of the Merger each outstanding share of Southington Common Stock, except for Excluded Shares (as defined below), will be converted into the right to receive a number of shares (the "Exchange Ratio") of common stock of HUBCO, without par value ("HUBCO Common Stock"), equal to a fraction, the numerator of which will be $21.00 and the denominator of which will be the "Median Pre-Closing Price" of HUBCO Common Stock (a term defined in the Merger Agreement generally as the median closing price of HUBCO Common Stock during a 10 trading day period shortly prior to the closing of the Merger), with a Minimum Exchange Ratio of .618 (which will apply if the Median Pre-Closing Price is at or above $33.98) and a Maximum Exchange Ratio of .787 (which will apply if the Median Pre-Closing Price is at or below $26.70), subject to adjustment provisions set forth in the Merger Agreement and more fully described in this Proxy Statement, with cash paid in lieu of fractional shares. If the Median Pre-Closing Price is less than $21.36, the Board of Directors of Southington will have certain rights to terminate the Merger Agreement unless HUBCO agrees to increase the Exchange Ratio to a fraction with a numerator of $16.81 and a denominator equal to the Median Pre-Closing Price. See "THE PROPOSED MERGER".

         On October 8, 1997, the Board of Directors of HUBCO approved a 3% stock dividend, payable December 1, 1997 to common stockholders of record on November 13, 1997 (the "Stock Dividend"). All share and per share data regarding HUBCO's Common Stock set forth herein has been adjusted to give retroactive effect to the Stock Dividend as if the Stock Dividend occurred prior to the periods reported herein. Pursuant to the Merger Agreement, which provides for adjustment to the exchange ratio described therein in the event of transactions such as the Stock Dividend, all references herein to the exchange ratio have been adjusted to give effect to the Stock Dividend, but the Merger Agreement has not been adjusted because the Merger Agreement was signed prior to the Stock Dividend.


The Meeting

         Time, Date, Place and Purpose

         The Special Meeting of Shareholders of Southington (the "Meeting") will be held on Tuesday, December 16, 1997 at 9:00 a.m. at the Radisson Inn, 42 Century Drive, Bristol, Connecticut. At the Meeting, holders of shares of Southington Common Stock will be asked to approve the Merger Agreement. See "THE MEETING" and "THE PROPOSED MERGER".

         Record Date, Quorum, Vote Required

         Only holders of record of Southington Common Stock at the close of business on October 15, 1997 (the "Record Date") are entitled to notice of and to vote at the Meeting. At such date, there were 1,246,128 shares of Southington Common Stock outstanding held by approximately 839 holders of record. The presence, in person or by proxy, of at least a majority of Southington Common Stock issued and outstanding and entitled to be voted at the Meeting is necessary to constitute a quorum. The affirmative vote, in person or by proxy, of at least two-thirds of the outstanding shares of Southington Common Stock entitled to be voted at the Meeting is required in order to approve and adopt the Merger Agreement. As of the Record Date, the directors and executive officers of Southington beneficially owned (excluding shares which could be acquired upon the exercise of options) an aggregate of 322,185 shares of Southington Common Stock (25.85% of the issued and outstanding shares). The Southington directors have agreed to vote the shares of Southington Common Stock that they beneficially own in favor of the Merger Agreement. As of the Record Date, HUBCO owned 34,400 shares of Southington Common Stock (2.8% of the issued and outstanding shares). See "THE MEETING".

         Recommendation of the Southington Board of Directors

         The Southington Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that holders of Southington Common Stock vote FOR the Merger Agreement.

The Companies

         HUBCO

         HUBCO is a bank holding company whose principal operating subsidiaries are Hudson United Bank ("HUB"), a New Jersey-chartered commercial bank, and Lafayette, a Connecticut chartered bank and trust company. HUBCO's corporate headquarters are located at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430. HUB's corporate headquarters are located at 3100 Bergenline Avenue, Union City, New Jersey 07087. Lafayette's corporate headquarters are located at 1000 Lafayette Boulevard, Bridgeport, Connecticut 06604. The telephone number of HUBCO is (201) 236-2600. HUB is a full-service commercial bank which primarily serves small and mid-sized businesses and consumers through 57 branches in Northern New Jersey. Lafayette is a full-service commercial bank which serves small-to-medium-sized business firms as well as individuals through 27 banking offices located mainly in Fairfield and New Haven counties in Connecticut. Lafayette is a state non-member bank insured by the FDIC. As of June 30, 1997, HUBCO had consolidated assets of $3.0 billion, consolidated deposits of $2.4 billion and consolidated stockholders' equity of $212 million. Based on assets as of June 30, 1997, HUBCO was the fourth largest commercial banking company headquartered in New Jersey.

         HUBCO's strategy is to enhance profitability and build market share through both internal growth and acquisitions. Since October, 1990, HUBCO has added over 70 branches and approximately $2.5 billion in assets through 17 acquisitions of financial institutions in both government-assisted and private transactions. HUBCO expects to continue its acquisition strategy.

         See "CERTAIN INFORMATION REGARDING HUBCO"; "AVAILABLE INFORMATION"; and "INFORMATION DELIVERED AND INCORPORATED BY REFERENCE".

         Southington

         Southington is a Connecticut-chartered bank and trust company, which is headquartered at 130 North Main Street, Southington, Connecticut 06489-0670. The telephone number of Southington is (860) 620-5000. Southington is engaged primarily in the business of attracting deposits from the public and using such deposits, with other funds to make various types of loans and investments. Deposits at Southington are FDIC insured up to the maximum legal limits.

         As of June 30, 1997, Southington reported total assets of $135 million, total deposits of $122 million and stockholders' equity of $11 million. Southington, which was originally chartered in 1985, operates from its main office in Southington, Connecticut and from two branch offices located in Bristol, Connecticut. See "CERTAIN INFORMATION REGARDING SOUTHINGTON"; "AVAILABLE INFORMATION"; AND "INFORMATION DELIVERED AND INCORPORATED BY REFERENCE".

The Merger

         Description of the Merger

         At the Effective Time, (as defined hereinafter) Southington will be merged with and into Lafayette, with Lafayette as the surviving entity. See "THE PROPOSED MERGER -- General Description". A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement.

         Consideration

         At the Effective Time, each outstanding share of Southington Common Stock (except for Excluded Shares, as defined below) will be converted into the right to receive a number of shares (the "Exchange Ratio") of HUBCO Common Stock equal to a fraction, the numerator of which will be $21.00 and the denominator of which will be the Median Pre-Closing Price of HUBCO Common Stock (a term defined in the Merger Agreement generally as the median closing price of HUBCO Common Stock during a 10 trading day period shortly prior to the closing of the Merger), with a Minimum Exchange Ratio of .618 (which will apply if the Median Pre-Closing Price is at or above $33.98) and a Maximum Exchange Ratio of .787 (which will apply if the Median Pre-Closing Price is at or below $26.70), subject to adjustment provisions set forth in the Merger Agreement and more fully described in this Proxy Statement, with cash paid in lieu of fractional shares. If the Median Pre-Closing Price is less than $21.36, the Board of Directors of Southington will have certain rights to terminate the Merger Agreement unless HUBCO agrees to increase the Exchange Ratio to a fraction with a numerator of $16.81 and a denominator equal to the Median Pre-Closing Price. "Excluded Shares" are those shares of Southington Common Stock which (i) are held by Southington as treasury shares, (ii) are held by HUBCO or any of its subsidiaries (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted), or as to which dissenters' rights have been validly exercised ("Dissenting Shares").

         The calculation of the Exchange Ratio called for by the Merger Agreement was intended by HUBCO and Southington to result in stockholders of Southington receiving in the Merger HUBCO Common Stock with a value of $21.00 for each share of Southington Common Stock, provided that the initial Exchange Ratio calculation (before taking into effect the Minimum and Maximum Exchange Ratios) results in an Exchange Ratio which is neither below the Minimum Exchange Ratio nor above the Maximum Exchange Ratio (i.e., provided the Median Pre-Closing Price of HUBCO Common Stock is between $33.98 and $26.70). However, because of the Minimum Exchange Ratio and Maximum Exchange Ratio, and because the price of HUBCO Common Stock at the Effective Time may not be the same as the Median Pre-Closing Price, Southington stockholders are not assured of receiving any specific market value of HUBCO Common Stock. The price of HUBCO Common Stock at the Effective Time may be higher or lower than the Median Pre-Closing Price, and may be higher or lower than the market price at the time of entering into the Merger Agreement, the time of mailing this Proxy Statement-Prospectus or at the time of the Meeting. Southington stockholders are urged to obtain current market quotations for the HUBCO Common Stock and Southington Common Stock.

         Conversion of Southington Options

         Pursuant to the Merger Agreement, each outstanding option to purchase a share of Southington Common Stock (a "Southington Option") granted under Southington's existing stock option plans and agreements will be assigned a value (the "Option Value") equal to (a) the Median Pre-Closing Price of a share of HUBCO Common Stock, multiplied by the Exchange Ratio minus (b) the stated exercise price for the Southington Option. At the Effective Time, each Southington Option will be converted into that number of shares of HUBCO Common Stock equal to the Option Value divided by the Median Pre-Closing Price of HUBCO Common Stock. See "THE PROPOSED MERGER -- Conversion of Southington Options".

         Cash in Lieu of Fractional Shares

         No fractional shares of HUBCO Common Stock will be issued in exchange for Southington Securities. Instead, holders of Southington Securities will receive cash equal to the fractional share interest multiplied by the Median Pre-Closing Price of HUBCO Common Stock, without interest. All shares of HUBCO Common Stock to be issued to each holder of Southington Securities will be aggregated to constitute as many whole shares as possible before determining such person's fractional share interest. See "THE PROPOSED MERGER -- Cash in Lieu of Fractional Shares".

         Dissenters' Rights of Appraisal

         Under the provisions of the Banking Law of Connecticut (the "CBL") and the Connecticut Business Corporation Act (the "CBCA"), Southington shareholders are entitled to dissenters' rights of appraisal in connection with the Merger with respect to their shares of Southington Common Stock. See "RIGHTS OF
DISSENTING SOUTHINGTON SHAREHOLDERS" and Appendix D to this Proxy Statement, which set forth the steps that need to be taken by a holder of Southington Common Stock who wishes to exercise the right to dissent. These steps include the requirements that each dissenting shareholder: (1) give written notice to the Secretary of Southington before the taking of the vote on the adoption of the Merger at the Meeting, of such shareholder's intent to demand payment for his shares if the Merger is effectuated; and (2) not vote for the approval and adoption of the Merger.

         Certain Federal Income Tax Consequences

         The Merger is conditioned upon the receipt of an opinion of counsel to HUBCO to the effect that the Merger will qualify as a tax-free reorganization as defined in Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). See "THE PROPOSED MERGER -- Federal Income Tax Consequences".

         Accounting Treatment of the Merger

         The Merger is expected to be accounted for as a pooling of interests for financial reporting purposes and HUBCO's obligation to consummate the Merger is conditioned upon HUBCO's receipt of assurances from its independent accountants that the Merger will be so treated. Under the pooling of interests method of accounting, Southington's historical basis of assets, liabilities and shareholders' equity will be retained by HUBCO as the surviving entity and the combined entity's consolidated financial statements will be restated retroactively to reflect the combined financial condition, results of operations and cash flows as if HUBCO and Southington had been combined for all periods presented. See "PRO FORMA FINANCIAL INFORMATION" and "THE PROPOSED MERGER -- Accounting Treatment of the Merger".

         Required Regulatory Approvals

         Consummation of the Merger is subject to prior receipt of approval of the Merger by the Commissioner (the "Commissioner") of the Connecticut Department of Banking (the "CTDOB") and the FDIC and the approval of the Merger Agreement and the transactions contemplated thereby or waiver of such approval by the Board of Governors of the Federal Reserve System (the "FRB"). Applications for these approvals have been filed and HUBCO and Southington anticipate receiving such approvals. However, there can be no assurance that the approvals will be granted, that they will be granted on a timely basis, or that they will be granted without conditions unacceptable to HUBCO or Southington. See "THE PROPOSED MERGER -- Regulatory Approvals".

         Conditions to the Merger

         Consummation of the Merger is contingent upon a number of conditions, including the receipt of necessary regulatory approvals; the approval of the Merger Agreement and the transactions contemplated thereby, by the requisite vote of the shareholders of Southington; an opinion of Pitney, Hardin, Kipp &
Szuch, counsel to HUBCO, that the Merger will result in a tax-free reorganization; and assurances to HUBCO from its independent accountants that the Merger will be accounted for as a pooling of interests. See "THE PROPOSED MERGER -- Regulatory Approvals" and "-- Conditions to the Merger".

         Termination Rights

         The Merger Agreement may be terminated by either Southington or HUBCO if, among other reasons, the Effective Time has not occurred by March 31, 1998 other than due to failure of the terminating party to perform its obligations under the Merger Agreement. In addition, Southington may terminate the Merger Agreement if the Median Pre-Closing Price of HUBCO Common Stock is less than $21.36, unless HUBCO elects to increase the Exchange Ratio to a fraction with a numerator of $16.81 and a denominator equal to the Median Pre-Closing Price. The Merger Agreement may be terminated by Southington if Southington's Board of Directors approves another acquisition transaction after determining, upon advice of counsel, that approval is necessary in the exercise of its fiduciary obligations under applicable laws. For a more complete description of the foregoing termination rights, and for a description of other termination rights available to Southington and HUBCO, see "THE PROPOSED MERGER -- Effective Time; Amendments; Termination"; and "-- Conditions to the Merger".

         Effective Time

         A closing under the Merger Agreement (the "Closing") will occur on a date (the "Closing Date") to be determined by HUBCO and set forth in a notice (the "Closing Notice") to Southington. The Closing Date specified by HUBCO in the Closing Notice must be at least five business days after the date of the Closing Notice, but not more than 15 business days after receipt of all necessary approvals and consents, the expiration of all statutory waiting periods and the satisfaction or waiver of the other conditions to consummation of the Merger, (other than the delivery of documents to be delivered at the Closing). The Closing may also be set for another day mutually agreed to by HUBCO and Southington. The parties currently anticipate closing in December 1997. Immediately following the Closing, HUBCO will file a certificate of merger with the Secretary of State of the State of Connecticut, which will specify the effective time of the Merger (the "Effective Time"), which HUBCO and Southington anticipate will be the close of business on the Closing Date. The exact Closing Date is dependent upon satisfaction of all conditions precedent, some of which are not under the control of HUBCO or Southington. See "THE PROPOSED MERGER -- Effective Time; Amendments; Termination"; and "-- Regulatory Approvals".

         Fairness Opinion

         The Southington Board of Directors has retained Endicott Financial Advisors, LLC ("Endicott") to evaluate the terms of the Merger. Endicott has delivered a written opinion to the Southington Board of Directors dated on or about the date of this Proxy Statement to the effect that, as of the date of such opinion, the terms of the Merger Agreement are fair to the Southington shareholders from a financial point of view. Holders of Southington Common Stock are urged to, and should, read such opinion in its entirety. For information concerning the matters reviewed, assumptions made and factors considered by Endicott, see "THE PROPOSED MERGER -- Opinion of Financial Advisor" and Appendix C to this Proxy Statement, which sets forth a draft of Endicott's fairness opinion. Southington's obligation to consummate the Merger is subject to its receipt of such fairness opinion and HUBCO not having taken any action which causes Endicott to withdraw its fairness opinion prior to the Closing.


         Stock Option to HUBCO for Southington Shares

         HUBCO and  Southington  entered  into a Stock  Option  Agreement  dated
August 18, 1997 (the "Stock Option Agreement") in connection with the negotiation by HUBCO and Southington of the Merger Agreement. Pursuant to the Stock Option Agreement, Southington has granted to HUBCO an option (the "Option"), exercisable only under certain limited and specifically defined circumstances, to purchase up to 275,000 authorized but unissued shares of Southington Common Stock, representing upon issuance approximately 18.2 % of the shares of Southington Common Stock which would be outstanding immediately following the exercise of the Option, for an exercise price of $16.00 per share. HUBCO does not have any voting rights with respect to the shares of Southington Common Stock subject to the Option prior to exercise of the Option.

         The Stock Option Agreement is attached to this Proxy Statement as Appendix B hereto. In the event that certain specifically enumerated "Triggering Events" occur and the Merger is not consummated, HUBCO would recognize a gain on the sale of the shares of Southington Common Stock received pursuant to the exercise of the Option if such shares of Southington Common Stock were sold at prices exceeding $16.00 per share. The ability of HUBCO to exercise the Option and to cause up to an additional 275,000 shares of Southington Common Stock to be issued may be considered a deterrent to other potential acquisitions of control of Southington, as it is likely to increase the cost of an acquisition of all of the shares of Southington Common Stock which would then be outstanding. The exercise of the option by HUBCO may also make pooling of interests accounting treatment unavailable to a subsequent acquiror. See "THE PROPOSED MERGER -- Stock Option for Shares of Southington Common Stock."

         Interests of Certain Persons in the Merger

         Pursuant to a Change in Control Agreement between Southington and Bryan
P. Bowerman, its President and CEO, Mr. Bowerman will have the right to receive a severance payment of $312,500 payable in 30 equal monthly installments upon consummation of the Merger, as well as continued coverage under Southington's medical benefits plan during such 30-month period. Other Southington executive officers and employees are covered by Southington's severance policy, pursuant to which they could receive payments based on their years of service with Southington as a consequence of the Merger if their employment is terminated or constructively terminated following the Merger. Southington, with HUBCO's consent, has also agreed that certain officers and other key employees may receive stay-on bonuses to assure their continuation with Southington through the Effective Time and for a period of time thereafter.

         Certain executive officers of Southington have stock options which will become vested by virtue of the Merger. For information regarding the treatment of Southington Options, see "THE PROPOSED MERGER--Conversion of Southington Options".

         In addition to the foregoing, the Merger Agreement requires HUBCO to indemnify each director, officer, employee or agent of Southington or any of its subsidiaries to the fullest extent which Southington would have been permitted under applicable law and Southington's Articles of Incorporation and By-laws had the Merger not occurred, with respect to any claims made against such person because he or she is or was serving in such capacity. The Merger Agreement also requires HUBCO to provide Southington's officers and directors with directors' and officers' liability insurance for at least six years after the Effective Time. See "THE PROPOSED MERGER -- Conversion of Southington Options"; and "-- Interests of Certain Persons in the Merger."

         Differences in Shareholders' Rights

         Southington is a bank and trust company organized under the CBL and HUBCO is a business corporation incorporated under the New Jersey Business Corporation Act (the "NJBCA"). The rights of Southington shareholders are currently governed by the CBL, CBCA and Southington's articles of incorporation and by-laws. At the Effective Time, each Southington shareholder will become a shareholder of HUBCO. The rights of HUBCO shareholders are governed by the NJBCA and HUBCO's certificate of incorporation and by-laws. The CBL and the NJBCA, and the rights of shareholders thereunder, differ with respect to voting requirements and various other matters. See "COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF SOUTHINGTON AND HUBCO."

                  SELECTED CONSOLIDATED FINANCIAL DATA OF HUBCO


                                                                    Years Ended December 31,
                                           ---------------------------------------------------------------------------
                                                1996           1995           1994          1993           1992
                                                      (Dollars in thousands, except for per share amounts)
Earnings Summary:
Interest income                             $   204,182    $    203,651   $   170,929    $    149,528   $   164,348
Interest expense                                 72,828          70,440        53,126          50,771        67,749
                                            ------------   -------------  ------------   -------------  ------------
Net interest income                             131,354         133,211       117,803          98,757        96,597
Provision for possible loan losses               12,295           9,515         9,309          31,917        26,320
                                            ------------   -------------  ------------   -------------  ------------

Net interest income after
    provision for possible loan losses          119,059         123,696       108,494          66,840        70,277
Other income                                     30,276          28,223        22,420          24,571        25,530
Other expenses                                  116,239         102,842        94,931          97,098        93,764
                                             -----------   -------------  ------------   -------------  ------------
Income before income taxes                       33,096          49,077        35,983          (5,887)        2,043
Income tax provision                             11,599          14,512        12,595             321        (6,441)
                                             -----------   -------------  ------------   -------------  ------------
Net income                                       21,497          34,565        23,388          (6,008)        8,484
                                             -----------   -------------  ------------   -------------  ------------

Per Share Data:
Weighted average
     shares outstanding                          23,225          24,116        22,945          18,708        14,678
Net income per share                         $     0.93    $       1.44   $      1.02    $      (0.32 ) $      0.58
Cash dividend per common share               $     0.68    $       0.58   $      0.35    $       0.30   $      0.26

Balance Sheet Summary:
Securities held to maturity                     280,914         294,057       715,509         599,587       456,709
Securities available for sale                   655,492         502,381       213,815         179,267       130,789
Loans                                         1,884,355       1,652,022     1,569,059       1,303,397     1,373,631
Total assets                                  3,115,687       2,778,416     2,770,667       2,322,713     2,219,105
Deposits                                      2,592,092       2,446,273     2,414,999       2,103,895     2,021,029
Stockholders' equity                            206,333         216,796       187,305         117,965       122,406

Performance Ratios:
Return on average assets                           0.76 %          1.27 %        0.91 %         -0.27 %        0.38 %
Return on average equity                          10.44 %         17.31 %       15.77 %         -5.01 %        7.57 %
Dividend payout                                   73.12 %         40.28 %       34.31 %        -93.75 %       44.83 %
Average equity to average assets                   7.25 %          7.35 %        5.79 %          5.39 %        5.02 %
Net interest margin                                5.05 %          5.34 %        5.03 %          4.75 %        4.81 %

Asset Quality Ratios:
Allowance for possible loan
     losses to total loans                         1.87 %          1.82 %        1.97 %          2.57 %        2.39 %
Allowance for possible loan losses
     to non-performing loans                        111 %           118 %          74 %            44 %          42 %
Non-performing loans to
     total loans                                   1.69 %          1.55 %        2.65 %          5.78 %        5.64 %
Non-performing assets to total
     loans, plus other real estate                 1.98 %          2.23 %        3.62 %          7.39 %        7.54 %
Net charge-offs to average loans                   0.69 %          0.66 %        1.28 %          1.84 %        1.76 %


                  SELECTED CONSOLIDATED FINANCIAL DATA OF HUBCO

                                                          For Six Months Ended June 30,
                                           -------------------------------------------------------------
                                                        1997                           1996
                                           ------------------------------- -----------------------------
                                                (Dollars in thousands, except for per share amounts)
Earnings Summary:
Interest income                                       110,701                          99,771
                                                  ------------                    ------------
Net interest income                                    70,440                          65,011
Provision for possible loan losses                      3,102                           4,996
                                                  ------------                    ------------

Net interest income after
    provision for possible loan losses                 67,338                          60,015
Other income                                           18,499                          14,677
Other expenses                                         47,138                          48,522
                                                  ------------                    ------------
Income before income taxes                             38,699                          28,170
Income tax provision                                   15,174                          10,121
                                                  ------------                    ------------
Net income                                             23,525                          16,049
                                                  ------------                    ------------

Per Share Data:
Weighted average
     shares outstanding                                22,832                          23,540
Net income per share                                     1.03                            0.68
Cash dividend per common share                           0.38                            0.34

Balance Sheet Summary:
Securities held to maturity                           240,923                         265,144
Securities available for sale                         633,471                         586,908
Loans                                               1,835,905                       1,684,821
Total assets                                        3,001,823                       2,788,248
Deposits                                            2,368,261                       2,393,647
Stockholders' equity                                  211,721                         204,319

Performance Ratios(1):
Return on average assets                                 1.56 %                          1.16 %
Return on average equity                                22.85 %                         15.56 %
Dividend payout                                         36.89 %                         50.00 %
Average equity to average assets                         6.72 %                          7.48 %
Net interest margin                                      5.14 %                          5.21 %

Asset Quality Ratios:
Allowance for possible loan
     losses to total loans                               2.03 %                          1.83 %
Allowance for possible loan losses
     to non-performing loans                              125 %                            92 %
Non-performing loans to
     total loans                                         1.63 %                          1.99 %
Non-performing assets to total
     loans, plus other real estate                       1.78 %                          2.39 %
Net charge-offs to average loans                         0.18 %                          0.25 %


(1)  The Performance Ratios percentages are presented on an annualized basis.

         SELECTED CONSOLIDATED FINANCIAL DATA OF THE BANK OF SOUTHINGTON

                                                                    Years Ended December 31,
                                           ---------------------------------------------------------------------------
                                                1996           1995           1994          1993           1992
                                                      (Dollars in thousands, except for per share amounts)
Earnings Summary:
Interest income                             $     9,327    $      8,607   $     7,123    $      6,217   $     6,206
Interest expense                                  3,343           2,945         2,058           2,299         2,619
                                            ------------   -------------  ------------   -------------  ------------
Net interest income                               5,984           5,662         5,065           3,918         3,587
Provision for possible loan losses                  225             759           760             602           504
                                            ------------   -------------  ------------   -------------  ------------

Net interest income after
    provision for possible loan losses            5,759           4,903         4,305           3,316         3,083
Other income                                        535             416           632             297           276
Other expenses                                    4,507           3,706         3,977           2,908         2,398
                                            ------------   -------------  ------------   -------------  ------------
Income before income taxes                        1,787           1,613           960             705           961
Income tax provision                                649             570           236             200           340
                                            ------------   -------------  ------------   -------------  ------------
Net income                                        1,138           1,043           724             505           621
                                            ------------   -------------  ------------   -------------  ------------

Per Share Data:
Weighted average
     shares outstanding (000)                     1,230           1,216         1,193           1,190         1,188
Net income per share                         $     0.93    $       0.86   $      0.61    $       0.42   $      0.52
Cash dividend per common share               $     0.25    $       0.24   $      0.20    $       0.13   $      0.06

Balance Sheet Summary:
Investment Securities (Mkt Value)                    --              --            --              --        13,410
Securities held to maturity (Mkt value)      $       --    $         --   $    17,995    $     17,333   $        --
Securities available for sale (Mkt value)        35,473          27,078         1,095           2,467            --
Loans (net of deferred fees &
 allowance for loan losses)                      79,290          72,623        72,120          67,239        60,943
Total assets                                    128,014         112,825       102,446          95,256        85,821
Deposits                                        116,278         101,404        92,643          86,396        77,348
Stockholders' equity                             11,065          10,220         9,230           8,656         8,240

Performance Ratios:
Return on average assets                           0.95 %          0.97 %        0.72 %          0.56 %        0.77 %
Return on average equity                          10.77 %         10.75 %        8.08 %          5.92 %        7.78 %
Dividend payout                                   26.88 %         24.41 %       32.78 %         30.95 %       11.54 %
Average equity to average assets                   8.90 %          9.03 %        8.93 %          9.38 %        9.93 %
Net interest margin                                5.48 %          5.71 %        5.51 %          4.73 %        4.83 %

Asset Quality Ratios:
Allowance for possible loan
     losses to total loans                         1.90 %          2.24 %        1.75 %          2.07 %        2.03 %
Allowance for possible loan losses
     to non-performing loans                         66 %            69 %         102 %            67 %         121 %
Non-performing loans to
     total loans                                   3.14 %          3.66 %        1.90 %          3.50 %        2.24 %
Non-performing assets to total
     loans, plus other real estate                 3.62 %          3.66 %        1.89 %          3.49 %        2.20 %
Net charge-offs to average loans                   0.47 %          0.52 %        1.30 %          0.70 %        0.42 %


         SELECTED CONSOLIDATED FINANCIAL DATA OF THE BANK OF SOUTHINGTON

                                                          For Six Months Ended June 30,
                                           -------------------------------------------------------------
                                                        1997                           1996
                                           ------------------------------- -----------------------------
                                                (Dollars in thousands, except for per share amounts)
Earnings Summary:
Interest income                                         5,168                           4,511
Interest expense                                        1,804                           1,651
                                                   -----------                     -----------
Net interest income                                     3,364                           2,860
Provision for possible loan losses                        403                              95
                                                   -----------                     -----------

Net interest income after
    provision for possible loan losses                  2,961                           2,765
Other income                                              219                             228
Other expenses                                          2,451                           2,063
                                                   -----------                     -----------
Income before income taxes                                729                             930
Income tax provision                                      271                             333
                                                   -----------                     -----------
Net Income                                                458                             597

Per Share Data:
Weighted average
     shares outstanding (000)                           1,243                           1,230
Net income per share                                     0.37                            0.49
Cash dividend per common share                           0.14                            0.12

Balance Sheet Summary:
Securities available for sale (Mkt value)              37,810                          31,461
Loans (net deferred fees &
  allowance for loan losses)                           83,313                          74,333
Total assets                                          135,279                         120,458
Deposits                                              122,158                         109,334
Stockholders' equity                                   11,432                          10,339

Performance Ratios(1):
Return on average assets                                 0.71 %                          1.01 %
Return on average equity                                 8.19 %                         11.31 %
Dividend payout                                         37.84 %                         24.48 %
Average equity to average assets                         8.64 %                          8.93 %
Net interest margin                                      5.70 %                          5.39 %

Asset Quality Ratios:
Allowance for possible loan
     losses to total loans                               1.66 %                          2.09 %
Allowance for possible loan losses
     to non-performing loans                            86.08 %                         54.63 %
Non-performing loans to
     total loans                                         1.18 %                          3.82 %
Non-performing assets to total
     loans, plus other real estate                       1.92 %                          3.86 %
Net charge-offs to average loans                         0.62 %                          0.22 %


(1)  The Performance Ratios percentages are presented on an annualized basis.

                        MARKET PRICE AND DIVIDEND MATTERS


Market Price and Dividend History

HUBCO Common Stock is quoted on The Nasdaq Stock Market (formerly known as the "Nasdaq National Market System") under the symbol "HUBC" and Southington Common Stock is quoted on the AMEX under the symbol "BSO". The following tables set forth, for the periods indicated, the high and low closing prices per share of HUBCO Common Stock and Southington Common Stock, as reported by The Nasdaq Stock Market and by the AMEX, and quarterly dividends per share.

              All stock prices shown in the tables below have been rounded to the nearest cent and all stock prices and dividends shown in the tables below have been adjusted for a 3-for-2 HUBCO Common Stock split effective January 14, 1995 and the HUBCO Stock Dividend payable to shareholders of record on November 13, 1997.

                                                                           Equivalent Pro Forma Market Price Per
                               Market                  Market               Share of Southington Common Stock(1)
                          Price Per Share         Price Per Share               Maximum             Minimum
                              of HUBCO             of Southington              Exchange             Exchange
                            Common Stock            Common Stock              Ratio (.787)         Ratio (.618)
                         ------------------     -------------------     -------------------     --------------------
                          High        Low         High        Low         High        Low         High        Low
                         ------     -------     --------    -------     -------     -------     -------     --------
1995:
First Quarter........   $ 16.38     $ 13.83     $   7.00    $   6.63    $ 12.89     $ 10.88     $ 10.12     $  8.54
Second Quarter.......   $ 16.97     $ 14.58     $   8.38    $   6.88    $ 13.35     $ 11.48     $ 10.49     $  9.01
Third Quarter........   $ 19.91     $ 16.26     $   9.25    $   7.50    $ 15.67     $ 12.80     $ 12.31     $ 10.05
Fourth Quarter.......   $ 20.85     $ 18.15     $   9.63    $   8.50    $ 16.41     $ 14.28     $ 12.89     $ 11.21

1996:
First Quarter........   $ 21.33     $ 18.32     $ 19.38     $  9.50     $ 16.79     $ 14.42     $ 13.18     $ 11.32
Second Quarter.......   $ 20.50     $ 17.32     $ 16.38     $ 13.00     $ 16.14     $ 13.63     $ 12.67     $ 10.70
Third Quarter........   $ 20.39     $ 18.61     $ 16.38     $ 11.88     $ 16.04     $ 14.65     $ 12.60     $ 11.50
Fourth Quarter.......   $ 24.15     $ 19.56     $ 15.25     $ 13.25     $ 19.00     $ 15.39     $ 14.92     $ 12.09

1997:
First Quarter........   $ 25.85     $ 21.84     $ 14.50     $ 13.75     $ 20.35     $ 17.19     $ 15.98     $ 13.50
Second Quarter.......   $ 28.52     $ 21.12     $ 16.50     $ 13.13     $ 22.45     $ 16.62     $ 17.63     $ 13.05
Third Quarter........   $ 32.04     $ 26.94     $ 20.63     $ 20.63     $ 25.22     $ 21.20     $ 19.80     $ 16.65
Fourth Quarter.......
 (through 11/7/97)      $ 35.56     $ 30.95     $ 21.00     $ 21.00     $ 27.99     $ 24.36     $ 21.98     $ 19.13



-------------
(1) Equivalent pro forma market price per share of Southington Common Stock represents the high and low closing prices per share of HUBCO Common Stock, multiplied by the Exchange Ratio.

                                                               Equivalent Pro Forma Dividends Per
                                HUBCO       Southington        Share of Southington Common Stock(1)
                            Common Stock    Common Stock         Maximum         Minimum
                              Dividends      Dividends           Exchange        Exchange
                              Per Share      Per Share           Ratio (.787)    Ratio (.618)
                              ---------      ---------         ------------      ------------
1995:
First Quarter.........         $ 0.141        $ 0.055          $ 0.111            $ 0.087
Second Quarter........         $ 0.141        $ 0.060          $ 0.111            $ 0.087
Third Quarter.........         $ 0.141        $ 0.060          $ 0.111            $ 0.087
Fourth Quarter........         $ 0.141        $ 0.060          $ 0.111            $ 0.087

1996:
First Quarter.........         $ 0.160        $ 0.060          $ 0.126            $ 0.099
Second Quarter........         $ 0.160        $ 0.060          $ 0.126            $ 0.099
Third Quarter.........         $ 0.160        $ 0.060          $ 0.126            $ 0.099
Fourth Quarter........         $ 0.184        $ 0.070          $ 0.145            $ 0.114

1997:
First Quarter.........         $ 0.184        $ 0.070          $ 0.145            $ 0.114
Second Quarter........         $ 0.184        $ 0.070          $ 0.145            $ 0.114
Third Quarter                  $ 0.184        $ 0.070          $ 0.145            $ 0.114



-------------

(1) Equivalent pro forma cash dividends per share of Southington Common Stock represents HUBCO historical dividend rates per share, multiplied by the Exchange Ratio, rounded to the nearest hundredth of a cent. The current annualized dividend rate per share of HUBCO Common Stock, based upon the most recently declared quarterly dividend rate of $.184 per share of HUBCO Common Stock payable on March 1, June 1, September 1 and December 1, would be $.74. On an equivalent pro forma basis, such current annualized HUBCO dividend per share of Southington Common Stock would be $.58, based on the Maximum Exchange Ratio (.787), or $.46, based on the Minimum Exchange Ratio (.618), in each case rounded to the nearest hundredth of a cent. No assurance can be given as to future HUBCO dividend rates. Future HUBCO dividends are dependent upon the earnings and financial condition of HUBCO, as well as government regulations and policies and other factors.

         The following table presents for (i) August 15, 1997, the last full trading day before public announcement of the signing of the Merger Agreement, and (ii) a recent trading date prior to the date of this Proxy Statement on which such stock traded, the reported closing price per share of HUBCO Common Stock and Southington Common Stock on The Nasdaq Stock Market and the AMEX, respectively, and the equivalent price per share of Southington Common Stock computed by multiplying the closing price of HUBCO Common Stock on each of the dates specified by the Maximum Exchange Ratio (.787) and the Minimum Exchange Ratio (.618), respectively.

                                                                     Equivalent Price Per Share of
                                                                      Southington Common Stock(1)
                                                                       Maximum        Minimum
                                     HUBCO          Southington       Exchange       Exchange
                                  Common Stock     Common Stock      Ratio (.787)   Ratio (.618)
                                  ------------     ------------      ------------   ------------
 August 15, 1997............         $30.10           $21.00         $23.68           $18.60
 November 7, 1997...........         $33.01           $21.00         $25.98           $20.40


                  The calculation of the Exchange Ratio called for by the Merger Agreement was intended by HUBCO and Southington to result in stockholders of Southington receiving in the Merger HUBCO Common Stock with a value of $21.00 for each share of Southington Common Stock, provided that the initial Exchange Ratio calculation (before taking into effect the Minimum and Maximum Exchange Ratios) results in an Exchange Ratio which is neither below the Minimum Exchange Ratio nor above the Maximum Exchange Ratio (i.e., provided the Median Pre-Closing Price of HUBCO Common Stock is between $33.98 and $26.70). However, because of the Minimum Exchange Ratio and Maximum Exchange Ratio, and because the price of HUBCO Common Stock at the Effective Time may not be the same as the Median Pre-Closing Price, Southington stockholders are not assured of receiving any specific market value of HUBCO Common Stock. The price of HUBCO Common Stock at the Effective Time may be higher or lower than the Median Pre-Closing Price, and may be higher or lower than the market price at the time of entering into the Merger Agreement, the time of mailing this Proxy Statement-Prospectus or at the time of the Meeting. SOUTHINGTON STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE HUBCO COMMON STOCK AND SOUTHINGTON COMMON STOCK.


Limitations on Dividends Under the Merger Agreement

         The Merger Agreement prohibits Southington from declaring, setting aside or paying any dividend or other distribution in respect of its capital stock, except that Southington may declare, set aside or pay regular quarterly cash dividends of up to $0.07 per share for the third quarter of 1997 (up to $0.08 per share for the fourth quarter of 1997 and thereafter). Southington is expected to pay the maximum permissible dividends on Southington Common Stock each quarter until the Merger is consummated.

Dividend Limitations on HUBCO

         The holders of HUBCO Common Stock are entitled to receive dividends when and if declared by HUBCO's Board of Directors out of funds legally available therefor. HUBCO has paid regular cash dividends on its common stock since its inception in 1982. The HUBCO Preferred Stock also is entitled to receive dividends when and if declared by HUBCO's Board of Directors out of funds legally available therefor. HUBCO has no obligation to pay dividends on the HUBCO Preferred Stock regardless of any dividends which may be paid on the HUBCO Common Stock. The primary source for HUBCO's dividends is dividends from HUBCO's banking subsidiaries to HUBCO, the payment of which is regulated. Under the New Jersey Banking Act of 1948, as amended (the "NJBA"), HUB may pay dividends only out of retained earnings, and only out of surplus to the extent that surplus exceeds 50% of stated capital. Under the Banking Law of Connecticut (the "CBL"), Lafayette may pay dividends only from its net profits, and the total of all dividends in any calendar year may not (unless specifically approved by the Commissioner) exceed the total of its net profits of that year combined with its retained net profits of the preceding two years. The FDIC has the authority to prohibit a state-chartered bank from engaging in conduct which, in the FDIC's opinion, constitutes an unsafe or unsound banking practice. Under certain circumstances, the FDIC could claim that the payment of a dividend or other distribution by a bank to its sole shareholder constitutes an unsafe or unsound practice.


                     SUMMARY PRO FORMA FINANCIAL INFORMATION


         The following tables present certain unaudited combined condensed financial information from the Pro Forma Unaudited Combined Condensed Statements of Income for the six month period ended June 30, 1997 and for the years ended December 31, 1996, 1995 and 1994, and the Pro Forma Unaudited Combined Condensed Balance Sheet as of June 30, 1997 and as of December 31, 1996. The HUBCO and Southington Pro Forma combined financial information gives effect to HUBCO's proposed acquisition of Southington in a transaction accounted for as a pooling of interests, as if such transaction had been consummated for statement of income purposes on the first day of the applicable periods and for balance sheet purposes on June 30, 1997. The Pro Forma information is based on the historical financial statements of HUBCO and Southington, certain of which are incorporated by reference herein. The Pro Forma financial information assumes the Maximum Exchange Ratio of .787 shares of HUBCO Common Stock for each share of Southington Common Stock outstanding unless otherwise noted.

         The summary unaudited Pro Forma financial information should be read in conjunction with the Pro Forma Financial Information and the related notes thereto presented elsewhere in the Proxy Statement and the consolidated financial statement and related notes incorporated by reference in the Proxy Statement. The Pro Forma information does not address the possible effects of any cost savings or expense reductions which might occur in connection with the Merger, nor does it take into account HUBCO's pending acquisitions of Security National Bank & Trust Company of New Jersey and Poughkeepsie Financial Corp. See "CERTAIN INFORMATION REGARDING HUBCO - Recent Developments." The Pro Forma information is not necessarily indicative of the results of operations which would have been achieved had the Merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods.

                                   Pro Forma Unaudited Combined Financial Information
                                       (In thousands, except for per share data)
                                                                For the Six
                                                               Months Ended           For the Years Ended December 31,
                                                               June 30, 1997             1996        1995         1994
                                   --------------------------------------------------------------------------------------
Results of Operations:
Net interest income before provision for possible loan losses     $  73,805                $137,338   $138,873   $122,868
Provision for possible loan losses..........................          3,505                  12,520     10,274     10,069
Net interest income after provision for possible loan losses         70,300                 124,818    128,599    112,799
  Income before income taxes................................         39,428                  34,883     50,692     36,943
  Net income ...............................................         23,983                  22,635     35,608     24,112
Earnings per common share
  Primary - maximum.........................................      $     .98                $   0.91   $   1.39   $   0.99
  Primary - minimum.........................................            .99                    0.92       1.40       1.00
  Fully diluted - maximum...................................            .98                    0.91       1.38        .98
  Fully diluted - minimum...................................            .99                    0.92       1.39        .99


                                                                  As of June 30, 1997           As of December 31, 1996
                                                               --------------------------      ---------------------------
Balance Sheet:
Total assets................................................            $ 3,136,698                      $ 3,243,297
Total deposits..............................................               2,490,419                        2,708,371
Total stockholders' equity..................................                 222,749                          216,994
Book value per common and common equivalent share
   maximum..................................................            $       9.10                     $       8.82
   minimum..................................................                    9.18                             8.89



                       ACTUAL AND PRO FORMA PER SHARE DATA

             The following table sets forth per share data relating to dividends, net income and book value of HUBCO Common Stock and Southington Common Stock, both on an actual (historical) basis and on a pro forma combined basis, as adjusted for the HUBCO Stock Split. The actual per share data have been derived from the consolidated financial statements of HUBCO and Southington incorporated by reference herein. See "INFORMATION DELIVERED AND INCORPORATED BY REFERENCE".

             The Pro Forma unaudited book value per share data for the six months ended June 30, 1997 and the Pro Forma unaudited net income per share data at June 30, 1997 and for the years ended December 31, 1996, 1995 and 1994 have been derived from the Pro Forma unaudited combined condensed financial statements of HUBCO and Southington, giving effect to HUBCO's acquisition of Southington accounted for as a pooling of interests. Pro Forma unaudited per share amounts have been determined based on the assumptions set forth in the pro forma combined condensed unaudited financial statements presented elsewhere herein.

             The actual, pro forma and pro forma equivalent per share data included in the table below should be read in conjunction with the financial statements of HUBCO and Southington incorporated by reference herein and the pro forma combined condensed financial statements of HUBCO and Southington presented elsewhere herein. See "INFORMATION DELIVERED AND INCORPORATED BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION". The Pro Forma information does not address the possible effects of any cost savings or expense reductions which might occur in connection with the Merger, nor does it take into account HUBCO's pending acquisitions of Security National Bank & Trust Company of New Jersey and Poughkeepsie Financial Corp. See "CERTAIN INFORMATION REGARDING HUBCO - Recent Developments." The pro forma data presented below is not necessarily indicative of the results that would actually have been attained if the Merger had been consummated as of the first day of the periods described below or results that may be attained in the future.

                                                                  For the Six Months       For the Year Ended December 31,
                                                                 Ended June 30, 1997        1996          1995        1994
                                                                 -------------------        ----          ----        ----
CASH DIVIDENDS DECLARED PER COMMON SHARE:
  HUBCO - Actual (1)                                                     $0.37             $0.66         $0.56       $0.34
  HUBCO and Southington,  pro forma (maximum))                            0.37              0.66          0.56        0.34
  HUBCO and Southington, pro forma (minimum)                              0.37              0.66          0.56        0.34
  Southington- Actual (1)                                                 0.14              0.25          0.24        0.20
  Southington- pro forma equivalent (maximum)(2)                          0.29              0.52          0.44        0.27
  Southington- pro forma equivalent (minimum)(3)                          0.23              0.41          0.35        0.21

NET INCOME (LOSS) PER COMMON SHARE:
  HUBCO - Actual:
    Primary                                                               1.00              0.90          1.41        1.00
    Fully diluted                                                         1.00              0.90          1.40         .99
  Southington- Actual:
    Primary                                                               0.37              0.93          0.86        0.61
    Fully diluted                                                         0.37              0.93          0.86        0.61

HUBCO and Southington, pro forma
  Primary, maximum                                                        .98               0.91          1.39        0.99
  Primary, minimum                                                        .99               0.92          1.40        1.00
  Fully diluted, maximum                                                  .98               0.91          1.38         .98
  Fully diluted, minimum                                                  .99               0.92          1.39         .99

  Southington, pro forma equivalent:
    Primary, maximum (4)                                                  0.77              0.72          1.09        0.78
    Primary, minimum(5)                                                   0.61              0.57          0.87        0.62
    Fully diluted. maximum(6)                                             0.77              0.72          1.09        0.77
    Fully diluted, minimum(7)                                             0.61              0.57          0.86        0.61

                                                                 As of June 30,         As of December 31,
                                                                       1997                     1996
                                                                 ---------------       -------------
NET BOOK VALUE PER COMMON AND COMMON EQUIVALENT SHARE:
  HUBCO - Actual                                                   $9.01                    $8.73
  Southington- Actual                                               9.17                     8.94

HUBCO and Southington, pro forma - maximum                          9.10                     8.82
HUBCO and Southington, pro forma - minimum                          9.18                     8.89

  Southington, pro forma equivalent - maximum (8)                   7.16                     6.94
  Southington, pro forma equivalent - minimum (9)                   5.67                     5.49


(1) For information regarding HUBCO's and Southington's dividends, and the market price of HUBCO and Southington Common Stock, see "MARKET PRICE AND DIVIDEND MATTERS".

(2) Represents HUBCO's Actual Dividends Declared Per Common Shares multiplied by the .787 Maximum Exchange Ratio.

(3) Represents HUBCO's Actual Dividends Declared Per Common Shares multiplied by the .618 Minimum Exchange Ratio.

(4) Represents HUBCO and Southington, pro forma Primary Net Income Per Common Share multiplied by the .787 Maximum Exchange Ratio.

(5) Represents HUBCO and Southington, pro forma Primary Net Income Per Common Share multiplied by the .618 Minimum Exchange Ratio.

(6) Represents HUBCO and Southington, pro forma Fully Diluted Net Income Per Common Share multiplied by the .787 Maximum Exchange Ratio.

(7) Represents HUBCO and Southington, pro forma Fully Diluted Net Income Per Common Share multiplied by the .618 Minimum Exchange Ratio.

(8) Represents HUBCO and Southington, pro forma Net Book Value Per Common Stock multiplied by the .787 Maximum Exchange Ratio.

(9) Represents HUBCO and Southington, pro forma Net Book Value Per Common Stock multiplied by the .618 Minimum Exchange Ratio.

                                  INTRODUCTION

         This Proxy Statement solicits, on behalf of the Board of Directors of The Bank of Southington ("Southington"), approval by the holders of shares of common stock of Southington, $6.00 par value per share ("Southington Common Stock"), of the Agreement and Plan of Merger, dated August 18, 1997 (the "Merger Agreement"), by and among HUBCO, Inc. ("HUBCO"), Lafayette American Bank and Trust Company ("Lafayette") and Southington. Pursuant to the Merger Agreement, Southington will be merged with and into Lafayette (the "Merger") with Lafayette as the surviving entity. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement. Upon consummation of the Merger, each outstanding share of Southington Common Stock, except for Excluded Shares (as defined below), will be converted into the right to receive a number of shares (the "Exchange Ratio") of common stock of HUBCO , without par value ("HUBCO Common Stock"), equal to a fraction, the numerator of which will be $21.00 and the denominator of which will be the Median Pre-Closing Price of HUBCO Common Stock (a term defined in the Merger Agreement generally as the median closing price of HUBCO Common Stock during a 10 trading day period shortly prior to the closing of the Merger), with a minimum Exchange Ratio (the "Minimum Exchange Ratio") of
 .618 (which will apply if the Median Pre-Closing Price is at or above $33.98) and a maximum Exchange Ratio (the "Maximum Exchange Ratio") of .787 (which will apply if the Median Pre-Closing Price is at or below $26.70), subject to adjustment provisions set forth in the Merger Agreement and more fully described in this Proxy Statement, with cash paid in lieu of fractional shares. If the Median Pre-Closing Price is less than $21.36, the Board of Directors of Southington will have certain rights to terminate the Merger Agreement unless HUBCO agrees to increase the Exchange Ratio to a fraction with a numerator of $16.81 and a denominator equal to the Median Pre-Closing Price. In addition, each option to purchase a share of Southington Common Stock pursuant to Southington's existing stock option plans and agreements will be converted in the Merger into the right to receive shares of HUBCO Common Stock with a value (based on the Median Pre-Closing Price) equal to the difference between the per share option exercise price and the product of the Exchange Ratio multiplied by the Median Pre-Closing Price, all as more fully described in this Proxy Statement. See "THE PROPOSED MERGER".

         All information and statements contained or incorporated by reference herein with respect to Southington were supplied by Southington and all information and statements contained or incorporated by reference herein with respect to HUBCO were supplied by HUBCO.

         On October 8, 1997, the Board of Directors of HUBCO approved a 3% stock dividend, payable December 1, 1997 to common stockholders of record on November 13, 1997 (the "Stock Dividend"). All share and per share data regarding HUBCO's Common Stock set forth herein has been adjusted to give retroactive effect to the Stock Dividend as if the Stock Dividend occurred prior to the periods reported herein. Pursuant to the Merger Agreement, which provides for adjustment to the exchange ratio described therein in the event of transactions such as the Stock Dividend, all references herein to the exchange ratio have been adjusted to give effect to the Stock Dividend, but the Merger Agreement has not been adjusted because the Merger Agreement was signed prior to the Stock Dividend.


                       CERTAIN INFORMATION REGARDING HUBCO

General

         HUBCO is a New Jersey corporation and registered bank holding company whose principal operating subsidiaries are Hudson United Bank ("HUB"), a New Jersey-chartered commercial bank, and Lafayette American Bank and Trust Company ("Lafayette"), a Connecticut chartered bank and trust company. HUBCO's corporate headquarters are located at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430. HUB'S corporate headquarters are located at 3100 Bergenline Avenue, Union City, New Jersey 07084. Lafayette's corporate headquarters are located at 1000 Lafayette Boulevard, Bridgeport, Connecticut 06604. The telephone number of HUBCO is (201) 236-2600. HUB is a full-service commercial bank which primarily serves small and mid-sized businesses and consumers through 57 branches in Northern New Jersey. Lafayette is a full-service commercial bank which serves small-to-medium-sized business firms as well as individuals through 27 banking offices located mainly in Fairfield and New Haven counties in Connecticut. As of June 30, 1997, HUBCO had consolidated assets of $3.0 billion, consolidated deposits of $2.4 billion and consolidated stockholders' equity of $212 million. Based on assets as of June 30, 1997, HUBCO was the fourth largest commercial banking company headquartered in New Jersey.

         HUBCO's strategy is to enhance profitability and build market share through both internal growth and acquisitions. Since October, 1990, HUBCO has added over 70 branches and approximately $2.5 billion in assets through 17 acquisitions of financial institutions in both government-assisted and private transactions. HUBCO expects to continue its acquisition strategy. HUBCO is continually evaluating acquisition opportunities and frequently conducts discussions, certain financial analyses and diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of HUBCO's book value and net income per common share may occur in connection with any future transactions. From time to time, HUBCO may issue new equity or debt securities to fund its acquisition plans or for other purposes. For additional information regarding HUBCO, including management, principal shareholders, and business, see "AVAILABLE INFORMATION" and "INFORMATION DELIVERED AND INCORPORATED BY REFERENCE" and "PRO FORMA INFORMATION".

Recent Developments

         On August 27, 1997, HUB and Security National Bank & Trust Company of New Jersey ("Security National") signed a definitive agreement to merge Security National into HUB. In the merger, shareholders of Security National will receive $34.00 in cash for each share of Security National common stock. Security National is an $86 million asset bank and trust company headquartered in Newark, New Jersey with branches in Nutley and Kearny, New Jersey. The transaction will be accounted for by HUBCO as a purchase.

         Simultaneously with execution of the merger agreement between HUB and Security National, HUBCO and an acquisition subsidiary entered into a parallel merger agreement with Fiduciary Investment Company of New Jersey ("FIC"), a closely-held corporation which owns approximately 79.6% of the outstanding shares of Security National. Consummation of both mergers are subject to approval by federal and New Jersey bank regulatory authorities and approval by the shareholders of Security National and FIC, as well as other customary conditions.

         On October 22, 1997 HUBCO and Poughkeepsie Financial Corp. ("Poughkeepsie") signed a definitive agreement (the "Poughkeepsie Agreement") to merge Poughkeepsie into HUBCO. Poughkeepsie is the holding company for Bank of the Hudson ("BTH"), an $880 million asset institution headquartered in Poughkeepsie, New York, formerly known as Poughkeepsie Savings Bank, FSB. BTH operates 15 branches in three counties of New York. BTH will be maintained by HUBCO as its New York banking subsidiary.

         In the merger, each share of Poughkeepsie common stock, $0.01 par value, will be exchanged for HUBCO Common Stock valued at $10.00, provided that the median pre-closing price (as that term is defined in the Poughkeepsie Agreement) of HUBCO Common Stock during a pricing period prior to closing is between $31.25 and $33.33. If the median pre-closing price of HUBCO Common Stock during the pricing period is at or above $33.33, Poughkeepsie shareholders will receive .30 of a share of HUBCO Common Stock for each share of Poughkeepsie common stock. If the median pre-closing price of HUBCO Common Stock during the pricing period is at or below $31.25, Poughkeepsie shareholders will receive .32 of a share of HUBCO Common Stock for each share of Poughkeepsie common stock. The Poughkeepsie Board of Directors have certain rights to terminate the deal if the median pre-closing price of HUBCO Common Stock during the pricing period is below $25.75. However, the HUBCO Board of Directors have certain rights to reinstitute the deal with an exchange ratio equal to the quotient obtained by dividing $8.24 by the median pre-closing price.

         The Poughkeepsie transaction is expected to be treated as a tax-free merger and accounted for as a pooling of interests. Consummation of the merger is subject to approval by bank regulatory authorities and the shareholders of Poughkeepsie, as well as other customary conditions.

         Third Quarter Earnings

         HUBCO reported on October 16, 1997, that it earned $12.9 million or $.55 per common share compared with $10.6 million or $.45 per share excluding merger related restructuring and SAIF recapitalization charges during the comparable quarter last year, representing 21% increase in earnings per share.

         HUBCO's third quarter's earnings of $12.9 million resulted in a return on average assets of 1.75% and a return on average equity of 24.6%. HUBCO amortizes acquisition costs including goodwill and core deposit intangibles rapidly (generally over a five to ten year period) and as a result these non-cash charges totaled $.05 per share for the third quarter of 1997.

         HUBCO's net interest margin for the third quarter of 1997 was 5.38% versus 5.02% for the comparable quarter last year. Other income, excluding security gains, for the third quarter of 1997 increased 14% to $8.2 million from $7.1 million in the third quarter of 1996. The increase in other income arose primarily from merchant discounts on Shoppers Charge Accounts Co. and fees for international services and trust services.

         HUBCO's overhead expenses during the third quarter of 1997 decreased as a result of various initiatives to $23.0 million from $24.1 million in last quarter. HUBCO's efficiency ratio (a ratio of overhead expense to recurring tax equivalent income) was 48.3% for the third quarter of 1997.

         HUBCO's total non-performing assets of $36.0 million (1.2% of assets) at September 20, 1997 were down from $41.5 million on September 30, 1996 and $37.5 million at December 31, 1996. The Allowance for Possible Loan Losses totaled $37.6 million which covered 116% of HUBCO's non-performing loans and 2.11% of the loan portfolio at September 30, 1997.

         HUBCO's stockholders' equity was $211.9 million at September 30, 1997. Capital ratios were: Tier 1 Risk-Based Capital Ratio of 12.26%, Total Risk-Based Capital Ratio of 19.88% and a Leverage Capital Ratio of 7.81%.


                    CERTAIN INFORMATION REGARDING SOUTHINGTON

General

         Southington is a Connecticut-chartered bank and trust company, headquartered in Southington, Connecticut. Southington is engaged primarily in the business of attracting deposits from the public and using such deposits, with other funds, to make various types of loans and investments. Deposits at Southington are FDIC insured. As of June 30, 1997, Southington reported total assets of $135 million, total deposits of $122 million and stockholders' equity of $11 million. Southington, which was originally chartered in 1985, operates from its home office in Southington, Connecticut and from two branch offices located in Bristol, Connecticut. For additional information regarding Southington, management, principal shareholders, and business, see "AVAILABLE INFORMATION" AND "INFORMATION DELIVERED AND INCORPORATED BY REFERENCE".

Recent Developments

         Southington reported on October 23, 1997, that its net earnings for the nine months ended September 30, 1997 were $611,945 or $0.49 per share while during the same period in 1996 Southington earned $916,557 or $0.72 per share. Southington earned $153,945 in the third quarter of 1997 or $0.12 per share which is down from the third quarter 1996 reported earnings of $281,478 or $0.23 per share. Southington ended the quarter with $134 million in assets, an increase of $12 million over September 30, 1996 when Southington had $122 million in assets.

         Southington's provision for loan losses was $300,000 in the third quarter of 1997 compared to $145,000 in the third quarter of 1996. For the nine months ending September 30, 1997, the provision for loan losses was $703,000 up $588,000 over the provision of $145,000 for the same period in 1996.

         Southington reported net interest income of $1.7 million for the third quarter of 1997 compared to $1.5 million for the third quarter of 1996.

         The Board of Directors of Southington declared a $0.08 dividend on September 24, 1997, for shareholders of record on October 31, 1997, payable on December 1, 1997.

                                   THE MEETING

Purpose of the Meeting

         This Proxy Statement-Prospectus is first being mailed to the holders of Southington Common Stock on or about November 12, 1997 and is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Southington Board of Directors for use at the Meeting. The Meeting is scheduled to be held on Tuesday, December 16, 1997 at 9:00 a.m. at the Radisson Inn, 42 Century Drive, Bristol, Connecticut. At the Meeting, the holders of Southington Common Stock will consider and vote upon the approval of the Merger Agreement and any other matters as may properly be brought before the Meeting and at any adjournments or postponements thereof.

         The Board of Directors of Southington has unanimously approved the Merger Agreement and recommends a vote "FOR" approval and adoption of the Merger Agreement.

Record Date; Voting Rights; Proxies

         The Board of Directors of Southington has fixed the close of business on October 15, 1997 as the record date for determining the holders of Southington Common Stock entitled to receive notice of and to vote at the Meeting (the "Record Date"). Only holders of record of Southington Common Stock at the close of business on that date will be entitled to vote at the Meeting or at any adjournment or postponement thereof.

         At the close of business on the Record Date, there were 1,246,128 shares of Southington Common Stock issued and outstanding and entitled to vote at the Meeting. Each share of Southington Common Stock will be entitled to one vote upon each matter properly submitted at the Meeting or at any adjournment or postponement thereof.

         All properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated thereon, such shares will be voted "FOR" approval of the Merger Agreement. The Board of Directors of Southington is not aware of any matters other than as described in the Notice of Special Meeting that are to come before the Meeting. If any other matter or matters are properly presented for action before the Meeting, the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld.

         The presence of a shareholder at the Meeting will not automatically revoke such shareholder's proxy. A shareholder may revoke any proxy that he or she has given any time prior to its exercise. To do so, the shareholder must file a written notice of revocation with, or deliver a duly executed proxy bearing a later date to, Peter Pfau, Secretary, The Bank of Southington, 130 North Main Street, Southington, Connecticut 06489-0670, or attend the Meeting and vote in person.

         Votes cast by proxy or in person at the Meeting will be tabulated by the election inspectors appointed for the Meeting, who will determine whether or not a quorum is present. Where, as to any matter submitted to a vote of the Southington shareholders, proxies are marked as abstentions (or shareholders appear in person but abstain from voting) or a broker indicates on a proxy that it does not have discretionary authority with respect to certain shares, such abstentions and "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

         SOUTHINGTON SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WOULD BE SENT TO SOUTHINGTON SHAREHOLDERS BY THE EXCHANGE AGENT PROMPTLY AFTER THE EFFECTIVE TIME.

Solicitation of Proxies

         In addition to using the mails, the directors, officers and employees of Southington may solicit proxies for the Meeting from shareholders personally, by telephone or by telegraph. These officers, directors and employees will not be specifically compensated for their services. Southington will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so. The cost of soliciting proxies for the Meeting will be borne by Southington.

Quorum

         The presence, in person or by proxy, of at least a majority of Southington Common Stock issued and outstanding and entitled to be voted at the Meeting is necessary to constitute a quorum.

Required Vote

         Each share of Southington Common Stock will be entitled to one vote upon each matter properly submitted at the Meeting or at any adjournment or postponement thereof. The affirmative vote, in person or by proxy, of at least two-thirds of the outstanding shares of Southington Common Stock entitled to be voted at the Meeting is required in order to approve and adopt the Merger Agreement.

         THE REQUIRED VOTE OF THE SOUTHINGTON SHAREHOLDERS ON THE MERGER AGREEMENT IS BASED UPON THE TOTAL NUMBER OF OUTSTANDING SHARES OF SOUTHINGTON STOCK AND NOT UPON THE NUMBER OF SHARES WHICH ARE ACTUALLY VOTED. ACCORDINGLY, THE FAILURE TO SUBMIT A PROXY CARD, TO VOTE IN PERSON AT THE MEETING, ABSTENTION FROM VOTING BY A SHAREHOLDER AND ANY BROKER NON-VOTE WILL HAVE THE SAME EFFECT AS A "NO" VOTE WITH RESPECT TO THE MERGER AGREEMENT.

         As of the Record Date, the directors and executive officers of Southington beneficially owned (excluding shares which could be acquired upon exercise of options) an aggregate of 322,185 shares of Southington Common Stock (25.85% of the issued and outstanding shares). The Southington directors have agreed to vote the shares of Southington Common Stock that they beneficially own in favor of the Merger Agreement. No consideration was paid to any of the directors for this agreement. HUBCO required that the directors enter into this agreement as a condition to HUBCO entering into the Merger Agreement.

         The obligations of Southington and HUBCO to consummate the Merger Agreement are subject, among other things, to the condition that the Merger Agreement and the transactions contemplated thereby be approved by the requisite vote of the shareholders of Southington. See "THE PROPOSED MERGER -- Conditions to the Merger".

         THE MATTERS TO BE CONSIDERED AT THE MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF SOUTHINGTON. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT-PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.


                               THE PROPOSED MERGER

         A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement and is incorporated by reference herein. Descriptions of the Merger and the Merger Agreement are qualified in their entirety by reference to the Merger Agreement.

General Description

         The Merger Agreement provides that, at the Effective Time, Southington will be merged into Lafayette, with Lafayette as the surviving entity (the "Surviving Entity"). The separate identity and existence of Southington will cease upon consummation of the Merger and all property, rights, powers and franchises of each of Southington and Lafayette will vest in the Surviving Entity.

Closing; Determination Date

         A closing under the Merger Agreement (the "Closing") will occur on a date (the "Closing Date") to be determined by HUBCO and set forth in a notice (the "Closing Notice") to Southington. The Closing Date specified by HUBCO in the Closing Notice must be at least five business days after the date of the Closing Notice, but not more than 15 business days after receipt of all necessary approvals and consents, the expiration of all statutory waiting periods and the satisfaction or waiver of the other conditions to consummation of the Merger, (other than the delivery of documents to be delivered at the Closing). The Closing may also be set for another day mutually agreed to by HUBCO and Southington. The parties currently anticipate closing in December 1997. Immediately following the Closing, HUBCO will file a certificate of merger with the Secretary of State of the State of Connecticut, which will specify the effective time of the Merger (the "Effective Time"), which HUBCO and Southington anticipate will be the close of business on the Closing Date. The exact Closing Date is dependent upon satisfaction of all conditions precedent, some of which are not under the control of HUBCO or Southington. In the Closing Notice, HUBCO is also required to specify the "Determination Date," which is used in determining the Median Pre-Closing Price. The Determination Date is to be not more than ten business days prior to the Closing Date set forth in the Closing Notice.

Consideration

         At the Effective Time, each outstanding share of Southington Common Stock (except for Excluded Shares, as defined below) will be converted into the right to receive a number of shares (the "Exchange Ratio") of HUBCO Common Stock, equal to a fraction, the numerator of which will be $21.00 and the denominator of which will be the Median Pre-Closing Price (as defined below) of HUBCO Common Stock, with a Minimum Exchange Ratio of .618 (which will apply if the Median Pre-Closing Price is at or above $33.98) and a Maximum Exchange Ratio of .787 (which will apply if the Median Pre-Closing Price is at or below $26.70). "Excluded Shares" are those shares of Southington Common Stock which
(i) are held by Southington as treasury shares, (ii) are held by HUBCO or any of its subsidiaries (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted), or
(iii) as to which dissenters' rights have been validly exercised ("Dissenting Shares").

         Under the Merger Agreement, the "Median Pre-Closing Price" will be determined by taking the price half-way between the Closing Prices left after discarding the 4 lowest and 4 highest Closing Prices in the 10 consecutive trading day period which ends on (and includes) the Determination Date. The "Closing Price" means the closing price of HUBCO Common Stock as supplied by the NASDAQ Stock Market and published in The Wall Street Journal. A "trading day" means a day for which a Closing Price is so supplied and published.

         The Exchange Ratio is subject to adjustment to take into account any stock split, stock dividend, reclassification, recapitalization, merger, combination or exchange or similar transaction by HUBCO with respect to the HUBCO Common Stock occurring subsequent to August 18, 1997. The Exchange Ratio may also be subject to adjustment in connection with provisions relating to the termination of the Merger Agreement described below.

         The Merger Agreement may be terminated by Southington if the Median Pre-Closing Price is less than $21.36. However, Southington is obligated to provide notice of such termination to HUBCO, which may then elect, at its sole option, to increase the Exchange Ratio to a fraction with a numerator of $16.81 and a denominator equal to the Median Pre-Closing Price. If HUBCO so elects and increases the Exchange Ratio, the Merger Agreement will not be terminated. There can be no assurance that Southington will exercise its right to terminate the Merger Agreement if the conditions described above exist (a "Termination Event"), and if Southington does exercise its right to terminate the Merger Agreement, there can be no assurance that HUBCO will elect to increase the Exchange Ratio as provided in the Merger Agreement and as described above.

         The effects of the above provisions on the Exchange Ratio may be illustrated as follows:


 Median Pre-Closing Price of HUBCO
 Common Stock as of the Determination Date                  Exchange Ratio
------------------------------------------                  ---------------
Equal to or greater than $33.98..........................      .618

Less than $33.98 but greater than $26.70.................      $21.00 / the Median Pre-Closing Price

Equal to or less than $26.70 and greater than or
  equal to $21.36........................................      .787

Less than $21.36.........................................      .787; provided, that the Southington Board of
                                                                     Directors will have the right to terminate the
                                                                     Merger Agreement and HUBCO will have the right to
                                                                     nullify that termination by agreeing to an Exchange
                                                                     Ratio of $16.81 / the Median Pre-Closing Price.


         For illustrative purposes, if, hypothetically, the Median Pre-Closing Price of HUBCO Common Stock were $31.50, the Exchange Ratio would be 0.667 ($21.00 / 31.50, with the result rounded to the nearest one-thousandth) and the holder of 100 shares of Southington Common Stock would receive 66 whole shares of HUBCO Common Stock and $22.05 (0.7 x $31.50) in respect of the fractional share.

         The calculation of the Exchange Ratio called for by the Merger Agreement was intended by HUBCO and Southington to result in stockholders of Southington receiving in the Merger, HUBCO Common Stock with a value of $21.00 for each share of Southington Common Stock, provided that the initial Exchange Ratio calculation (before taking into effect the Minimum and Maximum Exchange Ratios) results in an Exchange Ratio which is neither below the Minimum Exchange Ratio nor above the Maximum Exchange Ratio (i.e., provided the Median Pre-Closing Price of HUBCO Common Stock is between $33.98 and $26.70). However, there can be no assurance that the Median Pre-Closing Price will fall between $33.98 and $26.70 or, even if it does, that the number of shares of HUBCO Common Stock issued in exchange per share of Southington Common Stock in the Merger will have a value of $21.00 on the Effective Time or the date on which certificates representing such shares of HUBCO Common Stock are issued or delivered to Southington shareholders. The Median Pre-Closing Price of HUBCO Common Stock will be based on the median closing prices of HUBCO Common Stock during a 10-day period ending on the Determination Date (as hereinafter defined). The price of HUBCO Common Stock at the Effective Time may be higher or lower than the Median Pre-Closing Price, and may be higher or lower than the market price at the time of entering into the Merger Agreement, the time of mailing this Proxy Statement, the time of the Meeting or the time certificates representing shares of HUBCO Common Stock are delivered in exchange for shares of Southington Common Stock following consummation of the Merger. Thus, the value of the HUBCO Common Stock actually received by holders of Southington Common Stock may be more or less than (i) the Median Pre-Closing Price, or (ii) the value of the HUBCO Common Stock on the Effective Time resulting from the Exchange Ratio or any possible adjustment to the Exchange Ratio as illustrated above. Southington stockholders are urged to obtain current market quotations for the HUBCO Common Stock and the Southington Common Stock.

         The Merger Agreement provides that the Exchange Ratio will be fixed as of the "Determination Date." Unless HUBCO and Southington agree to a different date, the Determination Date will be any date selected by HUBCO which is not more than ten business days prior to the Closing Date set forth in HUBCO's Closing Notice to Southington (which Closing Date, in turn, may be any date selected by HUBCO which is at least five business days after the date of the Closing Notice, but not more than 15 business days after receipt of all necessary approvals and consents, the expiration of all statutory waiting periods and the satisfaction or waiver of the other conditions to consummation of the Merger, other than the delivery of documents to be delivered at the Closing). Because of the Minimum Exchange Ratio and the Maximum Exchange Ratio, and because the price of HUBCO Common Stock at the Effective Time may not be the same as the Median Pre-Closing Price, Southington stockholders are not assured of receiving any specific market value of HUBCO Common Stock. Southington shareholders will be required to vote on the proposal to approve the Merger Agreement prior to knowing the Exchange Ratio.

         It is not possible to know whether a Termination Event will occur until after the Determination Date. The Southington Board of Directors has made no decision as to whether it would exercise its right to terminate the Merger Agreement if there is a Termination Event. In considering whether to exercise its termination right in such situation, the Southington Board of Directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel. Approval of the Merger Agreement by the stockholders of Southington at the Meeting will confer on the Southington Board of Directors the power, consistent with its fiduciary duties, to elect to consummate the Merger in the event of a Termination Event whether or not there is any increase in the Exchange Ratio and without any further action by, or resolicitation of, the stockholders of Southington. If Southington elects to exercise its termination right, Southington must give HUBCO prompt notice of that decision by 11:59 p.m. on the third business day following the Determination Date (or the third business day following receipt by Southington of the Closing Notice, if later). During a three business-day period commencing with its receipt of such notice from the Southington Board of Directors, HUBCO has the option, in its sole discretion, to increase the Exchange Ratio in the manner set forth in the Merger Agreement and as illustrated above and thereby avoid such termination of the Merger Agreement. HUBCO is under no obligation to increase the Exchange Ratio, and there can be no assurance that HUBCO would elect to increase the Exchange Ratio if Southington were to exercise its right to terminate the Merger Agreement as set forth above. Any such decision would be made by HUBCO in light of the circumstances existing at the time HUBCO has the opportunity to make such an election. If HUBCO elects to increase the Exchange Ratio as set forth in the Merger Agreement and as illustrated above, it must give Southington notice of that election by 11:59 p.m. on the third business day following receipt of the notice of termination from Southington, in which case no termination of the Merger Agreement would occur as a result of a Termination Event.

         The foregoing discussion is qualified in its entirety by reference to the applicable provisions in the Merger Agreement (a copy of which is set forth as Appendix A to this Proxy Statement) relating to calculation of the Exchange Ratio and a possible increase of the Exchange Ratio as the result of a Termination Event.

Conversion of Southington Options

         At the Effective Time, each option to purchase a share of Southington Common Stock (a "Southington Option") granted under Southington's existing stock option plans and agreements will be converted into the right to receive one or more shares of HUBCO Common Stock. Each Southington Option will be assigned a value (the "Option Value") equal to (a) the Median Pre-Closing Price multiplied by the Exchange Ratio, minus (b) the stated exercise price for the Southington Option. At the Effective Time, each Southington Option will be converted into that number of shares of HUBCO Common Stock equal to the Option Value, multiplied by the number of shares of Southington Common Stock for which the option may be exercised, divided by the Median Pre-Closing Price. Southington currently has options outstanding under The Bank of Southington 1995 Incentive Stock Option Plan and the Bank of Southington 1997 Employee Stock Option Plan.

Cash in Lieu of Fractional Shares

         No fractional shares of HUBCO Common Stock will be issued in exchange for either Southington Common Stock or Southington Options. Instead, holders of Southington Securities will receive cash equal to the fractional share interest multiplied by the Median Pre-Closing Price of HUBCO Common Stock, without interest. All shares of HUBCO Common Stock to be issued to each holder of Southington Securities will be aggregated to constitute as many whole shares as possible before determining such person's fractional share interest.

Dissenters' Rights of Appraisal

         Holders of Southington Common Stock who follow the procedures specified in Section 36a-125(h) of the CBL and 33-855 through 33-872, inclusive, of the Connecticut General Statutes will be entitled to the rights and remedies of dissenting shareholders. Pursuant to Section 36a-125(h), Southington shareholders have the right to dissent from the Merger and to obtain payment of the fair value of their shares of Southington Common Stock if the Merger is consummated. Necessary procedural steps are set forth in Sections 36a-125(h) and 33-855 through 33-872, inclusive, of the Connecticut General Statutes. See "RIGHTS OF DISSENTING SOUTHINGTON SHAREHOLDERS" and Appendix D to this Proxy Statement, which set forth the steps to be taken by a holder of Southington Common Stock who wishes to exercise the right to dissent.

Background of and Reasons for the Merger

         Background of the Merger

         Southington was formed as a state chartered bank in 1985. The period since the organization of Southington has been one of continuous and significant change in the financial services industry, marked by steadily increasing competition and widespread consolidation. These issues were even more pronounced in Connecticut which was particularly impacted by the recession which began in 1989, and its devastating impact on the banking sector. In light of the Southington Board's belief that continued consolidation and competition in the financial services industry would make it increasingly difficult for smaller banks like Southington to maintain their competitive position and market share, the Southington Board has from time to time considered and analyzed Southington's strategic alternatives.

         In November 1996, Southington hired Endicott to help Southington prepare a three year strategic plan. Endicott met with management and the Board of Directors to discuss the operations, prospects and valuation of Southington. Pursuant to these discussions, the Southington Board became increasingly concerned with Southington's ability to provide a reasonable rate of return to its shareholders given (1) the bank's size, (2) the capital investment necessary to keep up with technology change, (3) the increasingly complex regulatory environment, and (4) the rapid consolidation in the industry generally and Connecticut in particular.

         In April 1997, the Southington Board discussed Southington's prospects regarding mergers and acquisitions. In May 1997, Southington engaged Endicott to advise the Board of Directors on these issues. Endicott reviewed for the Board of Directors various alternatives involving continued independence or a merger or acquisition transaction. The Southington Board met numerous times to discuss
(1) the ongoing review of Southington's strategic alternatives as part of the development of the strategic plan; (2) a review of potential acquisition, merger and sale candidates; (3) a review of the financial institutions merger and acquisition market and recent regional transactions which could impact Southington's ability to compete and Southington's acquisition value; and (4) detailed reviews of certain potential merger candidates and analyses of the pro forma impact of a business combination with such candidates on Southington's shareholders.

         In June 1997, the Southington Board of Directors met to further discuss analyses of selected potential merger candidates, to review the general merger and acquisition environment and to further discuss strategic alternatives. Based on these discussions, the Board of Directors authorized Endicott to contact certain selected financial institutions on a discreet basis to discuss their potential interest in engaging in a business combination transaction with Southington. The institutions were selected by the Board of Directors based on their suitability in light of certain characteristics including size, location, performance, operating strategy, share value pro forma impact, ability to service local consumers and small businesses and the possibility that a merger with Southington and any such institution could be followed by the acquisition of the combined entity by another, larger financial institution. In these discussions, Endicott was instructed to ascertain the level of preliminary interest that such potential merger partners might have in Southington. The Board of Directors wanted this information so that it might evaluate the difference, if any, between the value it could provide to its shareholders by remaining independent versus a business combination.

         In June 1997, Endicott contacted seven institutions concerning their interest in a business combination transaction with Southington. Of these, five expressed interest in pursuing discussions while two were not interested. Each of the five interested parties met with a representative of Endicott or Southington, or both, to discuss the nature of a possible transaction and to answer questions that such interested party might have. These preliminary indications implied a range of value per share of Southington Common Stock of $17 - $20.25, and implied a range of structures including 100% stock-for-stock merger, stock-cash mix, or a 100% cash transaction. On July 29, 1997, the Board of Directors reviewed these preliminary indications of interest and instructed Endicott to meet with HUBCO and to ascertain their interest in a transaction at $21.00 per share in stock, to discuss the prospects for employees and customers of Southington and to discuss the manner in which HUBCO would approach managing the transition process of such transaction.

         Endicott and Southington management reviewed with the Board of Directors the results of this meeting and HUBCO's willingness to meet Southington's requests. Given this, the Board of Directors authorized entering into a confidentiality agreement with HUBCO, providing confidential information to HUBCO, and continuing confidential discussions to determine if an agreeable structure could be negotiated to effect an acquisition of Southington by HUBCO. Over the next several days, Southington's management and representatives of Endicott held meetings and discussions with HUBCO's management concerning the proposed transaction and the terms of a definitive merger agreement.

         On August 13, 1997, due to unusual volume in the trading of its stock and unusual share appreciation, Southington publicly released a statement that Southington was in receipt of an acquisition proposal and that there could be no assurances that a transaction would be negotiated. Following this press release, Southington received telephone calls from two additional institutions interested in a potential acquisition of Southington. A representative of Endicott reviewed with these institutions the nature of the discussions which had taken place to date, and provided guidance in the manner in which to inform Southington of any interest such institution would have in a transaction. Over the following few days, each party indicated interest in a stock-for-stock transaction, one at $20.00 and one in a range of $20.00-$22.00.

         Endicott reviewed these additional indications of interest with Southington. Principally due to the advanced stage of negotiations with HUBCO and the fact that the additional indications of interest were preliminary, Endicott was instructed to continue in the discussions with HUBCO under the terms which had been previously outlined by the Board of Southington. The representatives of HUBCO conducted on-sight due diligence of Southington. Representatives of Southington conducted documentary due diligence of HUBCO and held interviews with HUBCO's senior management. On August 16, 1997, the Southington Board of Directors met to review presentations by both Endicott and Tyler Cooper & Alcorn, LLP, special legal counsel to Southington. Members of executive management, together with its financial and legal advisors, reviewed the background of the proposed transaction, the potential benefits of the transaction, a summary of the due diligence investigation of HUBCO and financial and valuation analyses of the proposed transaction. Endicott reviewed the financial analyses performed by it in connection with the preparation of its fairness opinion (See "Opinion of Southington Financial Advisor"). Counsel reviewed the terms of the proposed agreements and discussed the obligations of the Southington Board of Directors in its consideration of the proposed merger with HUBCO, including the specific statutory considerations required by Connecticut General Statutes Section 33-756(d).

         Following review by the Southington Board of Directors of the foregoing matters and the delivery by Endicott of its oral opinion that, as of such date, the Exchange Ratio was fair to Southington shareholders from a financial point of view, the Southington Board of Directors unanimously approved the Merger Agreement and related agreements and the Merger, and the definitive Agreement and Plan of Merger was executed. Public announcement of the proposed merger was made before the opening of the AMEX on August 18, 1997.

         Recommendation of the Southington Board of Directors and Reasons for the Merger

         The Southington Board of Directors has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, Southington and its shareholders. The Southington Board therefore unanimously recommends that holders of Southington Common Stock vote to approve and adopt the Merger Agreement. The Southington Board believes that the Merger will enable holders of Southington's Common Stock to realize increased value due to the premium over net income per share and book value per share of Southington's Common Stock. The Board also believes that the Merger may enable Southington Shareholders to participate in opportunities for appreciation of HUBCO Common Stock. In reaching its decision to approve the Merger Agreement, the Southington Board consulted with its outside counsel regarding legal terms of the Merger and the Southington Board's fiduciary obligations in its consideration of the proposed Merger, its financial advisor, Endicott, regarding the financial aspects and fairness of the proposed Merger Agreement, as well as with management of Southington, and, without assigning any relative or specific weight, considered the following material factors, both from a short-term and long-term perspective:

         (i) The Southington Board's familiarity with, and review of, the business, financial condition, results of operations and prospects of Southington, including, but not limited to, its potential growth, development, productivity and profitability and the business risks associated therewith;

         (ii) The  current  and  prospective  environment  in which  Southington operates, including national and local economic conditions, the highly competitive environment for financial institutions generally, the increased regulatory burden on financial institutions, and the trend toward consolidation in the financial services industry;

         (iii)  The  potential   appreciation   in  market  and  book  value  of
Southington's Common Stock on both a short- and long-term basis, as a stand alone entity;

         (iv) Information concerning the business, financial condition, result of operations, asset quality and prospects of HUBCO including the long-term growth potential of HUBCO Common Stock, the future growth prospects of HUBCO combined with Southington following the proposed Merger, and the potential synergies expected from the Merger and the business risks associated therewith;

         (v) The fact that HUBCO's offer of HUBCO Common Stock in exchange for Southington's Common Stock can be effected on a tax-free basis for Southington shareholders, and the potential for appreciation and growth for the market and book value of HUBCO Common Stock following the proposed Merger;

         (vi) The oral presentation and opinion of Endicott that the terms of the Merger Agreement are fair to the holders of Southington's Common Stock from a financial point of view (see "Opinion of Financial Advisor" below);

         (vii) The advantages and disadvantages of Southington remaining as an independent institution or affiliating with a larger institution; and

         (viii) The short- and long-term interests of Southington and its shareholders, the interests of the employees, customers, creditors and suppliers of Southington, and the interests of the Southington community that may be served to advantage by an appropriate affiliation with a larger institution with increased economies of scale, and with a greater capacity to serve all of the banking needs of the community.

         HUBCO's Reasons

         HUBCO entered into the Merger Agreement with Southington as part of HUBCO's ongoing strategy of growth through acquisitions.

         HUBCO's acquisition strategy consists of identifying financial institutions with business philosophies that are similar to HUBCO's, which operate in markets that are geographically within or close to those of HUBCO, and which provide an ability to enhance earnings per share over an acceptable period after the acquisition, while providing acceptable rates of return. Acquisitions are also evaluated in terms of asset quality, interest rate risk, core deposit base stability, potential operating efficiencies and management abilities.

         In the view of the HUBCO Board, the Merger constitutes an acquisition that is in line with HUBCO's strategy and provides a complement to its existing franchise. Upon completion of the Merger, HUBCO expects to have a network of 30 branch banking offices through central and southwestern Connecticut. The HUBCO Board believes that Southington's earnings capacity will be enhanced as a result of the Merger -- through cost savings from HUBCO's provision of back-office and support services to Southington, HUBCO's ability to offer expanded services to Southington customers and HUBCO's financial strength -- thereby positively contributing to HUBCO's earnings.

Interests of Certain Persons in the Merger

         In considering the recommendation of the Southington Board of Directors with respect to the Merger, holders of Southington Common Stock should be aware that certain members of the Board of Directors and management of Southington have certain interests in the Merger in addition to their interests generally as stockholders of Southington. All of such additional interests are described below, to the extent material, and except as described below such persons have, to the best knowledge of Southington, no material interest in the Merger apart from those of stockholders generally. The Southington Board of Directors was aware of these interests of its directors and officers and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

         Beneficial Ownership of Southington Common Stock

         As of the Record Date, the directors and executive officers of Southington and its affiliates beneficially owned (excluding shares which could be acquired upon the exercise of options) an aggregate of 322,185 shares of the Southington Common Stock (25.85% of the issued and outstanding shares). The Southington directors have agreed to vote the shares of Southington Common Stock that they beneficially own in favor of the Merger Agreement. No consideration was paid to any of the directors for this agreement. HUBCO required that the directors enter into this agreement as a condition to HUBCO entering into the Merger Agreement. See "THE MEETING -- Required Vote".

         Lafayette Board Membership

         The Merger Agreement provides that one nominee designated by Southington and acceptable to HUBCO will be appointed to Lafayette's Board of Directors, effective at the Effective Time. Such nominee is to be Roman F. Garbacik, currently Southington's Chairman. The Merger Agreement also provides that any current director of Southington who is not elected to the Board of Directors of Lafayette will be invited to become a member of a Lafayette advisory board for one year from the Effective Time and as such will be paid an annual retainer of $1,000. Thus, all such persons will continue to receive compensation from Lafayette for a period of time after the Merger.

         Indemnification

         In the Merger Agreement, HUBCO has agreed to indemnify, defend and hold harmless each person who is, has been, or becomes prior to the Effective Time, a director, officer, employee or agent of Southington, or who serves or has served at the request of Southington in any capacity with any other entity (collectively, the "Indemnitees"), to the fullest extent which Southington would have been permitted under applicable law and Southington's Articles of Incorporation and By-laws had the Merger not occurred, with respect to any claims made against such person because he or she is or was a director, officer, employee or agent of Southington or serves or has served at the request of Southington in any capacity with any other entity. In the Merger Agreement, HUBCO has also agreed to cover Southington's officers and directors under either an extension of Southington's existing directors' and officers' liability insurance policy or a rider to HUBCO's then current policy for a period of at least six years after the Effective Time.

         Change in Control Agreements, Severance Policy and Option Acceleration

         Pursuant to a Change in Control Agreement between Southington and Bryan
P. Bowerman, its President and CEO, Mr. Bowerman will have the right to receive a severance payment of $312,500 payable in 30 equal monthly installments upon consummation of the Merger, as well as continued coverage under Southington's medical benefits plan during such 30-month period. Other Southington executive officers and employees are covered by Southington's severance policy, pursuant to which they could receive substantial payments as a consequence of the Merger if their employment is terminated or constructively terminated following the Merger. Southington, with HUBCO's consent, has also agreed that certain officers and other key employees may receive stay-on bonuses to assure their continuation with Southington through the Effective Time and for a period of time thereafter. New employment arrangements for Mr. Bowerman and possibly other officers may be entered into after consummation of the Merger.

         Certain executive officers of Southington have stock options which will become vested by virtue of the Merger. For information regarding the treatment of Southington Options, see "--Conversion of Southington Options".

Opinion of Southington's Financial Advisor

         Pursuant to a letter agreement dated as of May 27, 1997, (the "Endicott Agreement"), Southington retained Endicott as its financial advisor in connection with strategic planning and merger and acquisition transactions. Pursuant to the Endicott Agreement, Endicott assisted Southington in negotiating and structuring the terms of the Merger, particularly the terms of the Merger described under the caption "The Proposed Merger - Consideration."

         The investment banking business of Endicott includes the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. The Southington Board chose Endicott because of its expertise, experience and familiarity with the financial institutions industry.

         In connection with its acting as financial advisor to Southington, at the August 16, 1997 meeting at which the Southington Board approved the merger agreement, Endicott delivered its oral opinion to the Southington Board, that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of shares of Southington Common Stock. Endicott has delivered to Southington a written opinion (the "Endicott Opinion") dated the date of this Proxy Statement that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Southington Common Stock. The full text of the Endicott Opinion is attached as Appendix C to this Proxy Statement and is incorporated herein by reference. The description of such opinion set forth herein is qualified in its entirety by reference to Appendix
C. Holders of Southington Common Stock are urged to read the Endicott Opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications on the review undertaken by Endicott in connection herewith. The Endicott Opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any shareholder of Southington as to how such shareholder should vote at the Meeting.

         No limitations were imposed on Endicott by the Southington Board with respect to the investigation made or procedures followed by Endicott in rendering its fairness opinion. In connection with rendering such fairness opinion to the Southington Board, Endicott performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Endicott, but does not purport to be a complete description of Endicott's analyses or presentation at the August 16, 1997 meeting of the Southington Board. Endicott believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying the fairness opinion of Endicott. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, Endicott made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Southington and HUBCO. Any estimates contained in Endicott's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may be sold.

Analyses of Selected Merger Transactions

         Endicott reviewed merger and acquisition transactions announced since January 1, 1990 involving public commercial banking institutions as acquirees and having a transaction value over $15 million (each a "Transaction"). Among those reviewed were: (i) Transactions announced between January 1, 1996 and December 31, 1996 ("1996 Nationwide Transactions"), (ii) Transactions announced between January 1, 1997 and August 9, 1997 ("1997 Nationwide Transactions"), and
(iii) Transactions involving institutions located in the New England States announced between January 1, 1997 and August 9, 1997 ("1997 Regional Transactions"). Endicott reviewed the price to last twelve months earnings, price to book value, price to tangible book value, price to deposits, price to assets, and deposit premium paid in each such transaction and computed high, low, mean and median ratios and premiums for the respective groups of transactions. Endicott also computed the foregoing ratios for the Merger assuming a price per share of Southington Common Stock in the Merger of $21.00. Endicott's computations yielded the following median multiples for the 1996 Nationwide Transactions, the 1997 Nationwide Transactions and the 1997 Regional Transactions, respectively, as compared with the following indicated multiples for the Merger: (i) price to last twelve months earnings multiples of 17.05x, 18.69x, and 14.02x, compared with 22.68x for the Merger; (ii) price to book value multiples of 203.4%, 224.5% and 214.5% as compared with 234.83% for the Merger; (iii) price to tangible book value of 207.5%, 229.4% and 222.3% as compared with 234.83% for the Merger; and (iv) core deposit premiums of 13.3%, 15.6% and 11.5% as compared with 13.47% for the Merger. Based upon the median multiples for 1996 Nationwide Transactions, Endicott derived an imputed range of values per share of Southington Common Stock of $15.35 to $21.13. Based upon the median multiples for 1997 Nationwide Transactions, Endicott derived an imputed range of values per share of Southington Common Stock of $12.62 to $19.63.

Discounted Earnings and Dividend Stream and Terminal Value Analysis

         Using a discounted earnings dividend stream and terminal value analysis, Endicott estimated the future stream of earnings flows that
Southington could be expected to produce through 1999 under various circumstances, assuming Southington performed in accordance with the earnings forecasts of Southington's management. To approximate the terminal value of Southington Common Stock at the end of the three year period (December 31, 1999), Endicott applied price to earnings multiples ranging from 8 to 20 and applied multiples of tangible book value ranging from 100% to 250%. The net income streams and terminal values were then discounted to present values using different discount rates (ranging from 10% to 12%) chosen to reflect different assumptions regarding the required rates of return holders or prospective buyers of Southington Common Stock would expect. This analysis assumed that Southington will continue its current cash dividends policy and indicated a reference range of between $7.89 and $22.16 per share. When an 11.5% discount rate was applied to the median merger market multiples for Nationwide Transactions, the analysis indicated a reference range of $13.55 to $19.09 per share.

Pro Forma Merger Analysis

         Endicott performed pro forma merger analyses that combined Southington's and HUBCO's current and projected income statement and balance sheets based on earnings forecasts of Southington and HUBCO management, respectively. Assumptions and analyses of the accounting treatment, acquisition adjustments, operating efficiencies and other adjustments were made to arrive at a base case pro forma analysis to determine the effect of the transaction on both Southington and HUBCO. Endicott noted that, based on the $21.00 per share price for each share of Southington Common Stock, the impact of the Merger on HUBCO's earnings per share and tangible book value per share based on such forecasts did not appear to be material.

Analysis of Publicly Traded Companies

         In preparing its presentation, Endicott used publicly available information to compare selected financial and market information, including book value, tangible book value, earnings, asset quality ratios, loan loss reserve levels, profitability and capital adequacy for HUBCO and other publicly traded regional commercial banks located in the Mid-Atlantic United States. This peer group consisted of institutions ranging in assets from 1 billion to 5 billion. Endicott used similar data for nationwide high-performing commercial banks in the same asset size range that had a return on equity for the last fiscal quarter of greater than 15% and a price-to-tangible book value greater than 175%. Endicott reviewed the historical financial information for HUBCO and the median value for each group since December 1992. Endicott calculated a range of stock market valuation of the selected peer groups based on their valuation multiples at December 31, 1996, June 30, 1997, and at August 5, 1997. The range for December 31, 1996 was $15.53 to $30.26, for June 30, 1997 was $16.76 to
$32.16, and for August 5, 1997 was $18.96 to $34.70.

         In  connection  with  rendering  its  opinion,  Endicott  reviewed  and considered, among other things: (a) the Merger Agreement; (b) audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations for Southington for the three fiscal years ended December 31, 1994, December 31, 1995, and December 31, 1996 and the unaudited consolidated financial statements of Southington for the periods ending March 31, 1997 and June 30, 1997; (c) audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations for HUBCO for the three fiscal years ended December 31, 1994, December 31, 1995, and December 31, 1996 and the unaudited consolidated financial statements of HUBCO for the periods ending March 31, 1997 and June 30, 1997; (d) financial analyses and forecasts for Southington and HUBCO prepared by and/or reviewed with the respective managements of Southington and HUBCO; (e) the views of senior management of Southington and HUBCO of their respective past and current business operations, results thereof, financial condition and future prospects; (f) certain reported price and trading activity for Southington Common Stock and HUBCO Common Stock, including a comparison of certain financial and stock market information for Southington and HUBCO with similar information for certain other companies the securities of which are publicly traded; (g) the financial terms of recent business combinations in the banking industry; (h) the pro forma impact of the transaction on HUBCO; (i) the current market environment generally and the banking environment in particular; and (j) such other information, financial studies, analyses and investigations and financial, economic and market criteria which Endicott considered relevant.

         Pursuant to the Endicott Agreement, Southington retained Endicott to act as independent financial advisor, to render general advisory services and also to specifically advise Southington in connection with its strategic planning and merger and acquisition activities. Pursuant to the Endicott Agreement, Southington paid Endicott a fee of $25,000 for rendering its fairness opinion relating to the Merger at the August 16, 1997 meeting of the Southington Board. Also pursuant to the Endicott Agreement, Southington is obligated to pay Endicott quarterly retainer fees of $5,000 for the quarters ending June 30, 1997 and thereafter. Southington has paid such fees through the quarter ending September 31, 1997. In addition, and pursuant to the terms of the Endicott Agreement, Southington will pay Endicott a transaction fee equal to 0.75% of the aggregate transaction value of the consideration to be paid by HUBCO in the Merger, (calculated at the Effective Time), of which approximately 25% was paid upon the signing of the Merger Agreement and the remaining portion is payable at the closing of the Merger. Pursuant to the Endicott Agreement, the $25,000 fairness opinion fee and the $5000 quarterly retainer payments (up to a maximum of four such quarterly payments) will be credited against the transaction fee. Based upon the Merger closing as contemplated in the Merger Agreement and assuming a market price for HUBCO Common Stock of $31.625, (the closing price for HUBCO Common Stock on September 28, 1997) Endicott would be paid a total transaction fee of approximately $200,000 for its services in connection with the Merger. Southington has also agreed to reimburse Endicott for its reasonable out-of-pocket expense in connection with its engagement and to indemnify Endicott and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

         THE FULL TEXT OF ENDICOTT'S FAIRNESS OPINION IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE FAIRNESS OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX C. HOLDERS OF SOUTHINGTON STOCK ARE URGED TO READ THE
OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS OF THE REVIEW UNDERTAKEN BY ENDICOTT IN CONNECTION THEREWITH. ENDICOTT'S OPINION IS DIRECTED SOLELY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE TERMS OF THE MERGER AGREEMENT AND DOES NOT CONSTITUTE ANY RECOMMENDATION TO THE BOARD OF DIRECTORS OF SOUTHINGTON OR TO THE HOLDERS OF SOUTHINGTON STOCK WITH RESPECT TO ANY VOTE AT THE MEETING.


Resale Considerations With Respect to the HUBCO Common Stock

         The shares of HUBCO Common Stock that will be issued if the Merger is consummated have been registered under the Securities Act of 1933, as amended (the "Securities Act") and will be freely transferable, except for shares received by persons, including directors and executive officers of Southington, who may be deemed to be "affiliates" of Southington under Rule 145 promulgated under the Securities Act. An "affiliate" of an issuer is defined generally as a person who "controls" the issuer. Directors, executive officers and 10% shareholders may be deemed to control the issuer. Affiliates may not sell their shares of HUBCO Common Stock acquired pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act covering the HUBCO Common Stock or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

         Persons who may be deemed to be "affiliates" of Southington have delivered letters to HUBCO in which they have agreed to certain restrictions on their ability to sell, transfer or otherwise dispose of ("transfer") any Southington Common Stock owned by them and any HUBCO Common Stock acquired by them in the Merger. Pursuant to the accounting rules governing a pooling of interests, such persons have agreed not to transfer the shares during the period beginning 30 days prior to the Effective Time and ending on the date on which financial results covering at least 30 days of post-merger combined operations of HUBCO and Southington have been published or filed by HUBCO. Also, in connection with the pooling of interests rules, such persons have agreed not to transfer their Southington Common Stock in the period prior to 30 days before the Effective Time without giving HUBCO advance notice and an opportunity to object if the transfer would interfere with pooling of interests accounting for the Merger. Pursuant to Rule 145, such persons have also agreed to refrain from transferring HUBCO Common Stock acquired by them in the Merger, except in compliance with certain restrictions imposed by Rule 145. Certificates representing the shares of HUBCO Common Stock acquired by each such person pursuant to the Merger will bear a legend reflecting that the shares are restricted in accordance with the letter signed by such person and may not be transferred except in compliance with such restrictions.

         Persons who may be deemed "affiliates" of HUBCO have also delivered letters to HUBCO in which they have agreed not to transfer HUBCO Common Stock beneficially owned by them in violation of the pooling of interests restrictions set forth above with respect to Southington.

Conditions to the Merger

         The obligation of each party to consummate the Merger is subject to satisfaction or waiver of certain conditions, including (i) approval of the Merger Agreement and the transactions contemplated thereby by the requisite vote of the holders of Southington Common Stock; (ii) the receipt of all consents, approvals and authorizations of all necessary federal and state government authorities and expiration of all required waiting periods, necessary for the consummation of the Merger (see "-- Regulatory Approvals"); (iii) the effectiveness of the registration statement covering the shares of HUBCO Common Stock to be issued to Southington shareholders, and the qualification of the issuance of HUBCO Common Stock in every state where such qualification is required under applicable state securities laws; (iv) the absence of any litigation that would restrain or prohibit the consummation of the Merger; (v) the receipt of a letter from HUBCO's independent accountants that the Merger will qualify to be treated by HUBCO as a pooling of interests for accounting purposes; and (vi) receipt by the parties of an opinion of Pitney, Hardin, Kipp & Szuch to the effect that the exchange of Southington Common Stock for HUBCO Common Stock is a tax-free reorganization within the meaning of Section 368 of the Code. See "-- Federal Income Tax Consequences".

         The obligation of HUBCO to consummate the Merger is also conditioned on, among other things, (i) the continued accuracy in all material respects of the representations and warranties of Southington contained in the Merger Agreement; and (ii) the performance by Southington, in all material respects, of all its obligations under the Merger Agreement.

         The obligation of Southington to consummate the Merger is also conditioned on, among other things, (i) the continued accuracy in all material respects of the representations and warranties of HUBCO contained in the Merger Agreement; and (ii) the performance by HUBCO, in all material respects, of all its obligations under the Merger Agreement.

Conduct of Business Pending the Merger

         The Merger Agreement requires Southington to conduct its business prior to the Effective Time only in the ordinary course of business and consistent with prudent banking practices, except as permitted under the Merger Agreement or with the written consent of HUBCO. Under the Merger Agreement, Southington has agreed not to take certain actions without the prior written consent of HUBCO or unless permitted by the Merger Agreement, including, among other things, the following: (a) change any provision of its Articles of Incorporation or By-laws; (b) change the number of shares of its authorized or issued capital stock other than as disclosed to HUBCO or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for the equivalent quarterly cash dividend on Southington Common Stock of up to $.07 per share (up to $.08 per share for the fourth quarter of 1997 and thereafter) described under "MARKET PRICE AND DIVIDEND MATTERS -- Limitations on Dividends Under the Merger Agreement"; (c) grant any severance or termination pay (other than pursuant to written policies or contracts of Southington in effect on the date of the Merger Agreement and disclosed to HUBCO) to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees; (d) adopt any new employee benefit plan or arrangement of any type, or award any increase in compensation or benefits to its directors, officers or employees; (e) sell or dispose of any substantial amount of assets or voluntarily incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies or in response to substantial financial demands upon its business; (f) make any capital expenditures other than capital expenditures which are either pursuant to binding commitments existing on the date of the Merger Agreement or necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to HUBCO; (g) file any applications or make any contracts with respect to branching or site location or relocation; (h) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity (i) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles or regulatory authorities; (j) take any action that would result in any of Southington's representations or warranties being untrue or incorrect at the Effective Time in any material respect or that would cause any of its conditions to closing not to be satisfied; or (k) agree to do any of the foregoing.

         Under the Merger Agreement, Southington cannot, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than HUBCO) concerning any merger, sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business or similar transactions (an "Acquisition Transaction"); provided, however, that notwithstanding the foregoing, Southington may enter into discussions or negotiations or provide any information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Southington, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. Southington has agreed to promptly communicate to HUBCO the terms of any proposal, whether written or oral, which it may receive with respect to any such Acquisition Transaction, and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

Customary Representations, Warranties and Covenants

         The Merger Agreement contains customary mutual representations and warranties, as well as covenants, relating to, among other things, (a) corporate organization and similar corporate matters; (b) the capital structures of each of HUBCO and Southington; (c) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (d) documents filed by each of HUBCO and Southington with the Commissioner and the FDIC, respectively, and the accuracy of information contained therein; (e) the accuracy of information supplied by each of HUBCO and Southington in connection with the Registration Statement and this Proxy Statement; (f) compliance with applicable laws; (g) the absence of material litigation; (h) filing of tax returns and payment of taxes; (i) matters relating to certain material contracts; (j) director and officer contracts and retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (k) insurance matters; (l) certain bank regulatory matters;
(m) absence of certain material changes or events from June 30, 1997; (n) the absence of actions that would prevent there being a tax-free reorganization or the use of the "pooling of interests" method to account for the Merger; (o) title to properties; (p) the adequacy of loan loss reserves; (q) environmental compliance; (r) brokers' and finders' fees; (s) cooperation on applications and filings; and (t) the absence of an agreement with bank regulators which restricts materially the conduct of HUBCO's or any of its subsidiaries' or Southington's business.

Regulatory Approvals

         Consummation of the Merger is subject, among other things, to prior receipt of all necessary regulatory approvals. Consummation of the Merger requires approval of the Merger by the Commissioner under the CBL, and the FDIC under the Bank Merger Act (the "Bank Merger Act"), and the approval of the Merger or waiver of the need for such approval by the FRB. Approval by the Commissioner or the FDIC does not constitute an endorsement of the Merger or a determination by any such regulator that the terms of the Merger are fair to the shareholders of Southington. Applications for approval were filed on September 12, 1997 with the Commissioner and on September 12, 1997 with the FDIC. While HUBCO and Southington anticipate receiving all such approvals, there can be no assurance that they will be granted, or that they will be granted on a timely basis or that they will be granted without conditions unacceptable to HUBCO or Southington.

Management and Operations After the Merger

         At the Effective Time, as a result of the Merger, Southington will be merged with and into Lafayette, with Lafayette as the Surviving Entity. Following the Merger, Lafayette will continue to operate as a wholly-owned subsidiary of HUBCO. At the Effective Time, one person designated by Southington and acceptable to HUBCO who is to be Roman F. Garbacik will become a director of Lafayette.

Exchange of Certificates, Issuance of Shares for Options

         At the Effective Time, holders of certificates formerly representing shares of Southington Common Stock will cease to have any rights as Southington shareholders and their certificates automatically will represent the shares of HUBCO Common Stock into which their shares of Southington Common Stock will have been converted by the Merger. As soon as practicable after the Effective Time, HUBCO will send written instructions and a letter of transmittal to each holder of Southington Common Stock, indicating the method for exchanging such holder's stock certificates for the certificates representing those shares of HUBCO Common Stock into which such holder's shares of Southington Common Stock have been exchanged. Holders of Southington Common Stock should not send in their stock certificates until they receive instructions from HUBCO.

         Each share of HUBCO Common Stock for which shares of Southington Common Stock or Southington Options are exchanged will be deemed to have been issued at the Effective Time. Accordingly, holders of Southington Securities who receive HUBCO Common Stock in the Merger will be entitled to receive any dividend or other distribution which may be payable to holders of record of such HUBCO Common Stock as of dates on or after the Effective Time. However, no dividend or other distribution will actually be paid with respect to any shares of HUBCO Common Stock until the certificate or certificates formerly representing shares of Southington Common Stock have been surrendered, at which time any accrued dividends and other distributions on such shares of HUBCO Common Stock will be paid without interest. See "-- Consideration".

         Holders of outstanding certificates for Southington Common Stock, upon proper surrender of such certificates to HUBCO, will receive, promptly after the Effective Time, a certificate representing the full number of shares of HUBCO Common Stock into which the shares of Southington Common Stock previously represented by the surrendered certificates have been converted. At the time of issuance of the new stock certificate, each shareholder so entitled will receive a check for the amount of the fractional share interest, if any, to which the shareholder may be entitled.

         Holders of Southington Options will receive, promptly after the Effective Time, a certificate representing the full number of shares of HUBCO Common Stock into which the Southington Options have been converted. At the time of issuance of the stock certificates, each holder of a Southington Option will receive a check for the amount of the fractional share interest, if any, to which the holder of the Southington Option may be entitled.

Effective Time; Amendments; Termination

         The Closing will occur on the Closing Date to be determined by HUBCO and set forth in the Closing Notice to Southington. The Closing Date specified by HUBCO in the Closing Notice must be at least five business days after the date of the Closing Notice, but not more than 15 business days after receipt of all necessary approvals and consents, the expiration of all statutory waiting periods and the satisfaction or waiver of the other conditions to consummation of the Merger, (other than the delivery of documents to be delivered at the Closing). The Closing may also be set for another day mutually agreed to by HUBCO and Southington. The parties currently anticipate closing in December 1997. Immediately following the Closing, HUBCO will file a certificate of merger with the Secretary of State of the State of Connecticut, which will specify the Effective Time of the Merger, which HUBCO and Southington anticipate will be the close of business on the Closing Date. The exact Closing Date is dependent upon satisfaction of all conditions precedent, some of which are not under the control of HUBCO or Southington. In the Closing Notice, HUBCO is also required to specify the "Determination Date," which is used in determining the Median Pre-Closing Price. The Determination Date is to be not more than ten business days prior to the Closing Date set forth in the Closing Notice. See "-- Conditions to the Merger" and "-- Regulatory Approvals".

         The Merger Agreement may be amended, modified or supplemented with respect to any of its terms by the mutual consent of HUBCO and Southington at any time prior to the Effective Time. However, after approval of the Merger Agreement by the shareholders of Southington, no amendment can be made which reduces the amount or changes the form of consideration to be delivered to the shareholders of Southington without the approval of such shareholders.

         The Merger Agreement may be terminated by the mutual consent of Southington and HUBCO. The Merger Agreement may also be terminated by Southington or HUBCO if, among other things, (i) the Effective Time has not occurred on or before March 31, 1998 (the "Cutoff Date") unless the failure of such occurrence is due to the failure of the party seeking to terminate to perform or observe its covenants in the Merger Agreement; (ii) a vote of the stockholders of Southington to approve the Merger Agreement is taken and such stockholders fail to approve the Merger Agreement at their meeting; or (iii) any regulatory approvals necessary to consummate the transaction have been denied or withdrawn at the request of the regulatory agency or such approval is given with conditions which materially impair the value of Southington, taken as a whole, to HUBCO (but then only by HUBCO).

         HUBCO may terminate the Merger Agreement if there has been a material adverse change in the business, operations, assets or financial condition of Southington, taken as a whole, from that disclosed by Southington to HUBCO in its Quarterly Report on Form F-4 for the six months ended June 30, 1997 and Southington's Annual Report to shareholders for the year ended December 31, 1996, or Southington breaches in a material respect any representation, warranty or covenant, agreement or obligation under the Merger Agreement and does not cure such breach within 30 days after receipt by Southington of a notice of breach. HUBCO may also terminate the Merger Agreement if the conditions to HUBCO's obligations to close are not satisfied and are not capable of being satisfied by the Cutoff Date.

         Southington may terminate the Merger Agreement if there has been a material adverse change in the business, operations, assets or financial condition of HUBCO and its subsidiaries taken as a whole from that disclosed by HUBCO in its Quarterly Report on Form 10-Q for the six months ended June 30, 1997 and its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, or HUBCO and its subsidiaries, taken as a whole, breaches in a material respect any representation, warranty or covenant, agreement or obligation under the Merger Agreement and does not cure such breach within 30 days after receipt by HUBCO of a notice of breach, or if Southington's Board of Directors approves another acquisition transaction after determining, upon advice of counsel, that approval was necessary in the exercise of its fiduciary obligations under applicable laws. Southington may also terminate the Merger Agreement if the conditions for Southington to close are not satisfied and are not capable of being satisfied by the Cutoff Date.

         In addition, the Merger Agreement may be terminated by Southington upon occurrence of a Termination Event, as described above under the caption "THE PROPOSED MERGER -- Consideration."

         In the event of a termination, each party will retain all rights and remedies it may have at law or equity under the Merger Agreement. Upon a termination of the Merger Agreement, the transactions contemplated thereby will be abandoned without further action by any party and each party will bear its own expenses.

Accounting Treatment of the Merger

         The Merger is expected to be accounted for by HUBCO under the pooling of interests method of accounting in accordance with generally accepted accounting principles. HUBCO's obligation to consummate the Merger is conditioned upon HUBCO's receipt of assurances from its independent public accountants, Arthur Andersen LLP, that the Merger will be so treated. As required by generally accepted accounting principles, under pooling of interests accounting, as of the Effective Time the assets and liabilities of Southington would be added to those of HUBCO at their recorded book values and the stockholders' equity accounts of HUBCO and Southington would be combined on HUBCO's consolidated balance sheet. On a pooling of interests accounting basis, income and other financial statements of HUBCO issued after consummation of the Merger would be restated retroactively to reflect the consolidated combined financial position and results of operations of HUBCO and Southington as if the Merger had taken place prior to the periods covered by such financial statements. The pro forma financial information contained in this Proxy Statement has been prepared using the pooling of interests accounting basis to account for the Merger. See "PRO FORMA FINANCIAL INFORMATION."

Federal Income Tax Consequences

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY. IT MAY NOT BE APPLICABLE TO CERTAIN CLASSES OF TAXPAYERS, INCLUDING INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS, FOREIGN PERSONS AND PERSONS WHO ACQUIRED SHARES OF SOUTHINGTON COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR RIGHTS OR OTHERWISE AS COMPENSATION. SOUTHINGTON SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

         General. It is intended that the Merger will be treated as a tax-free reorganization as defined in Section 368(a)(1)(A) of the Code and that, accordingly, no gain or loss will be recognized by HUBCO or Southington or by the shareholders of Southington upon the exchange of their shares of Southington Common Stock solely for shares of HUBCO Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in HUBCO Common Stock). Counsel to HUBCO is required, as a condition of Closing, to provide an opinion to HUBCO and to Southington, with respect to the matter covered by the foregoing sentence. With respect to this Proxy Statement, Pitney, Hardin, Kipp & Szuch, counsel to HUBCO, has provided an opinion that, based upon the circumstances as they presently exist, it expects to be able to render the required opinion to both HUBCO and Southington. An opinion of counsel is not binding on the Internal Revenue Service ("IRS") and the IRS could disagree with the opinion. HUBCO did not seek a ruling with respect to the aforementioned tax consequences from the IRS.

         Consequences of Receipt of Cash in Lieu of Fractional Shares. Cash received by a Southington shareholder in lieu of any fractional share interest will be treated as having been received as a payment in exchange for such fractional share interest, and, provided the fractional share would have constituted a capital asset in the hands of such shareholder, the shareholder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted basis in Southington Common Stock allocable to the fractional share interest.

         Basis of HUBCO Common Stock. The basis of HUBCO Common Stock received by a Southington shareholder who receives solely HUBCO Common Stock will be the same as the basis of such shareholder's Southington Common Stock surrendered in exchange therefor.

         Holding Period. The holding period of shares of HUBCO Common Stock received in the Merger by holders of Southington Common Stock will include the period during which such shares of Southington Common Stock surrendered in exchange therefor were held by the holder thereof, provided such shares of Southington Common Stock were held as capital assets.

         Holders of Southington Options. Holders of Southington Options will receive HUBCO Common Stock and cash in lieu of fractional shares in cancellation of their Southington Options. Such persons will be treated as having received compensation taxable as ordinary income in an amount equal to the sum of the cash and the value of the HUBCO Common Stock received by them in exchange for their Southington Options. Holders of Southington Options will be required to deposit an amount for withholding taxes with HUBCO upon receipt of the HUBCO Common Stock.

         Consequences to Dissenting Southington Shareholders. Holders of Southington Common Stock who perfect their dissenters' rights will receive only cash for their shares of Southington Common Stock and should in general recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the shareholder's basis in the Southington Common Stock surrendered therefor. The gain or loss will be characterized as a capital gain or loss if (a) the holder's shares of Southington Common Stock are held as capital assets and (b) the holder receives cash with respect to all shares of Southington Common Stock which the holder owns actually and constructively
(pursuant to the attribution rules of Section 318 of the Code). If the Southington Common Stock is not held as a capital asset it will be treated as ordinary income. If a shareholder is not considered as having disposed of all of his or her stock by reason of the attribution rules, the distribution of cash may be determined to have the "effect of the distribution of a dividend," in which case the distribution will be taxed as a dividend. The determination is made on a shareholder-by-shareholder basis.


                         PRO FORMA FINANCIAL INFORMATION

                   Pro Forma Unaudited Combined Balance Sheet
                            of HUBCO and Southington


         The following pro forma unaudited combined condensed balance sheet combines the historical consolidated balance sheets of HUBCO and Southington giving effect to the Merger which will be accounted for as a pooling of interests, as if the Merger had been effective on June 30, 1997. The information set forth below should be read in conjunction with the historical consolidated financial statements of HUBCO and Southington, including their respective notes thereto, certain of which are incorporated by reference in this Proxy Statement (see "INFORMATION DELIVERED AND INCORPORATED BY REFERENCE"), and in conjunction with the condensed consolidated historical financial information, including the notes thereto, appearing elsewhere in this Proxy Statement. The pro forma financial information does not give effect to any anticipated cost savings or merger-related expenses and restructuring charges in connection with the Merger, nor does it take into account HUBCO's pending acquisitions of Security National Bank & Trust Company of New Jersey and Poughkeepsie Financial Corp. See "CERTAIN INFORMATION REGARDING HUBCO - Recent Developments." The pro forma financial data are not necessarily indicative of the actual financial position that would have occurred had the Merger been consummated on June 30, 1997 or that may be obtained in the future.


Pro forma Unaudited Combined Condensed Balance Sheet
As of June 30, 1997
($ in thousands, except per share data)

                                                                                     Pro forma        Pro forma
                                                     HUBCO        Southington       Adjustments       Combined
                                                  ---------------------------------------------------------------
Assets:
Cash and due from banks                               167,539           8,230            --             175,769
Federal funds sold                                         --           1,000                             1,000
Securities                                            874,394          37,810          (404)            911,800
Loans                                               1,835,905          84,723                         1,920,628
Less:  Allowance for loan losses                      (37,281)         (1,410)                          (38,691)
                                                                   -               -               -
                                                 -------------      ----------      --------        ------------
         Net loans                                  1,798,624          83,313                         1,881,937
                                                 -------------     -----------     ---------       -------------
Other assets                                          134,443           4,926                           139,369
Intangibles, net of amortization                       26,823              --                            26,823
                                                 =============     ===========     =========       =============
     Total Assets                                   3,001,823         135,279          (404)          3,136,698
                                                 =============     ===========     =========       =============

Liabilities and Stockholders' Equity
Deposits:
     Noninterest bearing                         $    599,782      $   27,054      $     --          $  626,836
     Interest bearing                               1,768,479          95,104                         1,863,583
                                                 -------------     -----------     ---------       -------------
         Total Deposits                             2,368,261         122,158                         2,490,419
                                                 -------------     -----------     ---------       -------------
Borrowings                                            233,320           1,000                           234,320
Other liabilities                                      38,521             689                            39,210
                                                 -------------     -----------     ---------       -------------
     Total Liabilities                              2,640,102         123,847            --           2,763,949
                                                 -------------     -----------     ---------       -------------
Subordinated debt                                     100,000              --                           100,000
Capital Trust Securities                               50,000              --                            50,000
Stockholders' Equity:
     Preferred stock                                    3,585              --            --               3,585
     Common stock                                      38,448           7,475        (5,712)             40,211
     Additional paid in capital                        96,797           1,057         5,308             103,162
     Retained earnings                                 71,861           3,002                            74,863
     Other                                              1,030            (102)                              928
                                                 -------------     -----------     ---------       -------------
         Total Capital                                211,721          11,432          (404)            222,749
                                                 =============     ===========     =========       =============
Total Liabilities and Capital                       3,001,823         135,279          (404)          3,136,698
                                                 =============     ===========     =========       =============

Common and common equivalent shares  outstanding
 - maximum                                             23,493                                            24,484
                   - minimum                           23,493                                            24,271
Book value per common and common
 equivalent share  - maximum                             9.01                                              9.10
                   - minimum                             9.01                                              9.18


                         PRO FORMA FINANCIAL INFORMATION

              Pro Forma Unaudited Combined Statements of Income of

                              HUBCO and Southington

         The following pro forma unaudited combined condensed statements of income combine the historical consolidated statements of income of HUBCO and Southington giving effect to the Merger which will be accounted for as a pooling of interests, as if the Merger had occurred on the first day of the applicable periods indicated herein, and the pro forma adjustments described in the notes to the pro forma combined financial statements. The information set forth below should be read in conjunction with the condensed consolidated historical and other pro forma financial information, including the notes thereto, incorporated by reference or appearing elsewhere in this Proxy Statement. The pro forma financial information does not give effect to any anticipated cost savings or Merger related expenses and restructuring charges in connection with the Merger, nor does it take into account HUBCO's pending acquisitions of Security National Bank & Trust Company of New Jersey and Poughkeepsie Financial Corp. See "CERTAIN INFORMATION REGARDING HUBCO - Recent Developments." The pro forma financial information is not necessarily indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future.


Pro forma Unaudited Combined Condensed Statement of Income
For the Six Months Ended June 30, 1997
($ in thousands, except per share data)

                                                                                Pro forma
                                        HUBCO             SOUTHINGTON            Combined
                                    ----------------  --------------------   -----------------
Interest on loans                     $  80,294              $ 3,921           $   84,215
Interest on securities                   29,913                1,191               31,104
Other interest income                       494                   57                  551
                                      ----------             --------          -----------
     Total Interest Income              110,701                5,169              115,870
                                      ----------             --------          -----------
Interest on deposits                     28,036                1,790               29,826
Interest on borrowings                   12,225                   14               12,239
                                      ----------             --------          -----------
     Total Interest Expense              40,261                1,804               42,065
                                      ----------             --------          -----------
         Net Interest Income             70,440                3,365               73,805

Provision for loan losses                 3,102                  403                3,505

Noninterest income                       18,499                  219               18,718
Noninterest expense                      47,138                2,452               49,590
                                      ----------             --------          -----------
     Pre-Tax Income                      38,699                  729               39,428
Income tax provision                     15,174                  271               15,445
                                      ----------             --------          -----------
     Net Income                       $  23,525              $   458           $   23,983
                                      ==========             ========          ===========

Earnings per share:
     Primary-maximum                  $    1.00                                $      .98
     Primary-minimum                  $    1.00                                $      .99
     Fully Diluted - maximum          $    1.00                                $      .98
     Fully Diluted - minimum          $    1.00                                $      .99

Weighted Average Shares Outstanding:
     Primary - maximum                   23,479                                    24,467
     Primary - minimum                   23,479                                    24,260
     Fully Diluted - maximum             23,479                                    24,467
     Fully Diluted - minimum             23,479                                    24,260




Pro forma Unaudited Combined Condensed Statement of Income
For the Year Ended December 31, 1996
($ in thousands, except per share data)

                                                                                     Pro forma
                                           HUBCO              SOUTHINGTON            Combined
                                      -----------------   --------------------   -----------------
Interest on loans                        $ 149,548               $ 7,224           $  156,772
Interest on securities                      53,581                 1,914               55,495
Other interest income                        1,053                   189                1,242
                                         ----------              --------          -----------
     Total Interest Income                 204,182                 9,327              213,509
                                         ----------              --------          -----------
Interest on deposits                        62,704                 3,342               66,046
Interest on borrowings                      10,124                     1               10,125
                                         ----------              --------          -----------
     Total Interest Expense                 72,828                 3,343               76,171
                                         ----------              --------          -----------
         Net Interest Income               131,354                 5,984              137,338

Provision for loan losses                   12,295                   225               12,520

Noninterest income                          30,276                   535               30,811
Noninterest expense                        116,239                 4,507              120,746
                                         ----------              --------          -----------
     Pre-Tax Income                         33,096                 1,787               34,883
Income tax provision                        11,599                   649               12,248
                                         ----------              --------          -----------
     Net Income                          $  21,497               $ 1,138           $   22,635
                                         ==========              ========          ===========

Earnings per share:
     Primary-maximum                     $    0.90                                 $     0.91
     Primary-minimum                     $    0.90                                 $     0.92
     Fully Diluted - maximum             $    0.90                                 $     0.91
     Fully Diluted - minimum             $    0.90                                 $     0.92

Weighted Average Shares Outstanding:
     Primary - maximum                      23,882                                     24,870
     Primary - minimum                      23,882                                     24,662
     Fully Diluted - maximum                23,882                                     24,870
     Fully Diluted - minimum                23,882                                     24,662




Pro forma Unaudited Combined Condensed Statement of Income
For the Year Ended December 31, 1995
($ in thousands, except per share data)

                                                                                   Pro forma
                                            HUBCO             SOUTHINGTON           Combined
                                       -----------------  --------------------  -----------------
Interest on loans                         $ 147,087              $ 7,064          $  154,151
Interest on securities                       54,929                1,243              56,172
Other interest income                         1,635                  300               1,935
                                          ----------             --------         -----------
     Total Interest Income                  203,651                8,607             212,258
                                          ----------             --------         -----------
Interest on deposits                         61,677                2,921              64,598
Interest on borrowings                        8,763                   24               8,787
                                          ----------             --------         -----------
     Total Interest Expense                  70,440                2,945              73,385
                                          ----------             --------         -----------
         Net Interest Income                133,211                5,662             138,873

Provision for loan losses                     9,515                  759              10,274

Noninterest income                           28,225                  452              28,677
Noninterest expense                         102,842                3,742             106,584
                                          ----------             --------         -----------
     Pre-Tax Income                          49,079                1,613              50,692
Income tax provision                         14,514                  570              15,084
                                            --------              -------           ---------
     Net Income                           $  34,565              $ 1,043          $   35,608
                                          ==========             ========         ===========

Earnings per share:
     Primary - maximum                    $    1.41                               $     1.39
     Primary - minimum                    $    1.41                               $     1.40
     Fully Diluted - maximum              $    1.40                               $     1.38
     Fully Diluted - minimum              $    1.40                               $     1.39

Weighted Average Shares Outstanding:
     Primary - maximum                       24,274                                   25,262
     Primary - minimum                       24,274                                   25,054
     Fully Diluted - maximum                 24,797                                   25,785
     Fully Diluted - minimum                 24,797                                   25,578



Pro forma Unaudited Combined Condensed Statement of Income
For the Year Ended December 31, 1994
($ in thousands, except per share data)

                                                                                   Pro forma
                                          HUBCO              SOUTHINGTON           Combined
                                      ----------------   --------------------  -----------------
Interest on loans                       $ 116,593               $ 6,072          $  122,665
Interest on securities                     52,488                   935              53,423
Other interest income                       1,848                   116               1,964
                                        ----------              --------         -----------
     Total Interest Income                170,929                 7,123             178,052
                                        ----------              --------         -----------
Interest on deposits                       47,853                 2,058              49,911
Interest on borrowings                      5,273                    --               5,273
                                        ----------              --------         -----------
     Total Interest Expense                53,126                 2,058              55,184
                                        ----------              --------         -----------
         Net Interest Income              117,803                 5,065             122,868

Provision for loan losses                   9,309                   760              10,069

Noninterest income                         22,420                   608              23,028
Noninterest expense                        94,931                 3,953              98,884
                                        ----------              --------         -----------
     Pre-Tax Income                        35,983                   960              36,943
Income tax provision                       12,595                   236              12,831
                                        ----------              --------         -----------
     Net Income                         $  23,388               $   724          $   24,112
                                        ==========              ========         ===========

Earnings per share:
     Primary - maximum                  $    1.00                                $      .99
     Primary - minimum                  $    1.00                                $     1.00
     Fully Diluted - maximum            $     .99                                $      .98
     Fully Diluted - minimum            $     .99                                $      .99

Weighted Average Shares Outstanding:
     Primary - maximum                     22,969                                    23,957
     Primary - minimum                     22,969                                    23,750
     Fully Diluted - maximum               23,589                                    24,577
     Fully Diluted - minimum               23,589                                    24,370


Notes to Pro Forma Financial Information

(1) It is assumed that the Merger will be accounted for on a pooling of interests accounting basis, and accordingly, the related pro forma adjustments herein reflect, where applicable, a maximum exchange ratio of .787 shares and a minimum exchange ratio of .618 shares of HUBCO Common Stock for each of the 1,245,833 shares of Southington Common Stock which were outstanding on June 30, 1997.

         The pro forma financial information presented herein gives effect to the cancellation of 15,897 shares of HUBCO Common Stock. This adjustment is the result of HUBCO's ownership, as of September 12, 1997, of 20,200 shares of Southington Common Stock at a cost of $404,256.

         The pro forma financial information presented herein has been adjusted to give retroactive effect to a 3% stock dividend approved by the Board of Directors of HUBCO on October 8, 1997 payable on December 1, 1997 to holders of HUBCO Common Stock of record on November 13, 1997.

         In summary, the pro forma information was adjusted for the Merger by the (i) addition of 980,471 shares of HUBCO Common Stock with a stated value of $1.778 per share amounting to $1,743,277; (ii) elimination of 1,245,833 shares of Southington Common Stock with a par value of $6.00 per share amounting to $7,474,998; (iii) cancellation of 15,897 shares of HUBCO Common Stock amounting to $28,264; (iv) addition of 26,972 shares of HUBCO Common Stock amounting to $47,956 in exchange for Southington's stock options; and (v) recording of the remaining net amount of 5,307,773 as a reduction of additional paid in capital of June 30, 1997.

(2) Earnings per share data has been computed based on the combined historical net income applicable to common stockholders of HUBCO using the historical weighted average shares outstanding of HUBCO Common Stock and the weighted average shares outstanding, adjusted to equivalent shares of HUBCO Common Stock, as of the earliest applicable period presented.

(3) The pro forma information presented above does not reflect HUBCO's pending acquisitions of Security National Bank & Trust Company of New Jersey and Poughkeepsie Financial Corp. See "CERTAIN INFORMATION REGARDING HUBCO - Recent Developments" Security National is an $86 million asset bank the shareholders of which are to be paid $34.00 in cash for each share of Security National common stock (a total purchase price of $127 million.) Poughkeepsie is an $880 million asset bank holding company the shareholders of which are to receive 0.30 to 0.32 of a share of HUBCO common stock for each share of Poughkeepsie common stock (Poughkeepsie had 12,700,325 shares of common stock issued and outstanding on the date of announcement of the transaction). Poughkeepsie had total capital of $73,631,000 at June 30, 1997, and net income of $ 1,202,000 for the six months ended June 30, 1997.


                  RIGHTS OF DISSENTING SOUTHINGTON SHAREHOLDERS

         Holders of Southington Common Stock who follow the procedures specified in Section 36a-125(h), which in turn incorporates the provisions of Sections 33-855 through 33-872, inclusive, of the Connecticut General Statues (the "CGS") will be entitled to the rights and remedies of dissenting shareholders. Section 33-856 of the CGS provides that, in connection with a merger for which shareholder approval is required by Section 33-817 of the CGS, any shareholder of a constituent bank who dissents from the merger is entitled to assert dissenters' rights under Section 33-855 to 33-872, inclusive, of the CGS (collectively such rights, "Dissenters' Rights"). In accordance with Sections 33-855 through 33-872, inclusive, of the CGS, if the proposed Merger is approved and consummated, holders of shares of Southington's Common Stock who do not vote in favor of the Merger will have the right to demand the purchase of their shares at the "fair value" immediately before effectuation of the Merger (exclusive of any appreciation or depreciation in anticipation of the Merger) if they fully comply with the provisions of Sections 33-855 through 33-872 of the CGS.

         The following is a brief summary of the procedures set forth in Sections 33-855 through 33-872 which are required to be followed by holders of shares of Southington's Common Stock who wish to dissent from the Merger and demand the purchase of their shares at their fair value. This summary is qualified in its entirety by reference to Sections 33-855 through 33-872, inclusive, the complete texts of which are attached to this Proxy Statement/Prospectus as Appendix D. Dissenting shareholders are advised to seek independent counsel with respect to exercising their dissenters' rights. This Proxy Statement/Prospectus constitutes notice to holders of shares of Southington's Common Stock concerning the availability of Dissenters' Rights under Sections 33-855 through 33-872 of the CGS.

         Dissenting shareholders must satisfy all of the conditions of Sections 33-855 through 33-872. Each dissenting shareholder must, before the taking of the vote on the adoption of the Merger at the Meeting, give written notice to the Secretary of Southington of such shareholder's intent to demand payment for his shares if the Merger is effectuated. This notice must be in addition to and separate from any abstention or any vote, in person or by proxy, cast against approval of the Merger.

         NEITHER VOTING "AGAINST," ABSTAINING FROM VOTING, OR FAILING TO VOTE ON THE ADOPTION OF THE MERGER WILL CONSTITUTE NOTICE OF INTENT TO DEMAND PAYMENT OR DEMAND FOR PAYMENT OF FAIR VALUE WITHIN THE MEANING OF SECTIONS 33-855 THROUGH 33-872, INCLUSIVE.

         A dissenting shareholder must NOT vote for approval and adoption of the Merger. If a holder of shares of Southington's Common Stock returns a signed proxy but does not specify therein a vote "AGAINST" adoption of the Merger Agreement and the Merger provided for therein or an instruction to abstain, the proxy will be voted "FOR" adoption of the Merger Agreement and the Merger, which will have the effect of waiving the rights of that holder of Southington Common Stock to have his shares purchased at fair value. Abstaining from voting or voting against the adoption of the Merger Agreement and the Merger will NOT constitute a waiver of such shareholder's rights.

         After the vote is taken at the Meeting, if the Merger is approved, and in any event no later than 10 days after consummation of the Merger, a "Dissenters' Notice" shall be sent to each dissenting shareholder who has given the written notice described above and did not vote in favor of the Merger. The Dissenters' Notice will state the results of the vote on the Merger Agreement, where the payment demand must be sent, where and when certificates must be deposited and will set a date, not fewer than thirty nor more than sixty days after delivery of such notice, by which the payment demand must be received from the dissenting shareholders. Such notice will include a form for demanding payment that will require that the dissenting shareholder certify whether or not such shareholder acquired beneficial ownership of the shares before August 18, 1997. (PLEASE NOTE THAT SHARES ACQUIRED AFTER AUGUST 18, 1997 ("AFTER ACQUIRED SHARES"), MAY BE SUBJECT TO DIFFERENT TREATMENT IN ACCORDANCE WITH SECTION 33-867 OF THE CGS THAN ARE SHARES ACQUIRED PRIOR TO SUCH DATE). The Dissenters' Notice will also include a copy of Sections 33-855 through 33-872, inclusive, of the CGS. A dissenting shareholder who receives a Dissenters' Notice must comply with the terms of such notice. A dissenting shareholder who does so by demanding payment, depositing his certificates in accordance with the terms of the notice and certifying that beneficial ownership was acquired before August 18, 1997 will retain all other rights of a shareholder until such rights are canceled or modified by the Merger. A dissenting shareholder who receives a Dissenters' Notice and does not comply with the terms therein is not entitled to payment for his shares under Sections 33-855 through 33-872 of the CGS.

         Dissenters' Rights under Sections 33-855 through 33-872, inclusive, may be asserted by either a beneficial shareholder or record shareholder. A record shareholder may assert Dissenters' Rights as to fewer than every share registered in his name only if he dissents with respect to all shares beneficially owned by any one person. A beneficial shareholder may assert Dissenters' Rights as to shares held on his behalf only if he submits the record shareholder's written consent prior to or at the time he asserts Dissenters' Rights and he does so with respect to all shares of which he is beneficial owner or over which he has the power to direct the vote.

         After the Merger is consummated, or upon receipt of a payment demand, the Corporation shall pay each dissenting shareholder who complied with the terms of the Dissenters' Notice the amount the Corporation estimates to be the fair value of the shares, plus accrued interest. Within 30 days of such payment, if a dissenting shareholder believes that the amount paid is less than the fair value of the shares or that the interest due is incorrectly calculated, such shareholder may notify the Corporation in writing of his own estimate of the fair value of the shares and interest due. If such a claim is made by a dissenting shareholder, and it cannot be settled, the Corporation will within 60 days after receiving the payment demand, petition the court to determine the fair value of the shares and accrued interest.

         The costs and expenses of any such court proceeding shall be determined by the court and shall be assessed against the Corporation, but such costs and expenses may be assessed as the court shall deem equitable against any or all dissenting shareholders who are parties to the proceeding if the court finds the action of such dissenting shareholders in failing to accept the Corporation's offer was arbitrary or vexatious or not in good faith. Such expenses may include the fees and expenses of counsel and experts employed by the respective parties.

         All written notices of intent to demand payment of fair value should be sent or delivered to Peter Pfau, The Bank of Southington, 130 North Main Street, Southington, Connecticut 06489-0670. Southington suggests that shareholders use registered or certified mail, return receipt requested, for this purpose.

         HOLDERS OF SHARES OF SOUTHINGTON'S COMMON STOCK CONSIDERING DEMANDING THE PURCHASE OF THEIR SHARES AT FAIR VALUE SHOULD KEEP IN MIND THAT THE FAIR VALUE OF THEIR SHARES DETERMINED UNDER SECTIONS 33-855 THROUGH 33-872, INCLUSIVE, COULD BE MORE, THE SAME, OR LESS THAN THE MERGER CONSIDERATION THEY ARE ENTITLED TO RECEIVE PURSUANT TO THE MERGER IF THEY DO NOT DEMAND THE PURCHASE OF THEIR SHARES AT FAIR VALUE.

         THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE CGS RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS OF SHARES OF SOUTHINGTON'S COMMON STOCK AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTIONS 33-855 THROUGH 33-872 OF THE CGS, WHICH ARE INCLUDED AS APPENDIX D TO THIS PROXY STATEMENT/PROSPECTUS. HOLDERS OF SHARES OF SOUTHINGTON'S COMMON STOCK INTENDING TO DEMAND THE PURCHASE OF THEIR SHARES AT FAIR VALUE ARE URGED TO REVIEW CAREFULLY APPENDIX D AND TO CONSULT WITH LEGAL COUNSEL AS TO BE IN STRICT COMPLIANCE THEREWITH.

                       DESCRIPTION OF HUBCO CAPITAL STOCK


General

         The authorized capital stock of HUBCO presently consists of 51,500,000 shares of HUBCO Common Stock and 10,300,000 shares of preferred stock. As of June 30, 1997, 21,624,468 shares of HUBCO Common Stock were issued, 21,619,164 shares of HUBCO Common Stock were outstanding, and 35,850 shares of HUBCO preferred stock were outstanding. Of the authorized but unissued shares of HUBCO Common Stock, 232,162 shares are reserved for issuance under HUBCO's Restricted Stock Plan, 506,942 shares are reserved for issuance upon exercise of stock options and 66,693 are reserved for issuance upon exercise of warrants.

         Under the terms of HUBCO's Certificate of Incorporation, the Board of Directors has authority at any time (i) to divide any or all of the authorized but unissued shares of preferred stock into series and determine the designations, number of shares, relative rights, preferences and limitations of any such series and (ii) to increase the number of shares of any such series previously determined by it and to decrease such previously determined number of shares to a number not less than that of the shares of such series then outstanding. HUBCO Series A Convertible Preferred Stock was issued pursuant to such authority in connection with HUBCO's acquisition of Washington Bancorp, Inc. on July 1, 1994; no HUBCO Series A Preferred Stock remains outstanding. In December, 1996, as part of the Westport Acquisition, HUBCO issued HUBCO Series B Convertible Preferred Stock; 35,850 shares of HUBCO Series B Convertible Preferred Stock remain outstanding as of June 30, 1997. See " -- Description of HUBCO Preferred Stock".

         HUBCO's Certificate of Incorporation authorizes the Board of Directors of HUBCO (except in connection with certain business combinations), from time to time and without further shareholder action, to issue new shares of authorized but unissued HUBCO Common Stock or preferred stock. Because of its broad discretion with respect to the creation and issuance of HUBCO Common Stock or preferred stock without shareholder approval, the Board of Directors could adversely affect the voting power of holders of HUBCO Common Stock or preferred stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to gain control of HUBCO.

Description of HUBCO Common Stock

         The following description of the HUBCO Common Stock sets forth certain general terms of the HUBCO Common Stock. For an additional description relating to the HUBCO Common Stock, see "COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF SOUTHINGTON AND HUBCO".

         Dividend Rights

         The holders of HUBCO Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors of HUBCO out of funds legally available therefore subject to the preferential dividend rights of any preferred stock that may be outstanding. The only statutory limitation is that such dividends may not be paid when HUBCO is insolvent. Because funds for the payment of dividends by HUBCO come primarily from the earnings of HUBCO's bank subsidiaries, as a practical matter, restrictions on the ability of HUB and Lafayette to pay dividends act as restrictions on the amount of funds available for the payment of dividends by HUBCO.

         As a New Jersey chartered commercial bank, HUB is subject to the restrictions on the payment of dividends contained in the NJBA. Under the NJBA, HUB may pay dividends only out of retained earnings, and out of surplus to the extent that surplus exceeds 50% of stated capital. Under the CBL, Lafayette may pay dividends only from its net profits, and the total of all dividends in any calendar year may not (unless specifically approved by the Commissioner) exceed the total of its net profits of that year combined with its retained net profits of the preceding two years. Under the Financial Institutions Supervisory Act, the FDIC has the authority to prohibit a state-chartered bank from engaging in conduct which, in the FDIC's opinion, constitutes an unsafe or unsound banking practice. Under certain circumstances, the FDIC could claim that the payment of a dividend or other distribution by HUB or Lafayette to HUBCO constitutes an unsafe or unsound practice.

         HUBCO is also subject to certain FRB policies which may, in certain circumstances, limit its ability to pay dividends. The FRB policies require, among other things, that a bank holding company maintain a minimum capital base. The FRB would most likely seek to prohibit any dividend payment which would reduce a holding company's capital below these minimum amounts.

         At June 30, 1997, HUB had $123.2 million available for the payment of dividends to HUBCO, and as of June 30, 1997 Lafayette had $16.2 million available for the payment of dividends to HUBCO. At June 30, 1997, HUBCO had $114.5 million available for shareholder dividends, the payment of which would not reduce any of its capital ratios below the minimum regulatory requirements.

         Voting Rights

         At meetings of shareholders, holders of HUBCO Common Stock are entitled to one vote per share. The quorum for shareholders' meetings is a majority of the outstanding shares entitled to vote represented in person or by proxy. Except as indicated below, all actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of HUBCO Common Stock at a meeting at which a quorum is present.

         The Board of Directors is divided into three classes of directors, each class being as nearly equal in number of directors as possible. Approximately one-third of the entire Board of Directors is elected each year and the directors serve for terms of up to three years, and, in all cases, until their respective successors are duly elected and qualified.

         The exact number of directors and the number constituting each class is fixed from time to time by resolution adopted by a majority of the entire Board of Directors. Shareholders may remove any director from office for cause. The affirmative vote of at least three-quarters of the shares of HUBCO entitled to vote thereon is required to amend or repeal the provisions of HUBCO's Certificate of Incorporation relating to the classification of the Board of Directors and the removal of directors.

         HUBCO's Certificate of Incorporation contains a "minimum price" provision. In the event a "related person" (defined in the Certificate of Incorporation to include persons who, together with their affiliates, own 10% or more of HUBCO's Common Stock) proposes to enter into a Business Combination (as defined in the Certificate of Incorporation) with HUBCO, the proposed transaction will require the affirmative vote of at least three-quarters of the outstanding shares entitled to vote on the transaction, unless either (i) the proposed transaction is first approved by a majority of HUBCO's Board of Directors, or (ii) the shareholders of HUBCO are offered consideration in an amount equal to or in excess of an amount determined in accordance with a formula contained in the Certificate of Incorporation. If either of these tests are met, the proposed transaction need only be approved by the vote otherwise required by law, the Certificate of Incorporation and any agreement with a national securities exchange.

         Liquidation Rights

         In the event of liquidation, holders of HUBCO Common Stock are entitled to receive ratably any assets distributed to shareholders, except that if shares of preferred stock of HUBCO are outstanding at the time of liquidation, such shares of preferred stock may have prior rights upon liquidation.

         Assessment and Redemption

         All outstanding shares of HUBCO Common Stock are fully paid and nonassessable. HUBCO Common Stock is not redeemable at the option of the issuer or the holders thereof.

         Preemptive and Conversion Rights

         Holders of HUBCO Common Stock do not have conversion rights or preemptive rights with respect to any securities of HUBCO.

Description of HUBCO Series B Preferred Stock

         Dividend Rights

         The holders of HUBCO Series B Convertible Preferred Stock (the "HUBCO Series B Preferred Stock") are entitled to receive, when, as and if declared by the Board of Directors of HUBCO out of funds legally available therefore, dividends at a rate to be determined by the Corporation's Board of Directors. All dividends declared on the HUBCO Series B Preferred Stock are pro rata per share and noncumulative. The only statutory limitation is that such dividends may not be paid when HUBCO is insolvent.232205A01082597

         Liquidation Rights

         The holders of HUBCO Series B Preferred Stock are entitled to receive $100.00 per share in the event of any liquidation, dissolution or winding up of HUBCO, subject to the rights of creditors. In the event of liquidation, dissolution or winding up, the preferential amounts with respect to the HUBCO Series B Preferred Stock and any stock on parity with HUBCO Series B Preferred Stock, shall be distributed pro rata in accordance with the aggregate preferential amounts of the HUBCO Series B Preferred Stock and such stock on parity, if any, out of or to the extent of the net assets of HUBCO legally available for such distribution before any distributions are made with respect to any stock junior to the rights of HUBCO Series B Preferred Stock.

         Redemption

         The HUBCO Series B Preferred Stock is not redeemable at the option of the issuer or the holders thereof.

         Preemptive and Conversion Rights

         Holders of HUBCO Series B Preferred Stock have an option to convert such stock into fully paid and nonassessable shares of HUBCO Common Stock. As of June 30, 1997, the conversion rate was 33.2175 shares of Common Stock for each share of HUBCO Series B Preferred Stock (the "Conversion Ratio"). The Conversion Ratio is subject to adjustment upon certain events, including the issuance of HUBCO Common Stock as a dividend with respect to the outstanding HUBCO Common Stock, subdivision or combinations of HUBCO Common Stock, the issuance to holders of HUBCO Common Stock generally of rights or warrants to subscribe for HUBCO Common Stock, or the distribution to holders of HUBCO Common Stock generally of evidences of indebtedness, assets (excluding dividends in cash out of retained earnings) or rights or warrants to subscribe for securities of HUBCO other than those mentioned herein. Notwithstanding the foregoing, the Conversion Ratio is not subject to adjustment to the extent HUBCO issues any HUBCO Common Stock in connection with any employee compensation and benefits plans, employee agreements and contracts.

         Voting Rights

         Holders of shares of HUBCO Series B Preferred Stock vote together as a class with holders of HUBCO Common Stock for the election of directors and all other matters to which holders of HUBCO Common Stock are entitled to vote. Each share of HUBCO Series B Preferred Stock is entitled to a number of votes equal to the Conversion Ratio as the same may be adjusted from time to time.


                    COMPARISON OF THE RIGHTS OF SHAREHOLDERS
                            OF SOUTHINGTON AND HUBCO

General

         Southington is a Connecticut bank and trust company (sometimes referred to as a "capital stock bank") incorporated under the CBL and HUBCO is a business corporation incorporated in New Jersey under the NJBCA. The rights of Southington shareholders are currently governed by Connecticut banking law and with respect to corporate administration and procedure, to the extent not inconsistent or inapplicable by its terms, Connecticut corporate law. At the Effective Time, each Southington shareholder will become a shareholder of HUBCO and the rights of shareholders of HUBCO are governed by New Jersey corporate law. The following is a comparison of certain provisions of New Jersey corporate law and Connecticut law and the respective certificates of incorporation and by-laws of each of Southington and HUBCO. This summary does not purport to be complete and is qualified in its entirety by reference to the CBL, the Connecticut Business Corporation Act (the "CBCA"), and the NJBCA, which statutes may change from time to time, and the respective certificates of incorporation and by-laws of HUBCO and Southington, which also may be changed. Effective January 1, 1997, the Stock Corporation Act (the "SCA") was repealed and replaced by the CBCA, which represents a substantial rewriting and recodification of Connecticut corporate law.

Voting Requirements

         Under the New Jersey Business Corporation Act, unless a greater vote is specified in the certificate of incorporation, any amendment to a New Jersey corporation's certificate of incorporation, the voluntary dissolution of the corporation, or the sale or other disposition of all or substantially all of its assets other than in the ordinary course of business or the merger or consolidation of the corporation with another corporation, requires in each case the affirmative vote of a majority of the votes cast by shareholders of the corporation entitled to vote thereon. The HUBCO Certificate contains a "minimum price" provision which requires the affirmative vote of 75% of the outstanding shares entitled to vote on certain transactions involving "related persons" unless the proposed transaction is either first approved by a majority of the HUBCO Board or the shareholders of HUBCO are offered consideration in an amount equal to or in excess of an amount determined in accordance with a formula contained in the HUBCO Certificate. (See "DESCRIPTION OF HUBCO CAPITAL STOCK -- Description of HUBCO Common Stock -- Voting Rights.")

         Applicable Connecticut law provides that a bank may amend its certificate of incorporation, generally, if more shareholders vote for the amendment than vote against. Higher voting requirements are necessary in the event of a proposed change of name, merger, voluntary dissolution, or sale of all or substantially all assets (two-thirds of outstanding shares of each class entitled to vote thereon) or where dissenters' rights are thereby created (a majority of the votes cast). The proportional shareholder vote required by such law for approval of the foregoing transactions may, within limits, be varied by the bank's certificate of incorporation; however, Southington's Articles of Incorporation presently contain no such variations.

         All shareholder voting rights of Southington presently are vested in the holders of Southington Common Stock. All shareholder voting rights of HUBCO presently are vested in the holders of the HUBCO Common Stock.

Preferred Stock

         The authorized capital stock of HUBCO consists of 51,500,000 shares of HUBCO Common Stock and 10,300,000 shares of preferred stock. As of June 30, 1997, 21,624,468 shares of HUBCO Common Stock were issued, 21,619,164 shares of HUBCO Common Stock were outstanding, and 35,850 shares of HUBCO Series B Convertible Preferred Stock were outstanding. Under the terms of the HUBCO Certificate, the HUBCO Board has authority at any time to divide any or all of the authorized but unissued shares of preferred stock into series, determine the designations, number of shares, relative rights, preferences, and limitations of any such series and authorize the issuance of such series. (See "DESCRIPTION OF HUBCO CAPITAL STOCK -- General.")

         Southington does not have authorized preferred stock.

Classified Board of Directors

         The NJBCA permits a New Jersey corporation to provide for a classified board. HUBCO currently has a classified Board of Directors. The Board is divided into three classes, with one class of directors generally elected for a three-year term at each annual meeting.

         Applicable Connecticut law permits a capital stock Connecticut bank to provide for the classification of directors in its certificate of incorporation. Southington's Articles of Incorporation contain such a provision and divides the Southington Board into three classes, to be as nearly equal in number of directors as possible, and with one class of directors generally elected for a three-year term at each annual meeting.

Rights of Dissenting Shareholders

         Shareholders of a New Jersey corporation who dissent from a merger, consolidation, sale of all or substantially all of the corporation's assets or certain other corporate transactions are generally entitled to appraisal rights. No statutory right of appraisal exists, however, where the stock of the New Jersey corporation is (i) listed on a national securities exchange, (ii) is held of record by not less than 1,000 holders, or (iii) where the consideration to be received pursuant to the merger, consolidation or sale consists of cash or securities or other obligations which, after the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders. HUBCO's shares are presently held by more than 1,000 holders.

         Generally, shareholders of a capital stock Connecticut bank who dissent from a merger or consolidation of the bank are entitled to appraisal rights. The shareholders of Southington have statutory rights of appraisal with respect to the Merger. See "RIGHTS OF DISSENTING SOUTHINGTON SHAREHOLDERS."

Shareholder Consent to Corporate Action

         Except as otherwise provided by the certificate of incorporation (and the HUBCO Certificate presently is silent on this issue), the NJBCA permits any action required or permitted to be taken at any meeting of a corporation's shareholders, other than the annual election of directors, to be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting of shareholders at which all shareholders entitled to vote were present and voting. The annual election of directors, if not conducted at a shareholders' meeting, may only be effected by unanimous written consent. Under the NJBCA, a shareholder vote on a plan of merger or consolidation, if not conducted at a shareholders' meeting, may only be effected by either: (i) unanimous written consent of all shareholders entitled to vote on the issue with advance notice to any other shareholders, or (ii) written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, together with advance notice to all other shareholders.

         The CBCA permits any action which may be taken at a meeting of shareholders to be taken without a meeting as follows: (i) by consent in writing, setting forth the action so taken or to be taken, signed by all of the persons who would be entitled to vote upon such action at a meeting, or by their duly authorized attorneys; or (ii) if the certificate of incorporation so provides, by consent in writing, setting forth the action to be taken, signed by persons holding such designated proportion, not less than a majority, of the voting power of shares, or of the shares of any particular class, entitled to vote thereon or to take such action, as may be provided in the certificate of incorporation, or their duly authorized attorneys; except that directors may not be elected by action of shareholders without a meeting of shareholders other than by unanimous written consent, or pursuant to a plan of merger. The Southington Articles of Incorporation are silent on this issue of shareholder consent to corporate action.

Dividends

         Unless there are other restrictions contained in its certificate of incorporation (and the HUBCO Certificate presently contains none), the NJBCA generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment. Because funds for the payment of dividends by HUBCO come primarily from the earnings of HUBCO's bank subsidiaries, as a practical matter, restrictions on the ability of HUB or Lafayette to pay dividends act as restrictions on the amount of funds available for the payment of dividends by HUBCO. At June 30, 1997, HUBCO had approximately $114.5 million available for shareholder dividends. For a description of the regulatory restrictions on dividend payments by HUB and Lafayette, see "DESCRIPTION OF HUBCO CAPITAL STOCK -- Description of HUBCO Common Stock -- Dividend Rights."

         Under applicable Connecticut law, the amount of cash dividends that Southington may declare in any calendar year is limited to the current year's "net profits" and the prior two years' retained "net profits," as defined. At June 30, 1997, Southington had approximately $2,234,313 available for shareholder dividends.


By-laws

         Under the NJBCA, the board of directors of a New Jersey corporation has the power to adopt, amend, or repeal the corporation's by-laws, unless such powers are reserved in the certificate of incorporation to the shareholders (which the HUBCO Certificate presently does not do).

         Under applicable Connecticut law and Southington's Articles of Incorporation and By-Laws, Southington's By-Laws may be amended or repealed and new by-laws may be adopted (subject to limited exceptions) by either the vote of a majority of the Southington Board or the vote of the majority of the outstanding shares of Southington entitled to vote thereon.

Shareholder Protection Legislation

         The New Jersey Shareholders Protection Act (the "NJSPA") limits certain transactions involving an "interested shareholder" and a "resident domestic corporation." An "interested shareholder" is one that is directly or indirectly a beneficial owner of 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation. The NJSPA prohibits certain business combinations between an interested shareholder and a resident domestic corporation for a period of five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors prior to the interested shareholder's stock acquisition date. After the five-year period expires, the prohibition on certain business combinations continues unless the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder, the combination is approved by the board prior to the interested shareholder's stock acquisition date or certain fair price provisions are satisfied. The NJSPA is not applicable to Southington shareholders because Southington is not a "resident domestic corporation" (as that term is defined in the NJSPA).

         Under applicable Connecticut law, certain "business combinations" between a "resident domestic corporation" and an "interested shareholder" are prohibited. An "interested shareholder" is any person that is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding shares of a resident domestic corporation or is an "affiliate" or "associate" (as such terms are defined in the statute) of a resident domestic corporation and, at any time within the previous two years, has been a beneficial owner of 10% of the voting shares of such corporation. Such business combinations are prohibited for a period of five years from the date on which the shareholder became an interested shareholder of the resident domestic corporation in question, unless such combination was approved both by the board of directors of such resident domestic corporation and by a majority of such corporation's nonemployee directors (of which there shall be at least two), prior to the date on which the interested shareholder first became an interested shareholder under the applicable definition.

         Applicable Connecticut law also contains so-called "fair price" provisions that prohibit certain business combinations between a target corporation and an "interested shareholder", being defined for these purposes as a person, other than the target corporation or any of its subsidiaries, that (i) is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding shares of voting stock of the target corporation or
(ii) is an affiliate of the target corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of voting stock of the target corporation. Under such provisions, the board of directors of the target corporation can approve a business combination at any time prior to the time the interested shareholder first became an interested shareholder. In the absence of such pre-approval, however, the proposed business combination must first be approved by the board of directors of the target corporation and, unless complex fair price and other conditions are met, thereafter, by the affirmative vote of a specified super majority of shareholders of the target corporation, i.e., 80% of the voting power of shares of the target corporation and two-thirds of the voting power of shares other than those held by the interested shareholder and his affiliates and associates.

Limitations of Liability of Directors and Officers

         Under New Jersey law, a corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' or officers' liability to the corporation or its shareholders for monetary damage for breaches of their fiduciary duty as a director. A similar provision under Delaware law applies to directors, but not officers.

         Under New Jersey law, a director or officer cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. HUBCO's Certificate of Incorporation contains a provision which limits a director's or officer's liability to the full extent permitted by New Jersey law.

         Under Connecticut law, unless a corporation's certificate of incorporation provides otherwise (Southington's does not), a corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. A corporation may indemnify an individual made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if: (i) he conducted himself in good faith; and (ii) he reasonably believed (a) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and (b) in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

         Southington's Articles of Incorporation provide that to the extent permitted by applicable law, the personal liability of the directors to Southington or its shareholders for monetary damages for breach of duty as a director shall be limited to an amount equal to the compensation received by the director for serving the institution during the year of violation. Certain exceptions to this limitation apply by law.


                              SHAREHOLDER PROPOSALS

         Any proposal which a Southington shareholder wishes to have included in the proxy materials of Southington if Southington has a 1998 Annual Meeting of Shareholders must be presented to Southington no later than January 23, 1998.


                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Southington Board of Directors knows of no other matters to be presented for action by the stockholders at the Meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.


                                  LEGAL OPINION

         Certain legal matters relating to the issuance of the shares of HUBCO Common Stock offered hereby will be passed upon by Pitney, Hardin, Kipp & Szuch, counsel to HUBCO. Attorneys in the law firm of Pitney, Hardin, Kipp & Szuch, beneficially owned 627 shares of HUBCO Common Stock as of September 15, 1997.


                                     EXPERTS

         The financial statements of Southington as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996, incorporated herein by reference, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their report with respect thereto, incorporated by reference herein and given upon the authority of said firm as experts in accounting and auditing. The aforementioned report of KPMG Peat Marwick LLP refers to an uncertainty in connection with a lawsuit in which Southington is a defendant.

         The consolidated financial statements of HUBCO as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         KPMG Peat Marwick LLP will have a representative at the Meeting who will have an opportunity to make a statement if such representative desires, and who will be available to respond to appropriate questions.

                                                                 Appendix A

         On October 8, 1997, the Board of Directors of HUBCO approved a 3% stock dividend, payable December 1, 1997 to common stockholders of record on November 13, 1997 (the "Stock Dividend"). All share and per share data regarding HUBCO's Common Stock set forth in the Proxy Statement/Prospectus has been adjusted to give retroactive effect to the Stock Dividend as if the Stock Dividend occurred prior to the periods reported in the Proxy Statement/Prospectus. The Merger Agreement reproduced below, provides for adjustment to the exchange ratio in the event of transactions such as the Stock Dividend. While references in the Proxy Statement/Prospectus to the exchange ratio have been adjusted to give effect to the Stock Dividend, the Merger Agreement has not been adjusted because the Merger Agreement was signed prior to the Stock Dividend.

                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER, dated August 18, 1997 (this
"Agreement"), among HUBCO, INC. ("HUBCO"), a New Jersey corporation and registered bank holding company, LAFAYETTE AMERICAN BANK AND TRUST COMPANY, a state bank and trust company organized under the laws of Connecticut and a wholly-owned subsidiary of HUBCO ("Lafayette"), and THE BANK OF SOUTHINGTON, a state bank and trust company organized under the laws of Connecticut ("Southington").

                                    RECITALS

                  HUBCO desires to acquire Southington and Southington's Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of Southington and its shareholders. The acquisition will be accomplished by merging Southington with and into Lafayette, with Lafayette surviving.

                  As a condition for HUBCO to enter into this Agreement, HUBCO has required that it receive an option on certain authorized but unissued shares of Southington Common Stock (as hereinafter defined) and, simultaneously with the execution of this Agreement, Southington is issuing an option to HUBCO to purchase 275,000 shares of the authorized and unissued Southington Common Stock at an option price of $16.00 per share, subject to adjustment and subject to the terms and conditions set forth in the agreement governing such option.

                  The Boards of Directors of Southington, HUBCO and Lafayette have duly adopted and approved this Agreement and the Board of Directors of Southington has directed that it be submitted to Southington's shareholders for approval.

                  NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

                             ARTICLE I - THE MERGER

                  1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Southington shall be merged with and into Lafayette (the "Merger") in accordance with Section 36a-125 of the Banking Law of Connecticut (the "Connecticut Banking Act"), and Lafayette shall be the surviving bank (the "Surviving Bank"), the name of which shall continue to be Lafayette American Bank and Trust Company. The principal office of the Surviving Bank shall be the principal office of Lafayette. Exhibit 1 to this Agreement lists (i) the locations of the principal offices of and branch offices of Southington and Lafayette; (ii) the locations of all branch offices and the main office of the Surviving Bank; and (iii) the amount of the capital stock, the number of shares, the par value and the amount of surplus of the Surviving Bank.

                  1.2. Effect of the Merger. At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of Lafayette and Southington and thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Lafayette and Southington shall vest in the Surviving Bank and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Lafayette and Southington and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. In addition, any reference to either of Lafayette or Southington in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Lafayette or Southington is a party, shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made, or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Lafayette or Southington as if the Merger had not occurred.

                  1.3. Certificate of Incorporation. As of the Effective Time, the certificate of incorporation of Lafayette as it exists at the Effective Time shall be the certificate of incorporation of the Surviving Bank and shall not be amended by this Agreement or the Merger but thereafter may be amended as provided by law.

                  1.4. By-laws. As of the Effective Time, the By-laws of Lafayette shall be the By-laws of the Surviving Bank until otherwise amended as provided by law.

                  1.5. Directors and Officers. As of the Effective Time, the directors and officers of Lafayette shall become the directors and officers of the Surviving Bank. The names of the current directors and officers of Lafayette are listed on Exhibit 1.

                  1.6. Closing Date, Closing and Effective Time. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., at the offices of Pitney, Hardin, Kipp & Szuch, 200 Campus Drive, Florham Park, New Jersey, on a date determined by HUBCO on at least five business days notice (the "Closing Notice") given to Southington, which date (the "Closing Date") shall be not later than 15 business days following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing). In the Closing Notice, HUBCO shall specify the "Determination Date" for purposes of determining the Median Pre-Closing Price (as hereinafter defined), which date shall be not more than ten business days prior to the Closing Date set forth in the Closing Notice. The Merger shall become effective (and be consummated) upon the date specified in a certificate executed by HUBCO, Lafayette and Southington filed with the Connecticut Secretary of State after the approval of the Connecticut Commissioner of Banking (the "Commissioner"). Southington shall not unreasonably withhold its approval of the Effective Time, which shall be consistent with this section. The certificate filed with the Secretary of State shall specify as the "Effective Time" of the Merger a date, immediately following the Closing, agreed to by HUBCO and Southington. Following the execution of this Agreement, HUBCO and Southington shall, if required or advised to do so by applicable regulatory authorities, execute and deliver a simplified or supplemental merger agreement, both in form and substance reasonably satisfactory to the parties hereto and consistent with the terms hereof, for delivery to the Secretary of State and the Commissioner in connection with the approval of the Merger by the regulatory authorities.

                  1.7. Assurance by HUBCO. HUBCO shall provide the Commissioner with such assurances as the Commissioner reasonably shall require that after the Effective Time, Lafayette will comply with applicable minimum capital requirements.

                  ARTICLE II - CONVERSION OF SOUTHINGTON SHARES

                  2.1. Conversion of Southington Common Stock. Each share of common stock, par value $6.00 per share, of Southington ("Southington Common Stock"), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares as defined in Section 2.4) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as follows:

                  (a) Exchange Ratio. Subject to the provisions of this Section 2.1, each share of Southington Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares and shares to be cancelled pursuant to Section 2.1(d)) shall be converted at the Effective Time into the number of shares of Common Stock, no par value, of HUBCO ("HUBCO Common Stock") equal to the exchange ratio (the "Exchange Ratio") determined as follows:

                           (i) If the Median  Pre-Closing  Price (as hereinafter
defined) is equal to or greater than $35.00, the Exchange Ratio shall be 0.600;

                           (ii) If the  Median  Pre-Closing  Price is less  than
$35.00 but greater than $27.50, the Exchange Ratio shall be equal to the quotient obtained by dividing $21.00 by the Median Pre-Closing Price and rounding the result to the nearest one-thousandth; and

                           (iii) If the Median  Pre-Closing Price is equal to or
less than $27.50, the Exchange Ratio shall be 0.764; provided, however, that if the Median Pre-Closing Price is less than $22.00, the Board of Directors of Southington shall have the right, exercisable only until 11:59 p.m. on the third business day following the Determination Date (or the third business day following receipt by Southington of the Closing Notice, if later), to terminate this Agreement by giving HUBCO notice of such termination, referring to this
Section 2.1, and this Agreement shall be terminated pursuant to such notice, subject to Section 7.1, effective as of 11:59 p.m. on the third business day following receipt of such notice by HUBCO, unless prior to 11:59 p.m. on the third business day following receipt of such termination notice, HUBCO sends notice to Southington agreeing that the Exchange Ratio shall be equal to the quotient obtained by dividing $16.81 by the Median Pre-Closing Price.

                  The "Median Pre-Closing Price" shall be determined by taking the price half-way between the Closing Prices left after discarding the 4 lowest and 4 highest Closing Prices in the 10 consecutive trading day period which ends on (and includes) the Determination Date. The "Closing Price" shall mean the closing price of HUBCO Common Stock as supplied by the NASDAQ Stock Market and published in The Wall Street Journal. A "trading day" shall mean a day for which a Closing Price is so supplied and published.

                  (b) Conversion of Southington Certificates. At the Effective Time, all shares of Southington Common Stock (other than those cancelled pursuant to Section 2.1(d)) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing any such shares (other than Dissenting Shares and those cancelled pursuant to Section 2.1(d)) shall thereafter represent the right to receive the Merger Consideration (as defined in Section 2.2(b)). The holders of such certificates previously evidencing such shares of Southington Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Southington Common Stock except as otherwise provided herein or by law. Certificates previously evidencing shares of Southington Common Stock (other than Dissenting Shares and those cancelled pursuant to Section 2.1(d)) shall be exchanged for certificates evidencing shares of HUBCO Common Stock issued pursuant to this Article II, upon the surrender of such certificates in accordance with this Article II. No fractional shares of HUBCO Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e).

                  (c)  Capital  Changes.  If  between  the date  hereof  and the
Effective Time the outstanding shares of HUBCO Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, stock split, reclassification, recapitalization, merger, combination or exchange of shares, the Exchange Ratio and the definition of Closing Price (as set forth in Section 2.1(a)) shall be correspondingly adjusted to reflect such stock dividend, stock split, reclassification, recapitalization, merger, combination or exchange of shares.

                  (d) Cancelled Shares. All shares of Southington Common Stock held by Southington in its treasury or held immediately prior to the Effective Time by HUBCO or any of its subsidiaries (other than shares held by it as trustee or in a fiduciary capacity or held as collateral on or in lieu of a debt previously contracted) shall be cancelled.

                  2.2.  Exchange of Certificates.

                  (a) Exchange Agent. As of the Effective Time, HUBCO shall deposit, or shall cause to be deposited, with a bank or trust company designated by HUBCO, which may be the Trust Department of Lafayette or of another banking subsidiary of HUBCO (the "Exchange Agent"), for the benefit of the holders of shares of Southington Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing shares of HUBCO Common Stock and cash in such amount such that the Exchange Agent possesses such number of shares of HUBCO Common Stock and such amount of cash as are required to provide all of the consideration required to be exchanged by HUBCO pursuant to the provisions of this Article II (such certificates for shares of HUBCO Common Stock, together with any dividends or distributions with respect thereto, and cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the HUBCO Common Stock and cash out of the Exchange Fund in accordance with Section 2.1. Except as contemplated by Section 2.2(f) hereof, the Exchange Fund shall not be used for any other purpose.

                  (b) Exchange Procedures. As soon as reasonably practicable either before or after the Effective Time, HUBCO will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Southington Common Stock (other than Dissenting Shares and shares cancelled pursuant to Section 2.1(d)) (the "Certificates"), (i) a letter of transmittal (which is reasonably agreed to by HUBCO and Southington and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as HUBCO may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of HUBCO Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of HUBCO Common Stock which such holder has the right to receive in respect of the shares of Southington Common Stock formerly evidenced by such Certificate in accordance with Section 2.1, (B) cash in lieu of fractional shares of HUBCO Common Stock to which such holder may be entitled pursuant to Section 2.2(e) and (C) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) (the shares of HUBCO Common Stock, dividends, distributions and cash described in clauses (A), (B) and (C) being collectively, the "Merger Consideration") and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Southington Common Stock which is not registered in the transfer records of Southington, a certificate evidencing the proper number of shares of HUBCO Common Stock and/or cash may be issued and/or paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of Southington Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

                  (c) Distributions with Respect to Unexchanged Shares of HUBCO Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to HUBCO Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HUBCO Common Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing shares of HUBCO Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of HUBCO Common Stock to which such holder may have been entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of HUBCO Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of HUBCO Common Stock. No interest shall be paid on the Merger Consideration.

                  (d) No Further Rights in Southington Common Stock. All shares of HUBCO Common Stock issued and cash paid upon conversion of the shares of Southington Common Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Southington Common Stock.

                  (e) No Fractional Shares. No certificates or scrip evidencing fractional shares of HUBCO Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of HUBCO. Cash shall be paid in lieu of fractional shares of HUBCO Common Stock, in an amount determined by multiplying the fraction by the Median Pre-Closing Price.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Southington Common Stock for two years after the Effective Time shall be delivered to HUBCO, upon demand, and any holders of Southington Common Stock who have not theretofore complied with this Article II shall thereafter look only to HUBCO for the Merger Consideration to which they are entitled.

                  (g) No Liability. Neither HUBCO nor Lafayette nor the Exchange Agent shall be liable to any holder of shares of Southington Common Stock for any such shares of HUBCO Common Stock or cash (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) Withholding Rights. HUBCO shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Southington Common Stock, the minimum amounts (if any) that HUBCO is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by HUBCO, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Southington Common Stock in respect of which such deduction and withholding was made by HUBCO.

                  2.3. Stock Transfer Books. At the Effective Time, the stock transfer books of Southington shall be closed and there shall be no further registration of transfers of shares of Southington Common Stock thereafter on the records of Southington. On or after the Effective Time, any Certificates presented to the Exchange Agent or HUBCO for transfer shall be converted into the Merger Consideration.

                  2.4. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any holder of Southington Common Stock shall have the right to dissent in the manner provided in the Connecticut Banking Act, and if all necessary requirements of the Connecticut Banking Act are met, such shares shall be entitled to payment in cash from the Surviving Bank of the fair value of such shares as determined in accordance with the Connecticut Banking Act. All shares of Southington Common Stock as to which the holder properly exercises dissenters' rights in accordance with the Connecticut Banking Act shall constitute "Dissenting Shares" unless and until such rights are waived, by the party initially seeking to exercise such rights.

                  2.5. Lafayette Common Stock. The shares of common stock of Lafayette outstanding immediately prior to the Effective Time shall not be effected by the Merger but shall be the same number of shares of the Surviving Bank.

                  2.6  Southington Stock Options.

                  At the Effective Time, each option (each, a "Stock Option") outstanding pursuant to either the Southington 1995 Incentive Stock Option Plan or the Southington 1997 Employee Stock Option Plan (collectively, the "Southington Stock Option Plan") shall be converted into HUBCO Common Stock in accordance with the following formula:

                           (i) Each outstanding Stock Option shall be valued at an amount (the "Option Value") determined by multiplying the Median Pre-Closing Price by the Exchange Ratio and then subtracting the stated exercise price for the Stock Option.

                           (ii) Each holder of Stock Options shall receive, at the Effective Time, a number of shares of HUBCO Common Stock equal to the aggregate Option Value for all of such holder's Stock Options, divided by the Median Pre-Closing Price.

                           (iii) Cash shall be paid in lieu of fractional shares, in an amount determined by multiplying the fraction by the Median Pre-Closing Price.

           ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SOUTHINGTON

                  References herein to the "Southington Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of
Article III of this Agreement, which have been delivered on the date hereof by Southington to HUBCO. Southington hereby represents and warrants to HUBCO and Lafayette as follows:

                  3.1.  Corporate Organization.

                  (a) Southington is a state bank and trust company duly organized, validly existing and in good standing under the laws of the State of Connecticut. Southington has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Southington. Southington is a state-chartered bank and trust company whose deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC") to the fullest extent permitted by law. The Southington Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and By-Laws of Southington, as in effect on the date hereof.

                  (b) Except as set forth in the Southington Disclosure Schedule, Southington has no subsidiaries. When used with reference to Southington, the term "subsidiary" means any corporation, partnership, joint venture or other legal entity in which Southington, directly or indirectly, owns at least a 50 percent stock or other equity interest or for which Southington, directly or indirectly, acts as a general partner.

                  3.2. Capitalization. The authorized capital stock of Southington consists of 4,000,000 shares of Southington Common Stock. As of the date hereof, there are 1,246,012 shares of Southington Common Stock issued and outstanding. All issued and outstanding shares of Southington Common Stock have been duly authorized and validly issued, are fully paid and no assessment has been made on such shares. Except as set forth in the Southington Disclosure Schedule, Southington has not granted and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of Southington or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares. Each Stock Option which will be outstanding on the Closing Date is now, or on the Closing Date will be automatically by virtue of the Merger and without further action on the part of Southington or the holder thereof, fully vested.

                  3.3.  Authority; No Violation.

                  (a) Subject to the approval of this Agreement and the transactions contemplated hereby by the shareholders of Southington, Southington has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Southington in accordance with the Certificate of Incorporation of Southington and applicable laws and regulations. Except for such approval, no other corporate proceedings on the part of Southington are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Southington and constitutes the valid and binding obligation of Southington, enforceable against Southington in accordance with its terms.

                  (b) Neither the  execution  and delivery of this  Agreement by
Southington, nor the consummation by Southington of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Southington with any of the terms or provisions hereof, will (i) violate any provision of Southington's Certificate of Incorporation or By-laws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Southington or any of its properties or assets, or (iii) except as set forth in the Southington Disclosure Schedule, violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Southington under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Southington is a party, or by which it or any of its properties or assets may be bound or affected, except, with respect to
(ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Southington and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to or required by the FDIC, the Commissioner, the Connecticut Department of Banking (the "Department"), the Connecticut Department of Environmental Protection (the "DEP"), the Securities and Exchange Commission (the "SEC"), state blue sky authorities or other applicable governmental authorities, and the shareholders of Southington, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Southington in connection with (x) the execution and delivery by Southington of this Agreement and (y) the consummation by Southington of the Merger and the other transactions contemplated hereby, except such as are listed in the Southington Disclosure Schedule and as individually or in the aggregate will not (if not obtained) have a material adverse effect on the business, operations, assets or financial condition of Southington or prevent or delay the consummation of the transactions contemplated hereby. To the best of Southington's knowledge, no fact or condition exists which Southington has reason to believe will prevent it from obtaining the aforementioned consents or approvals.

                  3.4.  Financial Statements.

                  (a) The Southington Disclosure Schedule sets forth copies of the balance sheets of Southington as of December 31, 1996 and 1995, and the related income statements, statements of changes in stockholders' equity and cash flow statements for the periods ended December 31, in each of the three years 1994 through 1996, in each case accompanied by the audit report (which report includes explanatory paragraphs relating to certain regulatory matters) of KPMG Peat Marwick, LLP ("KPMG"), independent public accountants with respect to Southington, and the unaudited balance sheets of Southington as of March 31, 1997 and June 30, 1997, and the related unaudited income statements, unaudited statements of changes in stockholders' equity and unaudited cash flow statements of Southington for the periods ended March 31, 1997 and June 30, 1997 as reported in HUBCO's Quarterly Report on Form F-4, filed with the FDIC (collectively, the "Southington Financial Statements"). The Southington Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the financial position of Southington as of the respective dates set forth therein, and the related income statements, statements of changes in stockholders' equity and cash flow statements fairly present the results of operations, changes in stockholders' equity and cash flows of Southington for the respective fiscal periods set forth therein.

                  (b) The books and records of Southington are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the Southington Financial Statements (including the notes thereto), as of June 30, 1997, Southington had no liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Southington which were required by GAAP (consistently applied) to be accrued in Southington's balance sheet as of June 30, 1997 or disclosed in the footnotes to the financial statements in accordance with FSAS No. 5. Since June 30, 1997, Southington has not incurred any liabilities except in the ordinary course of business and consistent with prudent banking practice, except as related to the transactions contemplated by this Agreement.

                  3.5. Broker's and Other Fees. Except for Endicott Financial Advisors LLC ("Endicott"), neither Southington nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. Southington's agreement with Endicott is set forth in the Southington Disclosure Schedule. There are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by Southington.

                  3.6.  Absence of Certain Changes or Events.

                  (a) Except as set forth in the Southington Disclosure schedule, there has not been any material adverse change in the business, operations, assets or financial condition of Southington since June 30, 1997 and to the best of Southington's knowledge, no facts or condition exists which Southington believes will cause such a material adverse change in the future.

                  (b) Except as set forth in the Southington Disclosure Schedule, Southington has not taken or permitted any of the actions set forth in
Section 5.2 hereof between June 30, 1997 and the date hereof and, except for execution of this Agreement and the agreement described in Section 3.5, Southington has conducted its business only in the ordinary course, consistent with past practice.

                  3.7. Legal Proceedings. Except as disclosed in the Southington
Disclosure Schedule, and except for ordinary routine litigation incidental to the business of Southington, Southington is not a party to any, and there are no pending or, to the best of Southington's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Southington which, if decided adversely to Southington, individually or in the aggregate could have a material adverse effect on the business, operations, assets or financial condition of Southington. Except as disclosed in the Southington Disclosure Schedule, Southington is not a party to any order, judgment or decree entered in any lawsuit or proceeding.

                  3.8.  Taxes and Tax Returns.

                  (a) Southington has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by it in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to HUBCO in writing). Southington has established (and until the Effective Time will establish) on its books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of Southington through such date. The Southington Disclosure Schedule identifies the federal income tax returns of Southington which have been examined by the Internal Revenue Service (the "IRS") within the past six years. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. The Southington Disclosure Schedule identifies the applicable state income tax returns of Southington which have been examined by the applicable authorities within the past six years. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the best knowledge of Southington, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon Southington, nor has Southington given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                  (b) Except as set forth in the Southington Disclosure Schedule, Southington (i) has not requested any extension of time within which to file any Return which Return has not since been filed, (ii) is not a party to any agreement providing for the allocation or sharing of taxes, (iii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Southington (nor does Southington have any knowledge that the IRS has proposed any such adjustment or change of accounting method) and (iv) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  3.9.  Employee Benefit Plans.

                  (a) Except as disclosed in the Southington Disclosure Schedule, Southington does not maintain or contribute to any "employee pension benefit plan" (the "Southington Pension Plans"), within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA (the "Southington Welfare Plans"), stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. Southington has not, since September 2, 1974, contributed to any "Multiemployer Plan", as such term is defined in
Section 3(37) of ERISA.

                  (b) Except as disclosed in the Southington Disclosure Schedule, Southington has delivered to HUBCO in the Southington Disclosure Schedule a complete and accurate copy of each of the following with respect to each of the Southington Pension Plans and Southington Welfare Plans, if any: (1) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500.

                  (c) The present value of all accrued benefits under each of the Southington Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such Southington Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits.

                  (d) During the last five years, the Pension Benefit Guaranty Corporation (the "PBGC") has not asserted any claim for liability against Southington or any of its subsidiaries which has not been paid in full.

                  (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each Southington Pension Plan have been paid. All contributions required to be made to each Southington Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of Southington which have not been paid have been properly recorded on the books of Southington.

                  (f) Except as disclosed in the Southington Disclosure Schedule, each of the Southington Pension Plans, the Southington Welfare Plans and each other plan and arrangement identified on the Southington Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, if Southington maintains any Southington Pension Plan, Southington intends to apply, if necessary, for, or the IRS has issued, a favorable determination letter with respect to such Southington Pension Plan and, except as disclosed in the Southington Disclosure Schedule, Southington is not aware of any fact or circumstance which would disqualify any plan, that could not be retroactively corrected (in accordance with the procedures of the IRS).

                  (g) To the best knowledge of Southington, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or
Section 406 of ERISA, has occurred with respect to any of the Southington Welfare Plans or Southington Pension Plans.

                  (h) No Southington Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events", within the meaning of Section 4034(b) of ERISA, with respect to any of the Southington Pension Plans.

                  (i) No "accumulated funding deficiency", within the meaning of
Section 412 of the Code, has been incurred with respect to any of the Southington Pension Plans.

                  (j) There are no pending or, to the best knowledge of Southington, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Southington Pension Plans or the Southington Welfare Plans, any trusts created thereunder or any other plan or arrangement identified in the Southington Disclosure Schedule.

                  (k) Except as disclosed in the Southington Disclosure Schedule, no Southington Pension Plan or Southington Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any Southington Pension Plan.

                  (l)  Except  with  respect  to  customary  health,   life  and
disability benefits or as disclosed in the Southington Disclosure Schedule, Southington has no unfunded benefit obligations which are not accounted for by reserves shown on the financial statements and established under GAAP or otherwise noted on such financial statements.

                  (m) With respect to each Southington Pension Plan and Southington Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of Southington as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

                  (n) Except as set forth in the Southington Disclosure Schedule or as agreed to by HUBCO in writing either pursuant to this Agreement or otherwise, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Southington to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment, vesting, or increase the amount, of any compensation due to any current employee or former employee under any Southington Pension Plan or Southington Welfare Plan, or (iii) result in payments not deductible by reason of Section 280G of the Code.

                  3.10.  Reports.

                  (a) The Southington Disclosure Schedule lists, and Southington has previously delivered to HUBCO a complete copy of, each communication (other than general advertising materials and press releases) mailed by Southington to its shareholders as a class since January 1, 1995, and each such communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

                  (b) Southington has, since January 1, 1995, duly filed with the FDIC in form which was correct in all material respects the quarterly and annual financial reports required to be filed under applicable laws and regulations (provided that information as of a later date shall be deemed to modify information as of an earlier date), and, subject to permission from such regulatory authorities, Southington promptly will deliver or make available to HUBCO accurate and complete copies of such reports. The Southington Disclosure Schedule lists all examinations of Southington conducted by either the Department or the FDIC since January 1, 1995 and the dates of any responses thereto submitted by Southington.

                  3.11. Southington Information. The information relating to Southington to be contained in the Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof) to be delivered to shareholders of Southington in connection with the solicitation of their approval of the Merger, as of the date the Proxy Statement/Prospectus is mailed to shareholders of Southington, and up to and including the date of the meeting of shareholders to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.12. Compliance with Applicable Law. Except as set forth in the Southington Disclosure Schedule, Southington holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and since January 1, 1995 has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Southington (other than where such defaults or noncompliances, individually or in the aggregate, will not result in a material adverse effect on the business, operations, assets or financial condition of Southington) and Southington has not received notice of violation of, and does not know of any violations of, any of the above.

                  3.13.  Certain Contracts.

                  (a) Except for plans referenced in Section 3.9 hereof, contracts described in Section 3.5 hereof and as disclosed in the Southington Disclosure Schedule, (i) Southington is not a party to or bound by any written contract or understanding (whether written or oral) with respect to the employment of any officers, employees, directors or consultants, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Southington to any officer, employee, director or consultant thereof. The Southington Disclosure Schedule sets forth true and correct copies of each severance or employment agreement with officers, directors, employees, agents or consultants to which Southington is a party.

                  (b) Except as disclosed in the Southington Disclosure Schedule and except for loan agreements made and loan commitments issued in the ordinary course of business, (i) as of the date of this Agreement, Southington is not a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets or financial condition of Southington (but in no event shall a contract for less than $50,000 a year be deemed material under this paragraph) (ii) no commitment, agreement or other instrument to which Southington is a party or by which it is bound limits the freedom of Southington to compete in any line of business or with any person, and (iii) Southington is not a party to any collective bargaining agreement.

                  (c) Except as disclosed in the Southington Disclosure Schedule, neither Southington nor, to the best knowledge of Southington, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which Southington is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of Southington.

                  3.14.  Properties and Insurance.

                  (a) Southington has good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Southington's statement of condition as of December 31, 1996, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1996), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said statement of condition or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such statement of condition, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Southington and (iv) with respect to owned real property, title imperfections noted in title reports delivered to HUBCO prior to the date hereof. Except as affected by the transactions contemplated hereby, Southington as lessee has the right under valid and subsisting leases to occupy, use, possess and control all real property leased by Southington in all material respects as presently occupied, used, possessed and controlled by Southington.

                  (b) The business operations and all insurable properties and assets of Southington are insured for its benefit against all risks which, in the reasonable judgment of the management of Southington, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of Southington adequate for the business engaged in by Southington. As of the date hereof, Southington has not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and, to the best of its knowledge, is not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  3.15. Minute Books. The minute books of Southington contain accurate records of all meetings and other corporate action held of the shareholders and Board of Directors (including committees of the Board of Directors), except where the failure to so maintain such records would not have a material adverse effect on the business, operations, assets or financial condition of Southington.

                  3.16.  Environmental Matters.

                  (a) Except as disclosed in the Southington Disclosure Schedule, Southington has not received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that
Southington (either directly or, as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters which correction or cleanup would be material to the business, operations, assets or financial condition of Southington. Except as disclosed in the Southington Disclosure Schedule, Southington has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any Properties (as hereinafter defined) in any manner that violates any presently existing federal, state or local law or regulation governing or pertaining to any toxic or hazardous substances and materials, the violation of which would have a material adverse effect on the business, operations, or assets or financial condition of Southington.

                  (b) Southington has no knowledge that any of the Properties have been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of Southington.

                  (c) Except as set forth on the Southington Disclosure Schedule, (i) Southington has no knowledge that any of the real property owned or leased by Southington, as other real estate owned ("OREO") or otherwise, or owned or controlled by Southington as a trustee or fiduciary (the "Properties"), meets the statutory criteria of an "Establishment" as that term is defined pursuant to the Connecticut Transfer of Establishments Act, P.A. 95-183 (the "Connecticut Transfer Act"), and (ii) to the best of Southington `s knowledge, Southington and any and all of its tenants or subtenants have all necessary permits and have filed all necessary registrations material to permit the operation of the Properties in the manner in which the operations are currently conducted under all applicable federal, state or local environmental laws, excepting only those permits and registrations the absence of which would not have a material adverse effect upon the operations requiring the permit or registration.

                  (d) Except as set forth in the Southington Disclosure Schedule, to the knowledge of Southington, there are no underground storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any of the Properties while the property was owned, operated or controlled by Southington.

                  3.17. Reserves. As of June 30, 1997, the allowance for possible loan losses in the Southington Financial Statements was adequate based upon all factors required to be considered by Southington at that time in determining the amount of such allowance. Except as set forth in the Southington Disclosure Schedule, the methodology used to compute the allowance for possible loan losses complies in all material respects with all applicable policies of the FDIC. As of June 30, 1997, the valuation allowance for OREO properties in the Southington Financial Statements was adequate based upon all factors required to be considered by Southington at that time in determining the amount of such allowance.

                  3.18. No Parachute Payments. No officer, director, employee or agent (or former officer, director, employee or agent) of Southington is entitled now, or will or may be entitled to as a consequence of this Agreement or the Merger, to any payment or benefit from Southington, HUBCO or Lafayette which if paid or provided would constitute an "excess parachute payment", as defined in Section 280G of the Code or regulations promulgated thereunder.

                  3.19. Agreements with Bank Regulators. Except as set forth in the Southington Disclosure Schedule, Southington is not a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Southington been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Except as set forth in the Southington Disclosure Schedule, Southington is not required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

                  3.20.  Disclosure.  No representation or warranty contained in
Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

              ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF HUBCO

                  References herein to the "HUBCO Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of
Article IV of this Agreement, which have been delivered on the date hereof by HUBCO to Southington. HUBCO hereby represents and warrants to Southington as follows:

                  4.1.  Corporate Organization.

                  (a) HUBCO is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. HUBCO has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of HUBCO or its subsidiaries (defined below), taken as a whole. HUBCO is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

                  (b) Each of the subsidiaries of HUBCO are listed in the HUBCO Disclosure Schedule. The term "subsidiary", when used with reference to HUBCO, means any corporation, partnership, joint venture or other legal entity in which HUBCO directly or indirectly, owns at least a 50 percent stock or other equity interest or for which HUBCO, directly or indirectly, acts as a general partner. Each subsidiary of HUBCO is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. Lafayette is a state bank and trust company whose deposits are insured by the FDIC to the fullest extent permitted by law. Each subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of HUBCO and its subsidiaries, taken as a whole. The HUBCO Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and By-laws of each of HUBCO and Lafayette as in effect on the date hereof.

                  4.2. Capitalization. The authorized capital stock of HUBCO consists of 51,500,000 shares of HUBCO Common Stock and 10,300,000 shares of preferred stock ("HUBCO Authorized Preferred Stock"). As of June 30, 1997, there were 21,624,468 shares of HUBCO Common Stock issued and outstanding, excluding 5,304 shares of treasury stock. Since such date, and from time to time hereafter, HUBCO may sell or repurchase shares of HUBCO Common Stock. As of June 30, 1997, there were 35,580 shares of HUBCO Authorized Preferred Stock outstanding, all of which are designated Series B, no par value, Convertible Preferred Stock. Except as described in the HUBCO Disclosure Schedule, there are no shares of HUBCO Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of HUBCO Common Stock and HUBCO Authorized Preferred Stock, and all issued and outstanding shares of capital stock of HUBCO's subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of HUBCO's subsidiaries are owned by HUBCO free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except as described in the HUBCO Disclosure Schedule, neither HUBCO nor HUBCO's subsidiaries has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of HUBCO or HUBCO's subsidiaries or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  4.3.  Authority; No Violation.

                  (a) Each of HUBCO and Lafayette has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the respective Boards of Directors of HUBCO and Lafayette in accordance with their respective Certificates of Incorporation and applicable laws and regulations. No other corporate proceedings on the part of HUBCO or Lafayette are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each of HUBCO and Lafayette and constitutes the valid and binding obligations of each of HUBCO and Lafayette, enforceable against each of them in accordance with its terms.

                  (b) Neither the execution or delivery of this Agreement by HUBCO or Lafayette, nor the consummation by HUBCO or Lafayette of the transactions contemplated hereby in accordance with the terms hereof or compliance by HUBCO or Lafayette with any of the terms or provisions hereof will
(i) violate any provision of the respective Certificates of Incorporation or By-laws of HUBCO or Lafayette, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to either HUBCO or Lafayette or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of HUBCO or Lafayette under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which either HUBCO or Lafayette is a party, or by which either HUBCO or Lafayette or any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of HUBCO and HUBCO's subsidiaries, taken as a whole, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the FDIC, the Commissioner, the Department, the Board of Governors of the Federal Reserve System (the "FRB"), if required, the SEC, state blue sky authorities or other applicable governmental authorities, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of HUBCO or Lafayette in connection with (x) the execution and delivery by HUBCO and Lafayette of this Agreement, and (y) the consummation by HUBCO and Lafayette of the Merger and the other transactions contemplated hereby, except such as are listed in the HUBCO Disclosure Schedule or in the aggregate will not (if not obtained) have a material adverse effect on the business, operations, assets or financial condition of HUBCO and its subsidiaries, taken as a whole. To the best of HUBCO's knowledge, no fact or condition exists which HUBCO has reason to believe will prevent HUBCO or Lafayette from obtaining the aforementioned consents and approvals.

                  4.4.  Financial Statements.

                  (a) The HUBCO  Disclosure  Schedule  sets forth  copies of the consolidated statements of financial condition of HUBCO as of December 31, 1996 and 1995, the related consolidated statements of income, changes in stockholders' equity and cash flows for the periods ended December 31, in each of the three fiscal years 1994 through 1996, in each case accompanied by the audit report of Arthur Andersen LLP ("Arthur Andersen"), independent public accountants with respect to HUBCO, and the unaudited consolidated statements of condition of HUBCO as of June 30, 1997 and June 30, 1996 and the related unaudited consolidated statements of income, cash flows for the six months then ended as reported in HUBCO's Quarterly Report on Form 10-Q, filed with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act") (collectively, the "HUBCO Financial Statements"). The HUBCO Financial Statements (including the related notes) have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial position of HUBCO as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows (including the related notes, where applicable) fairly present the consolidated results of operations, changes in stockholders' equity and cash flows of HUBCO for the respective fiscal periods set forth therein.

                  (b) The books and  records  of HUBCO and  Lafayette  are being
maintained  in  material   compliance  with  applicable   legal  and  accounting
requirements, and reflect only actual transactions.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the HUBCO Financial Statements (including the notes thereto), as of June 30, 1997 neither HUBCO nor any of its subsidiaries had any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of HUBCO or any of its subsidiaries which were required by GAAP (consistently applied) to be accrued in HUBCO's consolidated statement of condition as of June 30, 1997 or disclosed in the footnotes to the financial statements in accordance with FSAS No. 5. Neither HUBCO nor any of its subsidiaries have incurred any liabilities, except in the ordinary course of business and consistent with prudent banking practice.

                  4.5. Brokerage Fees. Neither HUBCO nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

                  4.6. Absence of Certain Changes or Events. There has not been any material adverse change in the business, operations, assets or financial condition of HUBCO and HUBCO's subsidiaries taken as a whole since June 30, 1997 and to the best of HUBCO's knowledge, no facts or condition exists which HUBCO believes will cause such a material adverse change in the future.

                  4.7. Legal Proceedings. Except for ordinary routine litigation incidental to the business of HUBCO or its subsidiaries, neither HUBCO nor any of its subsidiaries is a party to any, and there are no pending or, to the best of HUBCO's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against HUBCO or any of its subsidiaries which, if decided adversely to HUBCO or its subsidiaries, would have a material adverse effect on the business, operations, assets or financial condition of HUBCO or its subsidiaries. Except as disclosed in the HUBCO Disclosure Schedule, neither HUBCO nor any of HUBCO's subsidiaries is a party to any order, judgment or decree entered in any lawsuit or proceeding which is material to HUBCO and its subsidiaries, taken as a whole.

                  4.8.  Compliance With Applicable Law.

                  (a) HUBCO has filed all reports that it was required to file with the SEC under the 1934 Act, all of which complied in all material respects with all applicable requirements of the 1934 Act and the rules and regulations adopted thereunder. As of their respective dates, each such report and each registration statement, proxy statement, form or other document filed by HUBCO with the SEC, including without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. Since January 1, 1995, HUBCO and Lafayette have duly filed all material forms, reports and documents which they were required to file with each agency charged with regulating any aspect of their business.

                  (b) Except as set forth in the HUBCO Disclosure Schedule, each of HUBCO and HUBCO's subsidiaries holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to HUBCO or HUBCO's subsidiaries (other than where such default or noncompliance will not result in a material adverse effect on the business, operations, assets or financial condition of HUBCO and its subsidiaries taken as a whole) and HUBCO has not received notice of violation of, and does not know of any violations of, any of the above.

                  4.9. HUBCO Information. The information relating to HUBCO and Lafayette (including, without limitation, information regarding other transactions which HUBCO is required to disclose), this Agreement and the transactions contemplated hereby in the Registration Statement and Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof), as of the date of the mailing of the Proxy Statement/Prospectus, and up to and including the date of the meeting of shareholders of Southington to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement shall comply as to form in all material respects with the provisions of the Securities Act of 1933, as amended (the "1933 Act"), the 1934 Act and the rules and regulations promulgated thereunder.

                  4.10. Funding and Capital Adequacy. At the Effective Time, each of HUBCO and Lafayette will have sufficient capital to satisfy all applicable regulatory capital requirements.

                  4.11. HUBCO Common Stock. At the Effective Time, the HUBCO Common Stock issued hereunder will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through HUBCO, with no personal liability attaching to the ownership thereof. The HUBCO Common Stock to be issued pursuant to the Merger will be registered under the 1933 Act and issued in accordance with all applicable state and federal laws, rules and regulations.

                  4.12.  Taxes and Tax Returns.

                  (a) HUBCO and HUBCO's subsidiaries have duly filed all Returns required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and have duly paid all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to Southington in writing). HUBCO and HUBCO's subsidiaries have established on their books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of HUBCO or Lafayette through such date. The HUBCO Disclosure Schedule identifies the federal income tax returns of HUBCO, Lafayette and HUBCO's other subsidiaries which have been examined by the IRS within the past six years. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. The HUBCO Disclosure Schedule identifies the applicable state income tax returns of HUBCO, Lafayette and HUBCO's other subsidiaries which have been examined by the applicable authorities. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the best knowledge of HUBCO, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon HUBCO, Lafayette or HUBCO's other subsidiaries, nor has HUBCO, Lafayette or HUBCO's other subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                  (b) Except as set forth in the HUBCO Disclosure Schedule, neither HUBCO nor Lafayette nor any other subsidiary of HUBCO (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by HUBCO or Lafayette (nor does HUBCO have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply.

                  4.13.  Employee Benefit Plans.

                  (a) HUBCO and its subsidiaries maintain or contribute to certain "employee pension benefit plans" (the "HUBCO Pension Plans"), as such term is defined in Section 3(2)(A) of ERISA, and "employee welfare benefit plans" (the "HUBCO Welfare Plans"), as such term is defined in Section 3(1) of ERISA. Since September 2, 1974, neither HUBCO nor its subsidiaries have contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

                  (b) Each of the HUBCO Pension Plans and each of the HUBCO Welfare Plans has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. HUBCO is not aware of any fact or circumstance which would disqualify any plan that could not be retroactively corrected (in accordance with the procedures of the IRS).

                  (c) The present value of all accrued benefits under each of the HUBCO Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such HUBCO Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits.

                  (d) During the last five years, the PBGC has not asserted any claim for liability against HUBCO or any of its subsidiaries which has not been paid in full.

                  (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each HUBCO Pension Plan have been paid. All contributions required to be made to each HUBCO Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of HUBCO which have not been paid have been properly recorded on the books of HUBCO.

                  (f) No "accumulated funding deficiency", within the meaning of
Section 412 of the Code, has been incurred with respect to any of the HUBCO Pension Plans.

                  (g) There are no pending or, to the best knowledge of HUBCO, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the HUBCO Pension Plans or the HUBCO Welfare Plans, any trusts created thereunder or any other plan or arrangement identified in the HUBCO Disclosure Schedule.

                  (h) Except with respect to customary health, life and disability benefits or as disclosed in the HUBCO Disclosure Schedule, HUBCO has no unfunded benefit obligations which are not accounted for by reserves shown on the financial statements and established under GAAP or otherwise noted on such financial statements.

                  4.14. Contracts. Except as disclosed in the HUBCO Disclosure Schedule, neither HUBCO nor any of its subsidiaries, or to the best knowledge of HUBCO, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which a banking subsidiary of HUBCO is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of HUBCO and its subsidiaries, taken as a whole.

                  4.15.  Properties and Insurance.

                  (a) HUBCO and its subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in HUBCO's consolidated balance sheet as of December 31, 1996, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1996), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of HUBCO and its subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports. Except as disclosed in the HUBCO Disclosure Schedule, HUBCO and its subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by HUBCO or its subsidiaries in all material respects as presently occupied, used, possessed and controlled by HUBCO and its subsidiaries.

                  (b) The business operations and all insurable properties and assets of HUBCO and its subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of HUBCO, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of HUBCO adequate for the business engaged in by HUBCO and its subsidiaries. As of the date hereof, neither HUBCO nor any of its subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  4.16. Environmental Matters. Except as disclosed in the HUBCO Disclosure Schedule, neither HUBCO nor any of its subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that HUBCO or any of its subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters which correction or cleanup would be material to the business, operations, assets or financial condition of HUBCO and its subsidiaries taken as a whole. Except as disclosed in the HUBCO Disclosure Schedule, HUBCO has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property currently owned or leased by HUBCO or any of its subsidiaries in any manner that violates or, after the lapse of time is reasonably likely to violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of HUBCO and its subsidiaries, taken as a whole.

                  4.17. Reserves. As of June 30, 1997, the allowance for possible loan losses in the HUBCO Financial Statements was adequate based upon all factors required to be considered by HUBCO at that time in determining the amount of such allowance. The methodology used to compute the allowance for possible loan losses complies in all material respects with all applicable FDIC, Department and New Jersey Department of Banking policies. As of June 30, 1997, the valuation allowance for OREO properties in the HUBCO Financial Statements was adequate based upon all factors required to be considered by HUBCO at that time in determining the amount of such allowance.

                  4.18. Agreements with Bank Regulators. Neither HUBCO nor any of its subsidiaries is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Government Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to Southington by HUBCO prior to the date of this Agreement, nor has HUBCO been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to Southington by HUBCO prior to the date of this Agreement. Neither HUBCO nor any of its subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to Southington by HUBCO prior to the date of this Agreement.

                  4.19. Disclosures.  No representation or warranty contained in
Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                      ARTICLE V - COVENANTS OF THE PARTIES

                  5.1. Conduct of the Business of Southington . During the period from the date of this Agreement to the Effective Time, Southington shall conduct its business only in the ordinary course and consistent with prudent banking practice, except for transactions permitted hereunder or with the prior written consent of HUBCO, which consent will not be unreasonably withheld. Southington also shall use all reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself the present services of its employees and (iii) preserve for itself and HUBCO the goodwill of its customers and others with whom business relationships exist.

                  5.2.  Negative Covenants.

                  (a) Southington agrees that from the date hereof to the Effective Time, except as otherwise approved by HUBCO in writing or as permitted or required by this Agreement, it will not:

                           (i)  change  any  provision  of  its  Certificate  of
         Incorporation  or  By-laws  or  any  similar  governing   documents  of
         Southington;

                           (ii) change the number of shares of its authorized or issued capital stock or issue or grant any subscription, option, warrant, call, commitment, right to purchase or agreement of any character relating to the authorized or issued capital stock of Southington or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than regular quarterly cash dividends in per share amounts not in excess of $0.07 (or, for the fourth quarter of 1997 or thereafter, not in excess of $0.08);

                           (iii) grant any severance or termination pay (other than pursuant to policies or contracts of Southington in effect on the date hereof and disclosed to HUBCO pursuant hereto) to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees, except as specified in the Southington Disclosure Schedule; adopt any new employee benefit plan or arrangement of any type; or award any increase in compensation or benefits to its directors, officers or employees except with respect to employee increases in the ordinary course of business and consistent with past practices and policies; or employ any new senior officers, whether or not pursuant to written agreements;

                           (iv) sell or dispose of any substantial amount of assets or voluntarily incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies or in response to substantial financial demands upon the business of Southington;

                           (v) except as set forth in the Southington Disclosure Schedule and except for other capital expenditures not exceeding $20,000 individually or $50,000 in the aggregate, make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

                           (vi)   except  as  set   forth  in  the   Southington
         Disclosure Schedule, file any applications or make any contract with respect to branching or site location or relocation;

                           (vii) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

                           (viii) make any material change in its accounting methods or practices, other than changes required in accordance with GAAP;

                           (ix) take any action that would result in any of its representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied; or

                           (x)  agree to do any of the foregoing.

                  5.3. No Solicitation. Southington shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than HUBCO) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving Southington (an "Acquisition Transaction"). Notwithstanding the foregoing, Southington may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Southington, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. Southington will promptly communicate to HUBCO the terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

                  5.4. Current Information. During the period from the date of this Agreement to the Effective Time, each of Southington and HUBCO will cause one or more of its designated representatives to confer with representatives of the other party on a monthly or more frequent basis regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, Southington agrees to provide HUBCO, and HUBCO agrees to provide Southington, with internally prepared profit and loss statements no later than 15 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year) ending on or after September 30, 1997, Southington will deliver to HUBCO and HUBCO will deliver to Southington their respective quarterly reports. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year, Southington will deliver to HUBCO and HUBCO will deliver to Southington their respective Annual Reports.

                  5.5.  Access to Properties and Records; Confidentiality.

                  (a) Southington shall permit HUBCO and its representatives, and HUBCO and Lafayette shall permit Southington and its representatives, reasonable access to their respective properties, and shall disclose and make available to HUBCO and its representatives, or Southington and its representatives, as the case may be, all books, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which HUBCO and its representatives, or Southington and its representatives, may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would waive any privilege. The parties will use their best efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, Southington acknowledges that HUBCO may be involved in discussions concerning other potential acquisitions and HUBCO shall not be obligated to disclose such information to Southington except as such information is disclosed to HUBCO's shareholders generally.

                  (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party's advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Merger contemplated hereby does not occur, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

                  5.6.  Regulatory Matters.

                  (a) For the purposes of holding the Shareholders Meeting referred to in Section 5.7 hereof and qualifying under applicable federal and state securities laws the HUBCO Common Stock to be issued to Southington shareholders in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by HUBCO or Southington (as applicable) of a Registration Statement with the SEC which shall include an appropriate proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the 1933 Act, the 1934 Act and applicable state securities laws and the rules and regulations thereunder, and the rules and regulations of the FDIC (such proxy statement and prospectus in the form mailed by Southington to the Southington shareholders together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement/Prospectus" and the various documents to be filed by HUBCO under the 1933 Act with the SEC to register the HUBCO Common Stock for sale, including the Proxy Statement/Prospectus, are referred to herein as the "Registration Statement").

                  (b) HUBCO shall furnish Southington with such information concerning HUBCO and its subsidiaries as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to such corporations, to comply with Section 5.6(a) hereof. HUBCO agrees promptly to advise Southington if at any time prior to the Shareholders Meeting referred to in Section 5.7 hereof, any information provided by HUBCO in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Southington with the information needed to correct such inaccuracy or omission. HUBCO shall furnish Southington with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to HUBCO and its subsidiaries, to comply with Section 5.6(a) after the mailing thereof to Southington shareholders.

                  (c)  Southington  shall  furnish  HUBCO with such  information concerning Southington as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Southington, to comply with
Section 5.6(a) hereof. Southington agrees promptly to advise HUBCO if at any time prior to the Shareholders Meeting referred to in Section 5.6(a) hereof, any information provided by Southington in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide HUBCO with the information needed to correct such inaccuracy or omission. Southington shall furnish HUBCO with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Southington, to comply with Section 5.6(a) after the mailing thereof to Southington shareholders.

                  (d) HUBCO shall as promptly as practicable make such filings as are necessary in connection with the offering of the HUBCO Common Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of such stock under applicable state securities laws at the earliest practicable date. Southington shall promptly furnish HUBCO with such information regarding the Southington shareholders as HUBCO requires to enable it to determine what filings are required hereunder. Southington authorizes HUBCO to utilize in such filings the information concerning Southington provided to HUBCO in connection with, or contained in, the Proxy Statement/Prospectus. HUBCO shall furnish Southington's counsel with copies of all such filings and keep Southington advised of the status thereof. HUBCO shall as promptly as practicable file the Registration Statement containing the Proxy Statement/Prospectus with the SEC, Southington shall as promptly as practicable file the Proxy Statement/Prospectus with the FDIC, and each of HUBCO and Southington shall promptly notify the other of all communications, oral or written, with the SEC and the FDIC concerning the Registration Statement and the Proxy Statement/Prospectus.

                  (e) HUBCO shall cause the HUBCO Common Stock issuable pursuant to the Merger to be listed on the NASDAQ Stock Market at the Effective Time.

                  (f) The parties hereto will cooperate with each other and use their reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the FDIC, the Commissioner, the Department and the DEP. The parties shall each have the right to review in advance all filings with, including all information relating to the other, as the case may be, and any of their respective subsidiaries, if any, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

                  (g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries, if any, from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby with respect to the Merger.

                  (h) Southington acknowledges that HUBCO is in or may be in the process of acquiring other banks and financial institutions and that in connection with such acquisitions, information concerning Southington may be required to be included in the registration statements, if any, for the sale of securities of HUBCO or in SEC reports in connection with such acquisitions. Southington agrees to provide HUBCO with any information, certificates, documents or other materials about Southington as are reasonably necessary to be included in such other SEC reports or registration statements, including registration statements which may be filed by HUBCO prior to the Effective Time. Southington shall use its reasonable efforts to cause its attorneys and accountants to provide HUBCO and any underwriters for HUBCO with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications or any such acquisition or issuance of securities. HUBCO shall reimburse Southington for expenses thus incurred by Southington should this transaction be terminated for any reason other than Section 7.1(i). HUBCO shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding Southington unless Southington shall have consented to such filing. Southington shall not unreasonably delay or withhold any such consent.

                  (i) The parties shall use all reasonable efforts to cause the filings with the SEC and FDIC of the Proxy Statement/Prospectus, and all regulatory filings with the FDIC, the Commissioner and the FRB, to be made by October 31, 1997.

                  5.7. Approval of Shareholders. Southington will (a) take all steps necessary duly to call, give notice of, convene and hold a meeting of the shareholders of Southington (the "Shareholders Meeting") for the purpose of securing the approval of shareholders of this Agreement, (b) subject to the qualification set forth in Section 5.3 hereof and the right not to make a recommendation or to withdraw a recommendation if its investment banker withdraws its fairness opinion prior to the Shareholders Meeting, recommend to the shareholders of Southington the approval of this Agreement and the transactions contemplated hereby and use its reasonable efforts to obtain, as promptly as practicable, such approvals, and (c) cooperate and consult with HUBCO with respect to each of the foregoing matters.

                  5.8. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

                  HUBCO agrees that from the date hereof to the Effective Time, except as otherwise approved by Southington in writing or as permitted or required by this Agreement, it will not, nor will it permit Lafayette to take any action that would result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied.

                  5.9. Public Announcements. HUBCO and Southington shall cooperate with each other in the development and distribution of all news releases and other public filings and disclosures with respect to this Agreement or the transactions contemplated hereby, and HUBCO and Southington agree that unless approved mutually by them in advance, they will not issue any press release or written statement for general circulation relating primarily to the transaction contemplated hereby, except as may be otherwise required by law or regulation in the opinion of counsel.

                  5.10. Failure to Fulfill Conditions. In the event that HUBCO or Southington determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to March 31, 1998 (the "Cutoff Date") and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions HUBCO may enter into with other parties, Southington and HUBCO will promptly inform the other of any facts applicable to Southington or HUBCO, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

                  5.11.  Indemnification and Insurance.

                  (a) For a period of six years after the Effective Time, HUBCO shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of Southington or any subsidiary of Southington or serves or has served at the request of Southington in any capacity with any other person (collectively, the "Indemnitees") against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against Southington, or by any present or former shareholder of Southington (each a "Claim" and collectively, "Claims"), including, without limitation, any Claim which is based upon, arises out of or in any way relates to the Merger, the Proxy Statement/Prospectus, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee's service as a member of Southington's Board of Directors or any committee of Southington's Board of Directors, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, and (ii) the enforcement of the obligations of HUBCO set forth in this Section 5.11, in each case to the fullest extent which Southington would have been permitted under any applicable law, Southington's Certificate of Incorporation and its By-Laws had the Merger not occurred (and HUBCO shall also advance expenses as incurred to the fullest extent so permitted). Notwithstanding the foregoing, HUBCO shall not provide any indemnification or advance any expenses with respect to any Claim which relates to a personal benefit improperly paid or provided, or alleged to have been improperly paid or provided, to the Indemnitee, but HUBCO shall reimburse the Indemnitee for costs incurred by the Indemnitee with respect to such Claim when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the Indemnitee was not improperly paid or provided with the personal benefit alleged in the Claim.

                  (b) From and after the Effective Time, HUBCO shall assume and honor any obligation of Southington immediately prior to the Effective Time with respect to the indemnification of the Indemnitees arising out of Southington's Certificate of Incorporation or By-Laws as if such obligations were pursuant to a contract or arrangement between HUBCO and such Indemnitees.

                  (c) In the event HUBCO or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of HUBCO assume the obligations set forth in this Section 5.11.

                  (d) HUBCO shall have Southington's officers and directors covered under either Southington's existing officers' and directors' liability insurance policy or a rider to HUBCO's then current officers' and directors' liability insurance ("D&O Insurance") policy for periods of at least six years after the Effective Time. However, HUBCO only shall be required to insure such persons upon terms and for coverages substantially similar to Southington's existing D&O Insurance.

                  (e) Any  Indemnitee  wishing  to claim  indemnification  under
Section 5.11, upon learning of any such claim, action, suit or proceeding, shall promptly notify HUBCO thereof, but the failure to so notify shall not relieve HUBCO of any liability it may have to such Indemnitee if such failure does not materially prejudice HUBCO. In the event of any such claim, action, suit or proceeding (whether arising before or after the Effective Time) as to which indemnification under this Section 5.11 is applicable, (a) HUBCO shall have the right to assume the defense thereof and HUBCO shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitees in connection with the defense thereof, except that if HUBCO elects not to assume such defense or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between HUBCO and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and HUBCO shall pay the reasonable fees and expenses of such counsel for the Indemnitees as statements therefor are received; provided, however, that HUBCO shall be obligated pursuant to this paragraph (e) to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for such Indemnitees would present such counsel with a conflict of interest that is not waived and (b) the Indemnitees will cooperate in the defense of any such matter. HUBCO shall not be liable for settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent; provided, however, that HUBCO shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law or public policy.

                  5.12. Employee Matters; Directors.

                  (a) Following consummation of the Merger, HUBCO shall honor the existing written contracts with officers and employees of Southington that are included in the Southington Disclosure Schedule.

                  (b) Immediately following consummation of the Merger, HUBCO will cause Lafayette to elect as a director of Lafayette one person selected by the current Board of Directors of Southington from among its members and reasonably acceptable to HUBCO. Any Southington director who is not elected to the Board of Directors of Lafayette will become a member of a Lafayette advisory board for one year from the Effective Time and as such will be paid an annual retainer of $1,000.

                  (c) Following consummation of the Merger, HUBCO shall make available to all employees and officers of Southington employed by the Surviving Bank coverage under the benefit plans generally available to Lafayette's employees and officers (including pension and health and hospitalization) on the terms and conditions available to Lafayette's employees and officers, and shall honor the severance policies of Southington previously disclosed to HUBCO in writing. After the Effective Time, HUBCO may terminate, merge or change existing Southington benefit plans. Employees of Southington employed by Lafayette will receive credit for prior employment by Southington for the sole purpose of determining whether such employees are eligible to participate in or be vested under Lafayette's medical, vacation, sick leave, disability, pension, and other employee benefit plans. Credit for prior service will not be given for purposes of benefit accrual under any defined benefit pension plan of HUBCO. No prior existing condition limitation shall be imposed with respect to any medical coverage plan of Lafayette.

                  5.13. Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedule delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI, no supplement or amendment to such Disclosure Schedule shall correct or cure any warranty which was untrue when made, but shall enable the disclosure of subsequent facts or events to maintain the truthfulness of any warranty.

                  5.14.  Transaction Expenses of Southington.

                  (a) For planning purposes,  Southington shall,  within 15 days from the date hereof, provide HUBCO with its estimated budget of transaction-related expenses reasonably anticipated to be payable by Southington in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals. Southington shall promptly notify HUBCO if or when it determines that it will expect to exceed its budget.

                  (b)  Promptly   after  the   execution   of  this   Agreement,
Southington shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. Southington shall accrue and/or pay all of such amounts as soon as possible.

                  (c)   Southington   shall   advise   HUBCO   monthly   of  all
out-of-pocket expenses which Southington has incurred in connection with this transaction.

                  (d) HUBCO, in reasonable consultation with Southington, shall make all arrangements with respect to the printing and mailing of the Proxy Statement/Prospectus and, subject to Section 8.1 hereof, HUBCO shall pay all expenses related to such printing and mailing. In addition, HUBCO shall pay all expenses and fees related to filing of the Proxy Statement/Prospectus and related documents with the SEC and filings pursuant to state "blue sky" laws and regulations in connection with the Merger, if any.

                  5.15. Compliance with Antitrust Laws. Each of HUBCO and Southington shall use its best efforts to resolve such objections, if any, which may be asserted with respect to the Merger under antitrust laws, including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976. In the event a suit is threatened or instituted challenging the Merger as violative of antitrust laws, each of HUBCO and Southington shall use its best efforts to avoid the filing of, resist or resolve such suit. HUBCO and Southington shall use their best efforts to take such action as may be required: (a) by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under antitrust laws, or (b) by any federal or state court of the United States, in any suit brought by a private party or governmental entity challenging the Merger as violative of antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order which has the effect of preventing the consummation of the Merger. Best efforts shall include, but not be limited to, the proffer by HUBCO of its willingness to accept an order agreeing to the divestiture, or the holding separate, of any assets of HUBCO or Southington, except to the extent that any such divestitures or holding separate arrangement would have a material adverse effect on HUBCO. The entry by a court, in any suit brought by a private party or governmental entity challenging the Merger as violative of antitrust laws, of an order or decree permitting the Merger, but requiring that any of the businesses, product lines or assets of HUBCO or Southington be divested or held separate thereafter shall not be deemed a failure to satisfy the conditions specified in
Section 6.1 hereof except to the extent that any divestitures or holding separate arrangement would have a material adverse effect on HUBCO and HUBCO shall not have voluntarily consented to such divestitures or holding separate arrangements. For the purposes of this Section 5.15, the divestiture or the holding separate of a branch of Lafayette or Southington with less than $20 million in assets shall not be considered to have a material adverse effect on HUBCO.

                  5.16. Comfort Letters. HUBCO shall cause Arthur Andersen, its independent public accountants, to deliver to Southington, and Southington shall cause KPMG, its independent public accountants, to deliver to HUBCO and to its officers and directors who sign the Registration Statement for this transaction, a short-form "comfort letter" or "agreed upon procedures" letter, dated the date of the mailing of the Proxy Statement/Prospectus for the Shareholders Meeting, in the form customarily issued by such accountants at such time in transactions of this type.

                  5.17. Affiliates. Promptly, but in any event within two weeks, after the execution and delivery of this Agreement, Southington shall deliver to HUBCO (a) a letter identifying all persons who, to the knowledge of Southington, may be deemed to be affiliates of Southington under Rule 145 of the 1933 Act and the pooling-of-interests accounting rules, including, without limitation, all directors and executive officers of Southington and (b) copies of letter agreements, each substantially in the form of Exhibit 5.17, executed by each such person so identified as an affiliate of Southington agreeing to comply with Rule 145 and to refrain from transferring shares as required by the pooling-of-interests accounting rules. Within two weeks after the date hereof, HUBCO shall cause its directors and executive officers to enter into letter agreements in the form of Exhibit 5.17-2 with HUBCO concerning the pooling-of-interests accounting rules. HUBCO hereby agrees to publish, or file a Form 8-K, Form 10-K or Form 10-Q containing financial results covering at least 30 days of combined operations of HUBCO and Southington as soon as practicable but in no event later than 20 days after the last day of the first full calendar month following the Effective Time in form and substance sufficient to remove the restrictions set forth in paragraph "B" of Exhibit 5.17.

                  5.18. Pooling in Tax-Free Reorganization Treatment. Prior to the date hereof, HUBCO has not taken any action or failed to take any action which would disqualify the Merger for pooling of interests accounting treatment, and before the Effective Time, neither HUBCO nor Southington shall intentionally take, fail to take, or cause to be taken or not taken any action within its control, which would disqualify the Merger as a "pooling-of-interests" unless HUBCO agrees to waive the condition contained in Section 6.2(c) for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

                  5.19. Reserves. Notwithstanding that Southington believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, Southington recognizes that HUBCO has adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time and in order to formulate the plan of integration for the Merger, Southington and HUBCO shall consult with each other with respect to (i) conforming, based upon such consultation, Southington's loan, accrual and reserve policies to those policies of HUBCO to the extent appropriate, provided, that any required change in Southington's practices in connection with the matters described in this clause
(i) need not be effected until the parties receive all necessary governmental approvals and consents to consummate the transactions contemplated hereby, (ii) new extensions of credit or material revisions to existing terms of credits by Southington, in each case where the aggregate exposure exceeds $500,000.00, and
(iii) conforming, based upon such consultation, the composition of the investment portfolio and overall asset/liability management position of Southington to the extent appropriate.

                         ARTICLE VI - CLOSING CONDITIONS

                  6.1. Conditions of Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

                  (a) Approval of Southington Shareholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Southington. The Proxy Statement/Prospectus shall have been cleared for distribution by the FDIC. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the HUBCO Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws.

                  (b) Regulatory Filings. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the FRB, the Commissioner, the FDIC and the DEP) required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of Southington to HUBCO. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired.

                  (c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which HUBCO or Southington determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

                  (d) Tax Opinion. HUBCO and Southington shall each have received an opinion, dated as of the Closing Date, of Pitney, Hardin, Kipp & Szuch, reasonably satisfactory in form and substance to Southington and its counsel and to HUBCO, based upon representation letters reasonably required by Pitney, Hardin, Kipp & Szuch, dated on or about the date of such opinion, and such other facts and representations as counsel may reasonably deem relevant, to the effect that

         (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code; (ii) no gain or loss will be recognized by Southington; (iii) no gain or loss will be recognized upon the exchange of Southington Common Stock solely for HUBCO Common Stock;
         (iv) the basis of any HUBCO Common Stock received in exchange for Southington Common Stock will equal the basis of the recipient's Southington Common Stock surrendered on the exchange, reduced by the amount of cash received, if any, on the exchange, and increased by the amount of the gain recognized, if any, on the exchange (whether characterized as dividend or capital gain income); and (v) the holding period for any HUBCO Common Stock received in exchange for Southington Common Stock will include the period during which the Southington Common Stock surrendered on the exchange was held, provided such stock was held as a capital asset on the date of the exchange.

                  6.2. Conditions to the Obligations of HUBCO Under this Agreement. The obligations of HUBCO under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of Southington. Except for those representations which are made as of a particular date, the representations and warranties of Southington contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Southington shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Southington Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Southington Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Southington Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

                  (b) Opinion of Counsel to Southington. HUBCO shall have received an opinion of counsel to Southington, dated the Closing Date, in form and substance reasonably satisfactory to HUBCO, covering the matters set forth on Exhibit 6.2 hereto.

                  (c) Pooling of Interests. HUBCO shall have received assurances from its accountants, Arthur Andersen, to the effect that the Merger shall be qualified to be treated by HUBCO as a pooling-of-interests for accounting purposes.

                  (d) Certificates. Southington shall have furnished HUBCO with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as HUBCO may reasonably request.

                  (e) Directors' Voluntary Deferral Compensation Plan. All current Southington Directors shall be paid in a lump sum amounts due under the Directors' Voluntary Deferral Compensation Plan and shall release Southington from all obligations pursuant to such plan.

                  6.3. Conditions to the Obligations of Southington Under this Agreement. The obligations of Southington under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of HUBCO. Except for those representations which are made as of a particular date, the representations and warranties of HUBCO contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. HUBCO shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the HUBCO Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the HUBCO Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the HUBCO Disclosure
Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

                  (b) Opinion of Counsel to HUBCO. Southington shall have received an opinion of counsel to HUBCO, dated the Closing Date, in form and substance reasonably satisfactory to Southington , covering the matters set forth on Exhibit 6.3 hereto.

                  (c) Fairness Opinion. Southington shall have received an opinion from Endicott, dated no more than three business days prior to the date the Proxy Statement/Prospectus is mailed to Southington's shareholders, to the effect that, in its opinion, the consideration to be paid to shareholders of Southington hereunder is fair to such shareholders from a financial point of view ("Fairness Opinion").

                  (d) Certificates. HUBCO shall have furnished Southington with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as Southington may reasonably request.

                 ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

                  7.1. Termination. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of Southington:

                  (a)  by mutual written consent of the parties hereto;

                  (b) (i) by Southington or HUBCO if the Effective Time shall not have occurred on or prior to the Cutoff Date unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time, or (ii) by HUBCO or Southington if a vote of the shareholders of Southington is taken and such shareholders fail to approve this Agreement at the meeting (or any adjournment or postponement thereof) held for such purpose;

                  (c) by HUBCO or Southington upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or by HUBCO upon written notice to Southington if any such application is approved with conditions which materially impair the value of Southington to HUBCO;

                  (d) by HUBCO if (i) there shall have occurred a material adverse change in the business, operations, assets, or financial condition of Southington from that disclosed by Southington in Southington's Form F-4 for June 30, 1997 and Southington's Annual Report to Shareholders for the year ended December 31, 1996; or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Southington hereunder and such breach shall not have been remedied within 30 days after receipt by Southington of notice in writing from HUBCO to Southington specifying the nature of such breach and requesting that it be remedied;

                  (e) by Southington, if (i) there shall have occurred a material adverse change in the business, operations, assets or financial condition of HUBCO and its subsidiaries taken as a whole from that disclosed by HUBCO in HUBCO's Quarterly Report on Form 10-Q for the six months ended June 30, 1997 and HUBCO's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of HUBCO hereunder and such breach shall not have been remedied within 30 days after receipt by HUBCO of notice in writing from Southington specifying the nature of such breach and requesting that it be remedied;

                  (f) by HUBCO if the conditions set forth in Section 6.2 are not satisfied and are not capable of being satisfied by the Cutoff Date;

                  (g) by Southington if the conditions set forth in Section 6.3 are not satisfied and are not satisfied and are not capable of being satisfied by the Cutoff Date;

                  (h) by Southington in accordance with Section 2.1(a)(iii); and

                  (i) by Southington, if Southington's Board of Directors shall have approved an Acquisition Transaction after determining, upon advice of counsel, that such approval was necessary in the exercise of its fiduciary obligations under applicable laws.

                  7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement by either HUBCO or Southington pursuant to
Section 7.1, this Agreement (other than Section 5.5(b), the third from the last sentence of Section 5.6(h), this Section 7.2 and Section 8.1) shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or shareholders. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

                  7.3. Amendment. This Agreement may be amended by action taken by the parties hereto at any time before or after adoption of this Agreement by the shareholders of Southington but, after any such adoption, no amendment shall be made which reduces the amount or changes the form of the consideration to be delivered to the shareholders of Southington without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

                  7.4. Extension; Waiver. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

                          ARTICLE VIII - MISCELLANEOUS

                  8.1.  Expenses.

                  (a) Subject to Section 5.6(h) and Section  8.1(c) hereof,  all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses.

                  (b) Notwithstanding any provision in this Agreement to the contrary, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder if such non-defaulting party prevails.

                  8.2.  Survival.  Except  for the  provisions  of  Article  II,
Section 5.8, Section 5.11, Section 5.12 and Section 5.17 hereof, the respective representations, warranties, covenants and agreements of the parties to this Agreement shall not survive the Effective Time, but shall terminate as of the Effective Time.

                  8.3. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

         (a)      If to HUBCO, to:

                           HUBCO, Inc.
                           1000 MacArthur Blvd.
                           Mahwah, New Jersey 07430
                           Attn.:  Kenneth T. Neilson, Chairman,
                                    President and Chief Executive Officer

                  Copy to:

                           1000 MacArthur Blvd.
                           Mahwah, New Jersey 07430
                           Attn.:  D. Lynn Van Borkulo-Nuzzo, Esq.

                  And a Copy to:

                           Pitney, Hardin, Kipp & Szuch
                           (Delivery) 200 Campus Drive
                           Florham Park, New Jersey
                           (Mail) P.O. Box 1945
                           Morristown, New Jersey 07962-1945
                           Attn.:  Ronald H. Janis, Esq.

                  (b)      If to Southington, to:

                           The Bank of Southington
                           130 North Main Street
                           Southington, Connecticut 06489-0670
                           Attn.:  Bryan P. Bowerman, President

                  Copy to:

                           130 North Main Street
                           Southington, Connecticut 06489-0670
                           Attn.:  Roman F. Garbacik, Chairman of the Board

                           And a Copy to:

                           Tyler Cooper & Alcorn, LLP
                           CityPlace I, 35th Floor
                           Hartford, Connecticut 06103
                           Attn.:  William W. Bouton III, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                  8.4. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement, except for the Indemnitees covered by Section
5.11 hereof, the Southington directors immediately prior to the Closing Date who are third-party beneficiaries under Section 5.12(b) hereof and the persons signing letter agreements pursuant to Section 5.17 hereof who shall be entitled to the benefits of such Section 5.17.

                  8.5. Entire Agreement. This Agreement, which includes the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto.

                  8.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  8.7. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

                  8.8. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                  IN WITNESS WHEREOF, HUBCO, Lafayette and Southington have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:                                     HUBCO, INC.

By: D. LYNN VAN BORKULO-NUZZO               By: KENNETH T. NEILSON
-----------------------------               ------------------------------------
                                            President and Chief
                                             Executive Officer

ATTEST:                                     LAFAYETTE AMERICAN BANK
                                              AND TRUST COMPANY

By: KENNETH T. NEILSON                      By: D. LYNN VAN BORKULO-NUZZO
-----------------------------               ------------------------------------
                                                Executive Vice President and
                                                 Corporate Secretary

ATTEST:                                     THE BANK OF SOUTHINGTON

By: BRYAN P. BOWERMAN                       By: ROMAN F. GARBACIK
-----------------------------               ------------------------------------
                                                Chairman

                      DIRECTORS OF THE BANK OF SOUTHINGTON


BRYAN P. BOWERMAN                           JOSEPH J. CALVANESES, JR.
-------------------------------------       ------------------------------------
Bryan P. Bowerman                           Joseph J. Calvanese, Jr.


                                            NICHOLAS DEPAOLA
-------------------------------------       ------------------------------------
Harold Charette                             Nicholas DePaola


PHILIP FERRARO                              ROMAN F. GARBACIK
-------------------------------------       ------------------------------------
Philip Ferraro                              Roman F. Garbacik


JEAN MARTIN                                 ELIZABETH MILO
-------------------------------------       ------------------------------------
Jean Martin                                 Elizabeth Milo


JAMES PRYOR                                 BENJAMIN RUBIN
-------------------------------------       ------------------------------------
James Pryor                                 Benjamin Rubin


BOARD OF DIRECTORS OF LAFAYETTE AMERICAN BANK AND TRUST COMPANY


                                            DONALD P. CALCAGNINI
-------------------------------------       ------------------------------------
William A. Brennan                          Donald P. Calcagnini


GARY R. GINSBERG                            DONALD W. HARRISON
-------------------------------------       ------------------------------------
Gary R. Ginsberg                            Donald W. Harrison


-------------------------------------       ------------------------------------
John F. McIlwain                            Roderick C. McNeil, III


                                            ENZO R. MONTESI
-------------------------------------       ------------------------------------
Douglas D. Milne, III                       Enzo R. Montesi


KENNETH T. NEILSON
-------------------------------------       ------------------------------------
Kenneth T. Neilson                          Leif H. Olsen


DAVID A. ROSOW
-------------------------------------       ------------------------------------
David A. Rosow                              William D. Rueckert


LOUIS F. TAGLIATELA
-------------------------------------       ------------------------------------
Louis F. Tagliatela, Sr.                    John H. Tatigian, Jr.


D. LYNN VAN BORKULO-NUZZO
-------------------------------------       ------------------------------------
D. Lynn Van Borkulo-Nuzzo

                CERTIFICATE OF THE BANK OF SOUTHINGTON DIRECTORS


         Reference is made to the Agreement and Plan of Merger dated August 18, 1997, (the "Agreement"), among HUBCO, Inc., Lafayette American Bank and Trust
Company and The Bank of Southington. Capitalized terms used herein have the meaning given to them in the Agreement.

         Each of the following persons, being all of the directors of Southington agrees to vote or cause to be voted all shares of Southington stock which are held by such person, or over which such person exercises full voting control (except as trustee or in a fiduciary capacity, or as nominee), in favor of the Merger.



BRYAN P. BOWERMAN                           ROMAN F. GARBACIK
-------------------------------------       ------------------------------------
Bryan P. Bowerman                           Roman F.Garbacik


JOSEPH J. CALVANESE, JR.                    JEAN MARTIN
-------------------------------------       ------------------------------------
Joseph J. Calvanese, Jr.                    Jean Martin


                                            ELIZABETH MILO
-------------------------------------       ------------------------------------
Harold Charette                             Elizabeth Milo


NICHOLAS DEPAOLA                            JAMES PRYOR
-------------------------------------       ------------------------------------
Nicholas DePaola                            James Pryor

PHILIP FERRARO                              BENJAMIN RUBIN
-------------------------------------       ------------------------------------
Philip Ferraro                              Benjamin Rubin

Dated: August 18, 1997

                                                            Appendix B
                             STOCK OPTION AGREEMENT

                  THIS STOCK OPTION  AGREEMENT (this  "Agreement")  dated August
18, 1997, is by and between HUBCO, INC., a New Jersey corporation and registered bank holding company ("HUBCO"), and THE BANK OF SOUTHINGTON, a state bank and trust company organized under the laws of the State of Connecticut ("Southington").

                                   BACKGROUND

                           1. HUBCO,  Southington  and Lafayette  Bank and Trust
Company, a state bank and trust company organized under the laws of the State of Connecticut and a wholly-owned subsidiary of HUBCO ("Lafayette"), are prepared to execute an agreement and plan of merger (the "Merger Agreement") pursuant to which Southington will be merged with and into Lafayette (the "Merger").

                           2.  HUBCO has  advised  Southington  that it will not
cause the Merger Agreement to be executed unless Southington executes this Agreement.

                           3.  The  Board  of  Directors  of   Southington   has
determined that the Merger Agreement provides substantial benefits to the shareholders of Southington.

                           4. As an inducement to HUBCO to enter into the Merger
Agreement and in consideration for such entry, Southington desires to grant to HUBCO an option to purchase authorized but unissued shares of common stock of Southington in an amount and on the terms and conditions hereinafter set forth.

                                    AGREEMENT

                  In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, HUBCO and Southington, intending to be legally bound hereby, agree:

                  1. Grant of Option. Southington hereby grants to HUBCO the option to purchase 275,000 shares of common stock, $6.00 par value, of Southington (the "Common Stock") at a price of $16.00 per share (the "Option Price"), on the terms and conditions set forth herein (the "Option").

                  2. Exercise of Option. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), HUBCO may exercise the Option, in whole or in part, at any time or from time to time, subject to the termination provisions of Section 19 of this Agreement.

                  The term "Triggering Event" means the occurrence of any of the following events:

                  A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than HUBCO or an affiliate of HUBCO:

                  (a) acquires beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 10% of the then outstanding shares of Common Stock; or

                  (b) enters into a letter of intent or an agreement, whether oral or written, with Southington pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction, with Southington, (ii) acquire all or a significant portion of the assets or liabilities of Southington, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock; or

                  (c) makes a filing with any bank or thrift regulatory authorities or publicly announces a bona fide proposal (a "Proposal") for (i) any merger with, consolidation with or acquisition of all or a significant portion of all the assets or liabilities of, Southington or any other business combination involving Southington, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the outstanding shares of Common Stock, and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of Southington called to vote on the Merger and Southington's stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose; or

                  (d) makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Southington willfully takes any action in any manner which would materially interfere with its ability to consummate the Merger or materially reduce the value of the transaction to HUBCO.

                  The term "Triggering Event" also means the taking of any material direct or indirect action by Southington or any of its directors, officers or agents with the intention of inviting, encouraging or soliciting any proposal which has as its purpose a tender offer for the shares of Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of Southington, or a sale of a significant number of shares of Common Stock or any significant portion of its assets or liabilities.

                  The term "significant portion" means 10% of the assets or liabilities of Southington. The term "significant number" means 10% of the outstanding shares of Common Stock.

                  "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Southington or in soliciting or inducing any other person (other than HUBCO or any affiliate) to do so.

                  Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent necessary for Southington to issue the shares of Common Stock covered by the Option (the "Option Shares") or HUBCO to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

                  Southington shall notify HUBCO promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Southington shall not be a condition to the right of HUBCO to exercise the Option. Southington will not take any action which would have the effect of preventing or disabling Southington from delivering the Option Shares to HUBCO upon exercise of the Option or otherwise performing its obligations under this Agreement.

                  In the event HUBCO wishes to exercise the Option, HUBCO shall send a written notice to Southington (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

                  3. Payment and Delivery of Certificates. At any Closing hereunder (a) HUBCO will make payment to Southington of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Southington; (b) Southington will deliver to HUBCO a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through Southington, registered in the name of HUBCO or its designee, in such denominations as were specified by HUBCO in its notice of exercise and, if necessary, bearing a legend as set forth below; and (c) HUBCO shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

                  If required under applicable federal securities laws, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

                           The shares of stock evidenced by this certificate have not been registered for sale under the Securities Act of 1933 (the "1933 Act"). These shares may not be sold, transferred or otherwise disposed of unless a registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel reasonably acceptable to Bank of Southington, said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

No such legend shall be required if a registration statement is filed and declared effective under Section 4 hereof.

                           4. Registration  Rights. Upon or after the occurrence
of a Triggering Event and upon receipt of a written request from HUBCO, Southington shall, if necessary for the resale of the Option or the Option Shares by HUBCO, prepare and file a registration statement with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation (the "FDIC") and any state securities bureau covering the Option and such number of Option Shares as HUBCO shall specify in its request, and Southington shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that HUBCO shall in no event have the right to have more than one such registration statement become effective.

                  In connection with such filing, Southington shall use its best efforts to cause to be delivered to HUBCO such certificates, opinions, accountant's letters and other documents as HUBCO shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by Southington in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Southington and blue sky fees and expenses, shall be paid by Southington. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to HUBCO and any other expenses incurred by HUBCO in connection with such registration shall be borne by HUBCO. In connection with such filing, Southington shall indemnify and hold harmless HUBCO against any losses, claims, damages or liabilities, joint or several, to which HUBCO may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact required to be stated therein or necessary to make the statements therein not misleading; and Southington will reimburse HUBCO for any legal or other expense reasonably incurred by HUBCO in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Southington will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement of omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of HUBCO specifically for use in the preparation thereof. HUBCO will indemnify and hold harmless Southington to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of HUBCO for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and HUBCO will reimburse Southington for any legal or other expense reasonably incurred by Southington in connection with investigating or defending any such loss, claim, damage, liability or action.

                           5. Adjustment Upon Changes in Capitalization.  In the
event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

                  In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of Southington with another entity, or any sale of all or substantially all of the assets of Southington, shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

                           6.   Filings   and   Consents.   Each  of  HUBCO  and
Southington will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

                  Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, in the event HUBCO is the holder hereof, approval of the Board of Governors of the Federal Reserve System, the FDIC and the Connecticut Department of Banking, and Southington agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

                           7.  Representations  and  Warranties of  Southington.
Southington hereby represents and warrants to HUBCO as follows:

                           a. Due Authorization.  Southington has full corporate
power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by Southington.

                           b. Authorized  Shares.  Southington has taken and, as
long as the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

                           c. No  Conflicts.  Neither the execution and delivery
of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the Certificate of Incorporation or By-laws of Southington or any agreement, instrument, judgment, decree, statute, rule or order applicable to Southington.

                           8.   Specific   Performance.   The   parties   hereto
acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, HUBCO shall have the right to seek money damages against Southington for a breach of this Agreement.

                           9. Entire Agreement.  This Agreement  constitutes the
entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                           10.  Assignment  or  Transfer.  HUBCO  may not  sell,
assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of HUBCO, except upon or after the occurrence of a Triggering Event. HUBCO represents that it is acquiring the Option for HUBCO's own account and not with a view to or for sale in connection with any distribution of the Option or the Option Shares. HUBCO shall have the right to assign this Agreement to any party it selects after the occurrence of a Triggering Event.

                           11.  Amendment of Agreement.  Upon mutual  consent of
the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

                           12. Validity.  The invalidity or  unenforceability of
any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                           13.  Notices.  All  notices,  requests,  consents and
other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                  (a)      If to HUBCO, to:

                           HUBCO, Inc.
                           1000 MacArthur Boulevard
                           Mahwah, New Jersey  07430
                           Attn.:   Kenneth T. Neilson, Chairman,
                                    President and Chief Executive Officer

                  Copy to:
                           1000 MacArthur Boulevard
                           Mahwah, New Jersey  07430
                           Attn.:   D. Lynn Van Borkulo-Nuzzo, Esq.

                           And a Copy to:

                           Pitney, Hardin, Kipp & Szuch
                           (Delivery) 200 Campus Drive
                           Florham Park, New Jersey
                           (Mail) P.O. Box 1945
                           Morristown, New Jersey 07962-1945
                           Attn.:  Ronald H. Janis, Esq.
                  (b)      If to Southington, to:

                           The Bank of Southington
                           130 North Main Street
                           Southington, Connecticut  06489-0670
                           Attn.:   Bryan P. Bowerman, President

                           Copy to:

                           The Bank of Southington
                           130 North Main Street
                           Southington, Connecticut  06489-0670
                           Attn.:   Roman F. Garbacik, Chairman of the Board

                           Copy to:


                           Tyler Cooper & Alcorn, LLP
                           CityPlace I, 35th Floor
                           Hartford, Connecticut  06103
                           Attn.:  William W. Bouton III, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                           14.  Governing Law. This Agreement  shall be governed
by and construed in accordance with the laws of the State of New Jersey.

                           15.  Captions.  The  captions  in the  Agreement  are
inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

                           16. Waivers and  Extensions.  The parties hereto may,
by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (a) compliance with any of the covenants of the other party contained in this Agreement and/or (b) the other party's performance of any of its obligations set forth in this Agreement.

                           17.  Parties in  Interest.  This  Agreement  shall be
binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 10 permitting HUBCO to assign its rights and obligations hereunder.

                           18.  Counterparts.  This Agreement may be executed in
two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                           19. Termination.  This Agreement shall terminate upon
either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event (as defined in Section 2 hereof), this Agreement shall not terminate until the later of 18 months following the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event.

                  IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

WITNESS:                                    THE BANK OF SOUTHINGTON

WILLIAM W. BOUTON, III                      By:  ROMAN F. GARBACIK
-------------------------------------       ------------------------------------
William W. Bouton, III, Counsel             Roman F. Garbacik, Chairman

WITNESS:                                    HUBCO, INC.

D. LYNN VAN BORKULO-NUZZO                   By: KENNETH T. NEILSON
-------------------------------------       ------------------------------------
D. Lynn Van Borkulo-Nuzzo, Secretary        Kenneth T. Neilson, Chairman
                                             President and Chief Executive
                                              Offcer

                                   Appendix C

                               THE ENDICOTT GROUP
                             ENDICOTT FINANCIAL ADVISORS, L.L.C.


November 12, 1997

Board of Directors
The Bank of Southington
130 North Main Street
Southington, CT  06489-0670

Attention:   Mr. Roman F. Garbacik
             Chairman of the Board

Directors:

         You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $6.00 per share (the "Southington Shares"), of The Bank of Southington ("Southington") of the exchange ratio (as described below, the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of August 18, 1997 (the "Merger Agreement"), between Southington, HUBCO, Inc. ("HUBCO"), and HUBCO's Connecticut banking subsidiary, Lafayette American Bank and Trust Company ("Lafayette").

         Pursuant to the Merger Agreement, Southington will merge with and into Lafayette (the "Merger") and each Southington Share issued and outstanding immediately prior to the Effective Time (subject to certain exceptions) shall be converted into the number of shares (the "Exchange Ratio") of common stock of HUBCO, without par value ("HUBCO Common Stock"), equal to $21.00 subject to adjustment as described in the Merger Agreement. It is our understanding that the merger will be accounted for as a pooling-of-interests under generally accepted accounting principles.

         The investment banking business of Endicott Financial Advisors, L.L.C. ("Endicott") includes the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

         In connection with this opinion, we have reviewed and considered, among other things: (a) the Merger Agreement; (b) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for Southington and HUBCO for the three fiscal years ended December 31, 1994, December 31, 1995, December 31, 1996; (c) unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for each of Southington and HUBCO for the quarters ended March 31, 1997 and June 30, 1997; (d) financial analyses and forecasts for Southington and HUBCO prepared by and/or reviewed with the respective managements of Southington and HUBCO; (e) the views of senior management of Southington and HUBCO of their respective past and current business operations, results thereof, financial condition and future prospects;
(f) certain reported price and trading activity for the Southington and HUBCO common stock, including a comparison of certain financial and stock market information with similar information for certain other companies the securities of which are publicly traded; (g) the financial terms of recent business combinations in the banking industry; (h) the pro-forma impact of the transaction on HUBCO; (i) the current market environment generally and the banking environment in particular; and (j) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

         In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial information, analyses and other information reviewed by and discussed with us, and we did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Southington or HUBCO or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant on the analyses and estimates of Southington and HUBCO). With respect to the financial projections reviewed with management, we have assumed that they reflect the best currently available estimates and judgments of the respective managements of the respective future financial performances of each of Southington and HUBCO and of the combined company, and that such performances will be achieved. We have also assumed that there has been no material change in Southington's or HUBCO's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. We have also assumed without independent verification that the aggregate consolidated allowance for loan losses for Southington and HUBCO were adequate to cover such losses. We have further assumed that the conditions precedent in the Agreement are not waived.

         Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

         We have acted as Southington's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is continent upon consummation of the Merger. We will also receive a fee for rendering this opinion.

         It is understood that this opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without Endicott's prior written consent, provided, however, that we hereby consent to the inclusion of this opinion in this Joint Proxy Statement/Prospectus and the Registration Statement on Form S-4 of which it comprises a part.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Southington Shares.

                                        Very truly yours,


                                       ENDICOTT FINANCIAL ADVISORS, L.L.C.

                                                                    Appendix D

                SECTIONS 36a-125(h) AND 33-855 THROUGH 33-872 OF
                       THE GENERAL STATUTES OF CONNECTICUT


Sec. 36a-125.  Merger and Consolidation of Connecticut Banks

         (h) Upon the effectiveness of the agreement of merger or consolidation, the shareholders, if any, of the constituent banks, except to the extent that they have received cash, property or other securities of the resulting bank or shares or other securities of any other corporation in exchange for or upon conversion of their shares, shall be shareholders of a capital stock resulting bank. Unless such agreement otherwise provides, the resulting bank may require each shareholder to surrender such shareholder's certificates of stock in the constituent bank and in that event no shareholder, until such surrender of that shareholder's certificates, shall be entitled to receive a certificate of stock of the resulting bank or to vote thereon or to collect dividends declared thereon, or to receive cash, property or other securities of the resulting bank, or shares or other securities of any other corporation. Any shareholder of any of such constituent banks who dissents from the merger or consolidation is entitled to assert dissenters' rights under sections 33-855 to 33-872, inclusive. The rights and obligations of the objecting shareholders and the bank shall be determined in accordance with said sections. The stock of a capital stock resulting bank up to an amount of the combined stock of the constituent banks shall be exempt from any franchise tax.

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

         Sec. 33-855. Definitions. As used in sections 33-855 to 33-872, inclusive:

         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 33-856 and who exercises that right when and in the manner required by sections 33-860 to 33-868, inclusive.

         (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

         Sec. 33-856. Right to dissent. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value if his shares in the event of, any of the following corporate actions:

         (1) Consummation of a plan of merger to which the corporation is a party (A) if shareholder approval is required for the merger by section 330-817 or the certificate of incorporation and the shareholder is entitled to vote on the merger of (B) if the corporation is a subsidiary that is merged wit its parent under section 33-818;

         (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

         (4) An amendment of the certificate of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it: (A) Alters or abolishes a preferential right of the shares; (B) creates, alters or abolishes a right n respect or redemption or repurchase, of the share; (C) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (D) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
(E) reduces the number of shares owned by the shareholders to a fraction of a share if the fractional share so crated is to be acquired for cash under section 33-668; or

         (5) Any corporation action taken to a shareholder vote to the extent the certificate of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

          (b) Where the right to be paid the value of shares is made available to a shareholder by this section, such remedy shall be his exclusive remedy as holder of such shares against the corporate transactions described in this section, whether or not the proceeds as provided in sections 33-855 to 33-872, inclusive.

          Sec. 33-857. Dissent by nominees and beneficial owners. (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.


          (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if: (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and (2) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.


         Secs. 33-858 and 33-859. Reserved for future use.


                                                                  (B)


                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS


          Sec. 33-860. Notice of dissenters' rights. (a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under section 33-855 to 33-872, inclusive, and be accompanied by a copy of said sections.

          (b) If corporate action creating dissenters' rights under section 33-856 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 33-862.

         Sec. 33-861. Notice of intent to demand payment. (a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) shall not vote his shares in favor of the proposed action.

          (b) A shareholder who does not satisfy the  requirements of subsection
(a) of this section is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

         Sec. 33-862. Dissenters' notice. (a) If proposed corporate action creating dissenters' rights under section 33-856 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 33-861.

          (b) The dissenters' notice shall be sent no later than ten days after the corporate action was taken and shall:

         (1) State where the payment demand must be sent and where and when certificate for certificated shares must be deposited;

         (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

         (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the subsection (a) of this section notice is delivered; and

         (5) Be accompanied by a copy of sections 33-855 to 33-872, inclusive.

         Sec. 33-863. Duty to demand payment. (a) A shareholder sent a dissenters' notice described in section 33-862 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subdivision (3) of subsection (b) of said section and deposit his certificates in accordance with the terms of the notice.

         (b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         (c) A shareholder who does not demand payment or deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

         Sec. 33-864. Share restrictions. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate actions is taken or the restrictions released under section 33-866.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         Sec. 33-865. Payment. (a) Except as provided in section 33-867, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 33-863 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

         (b) The payment shall be accompanied by: (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any; (2) a statement of the corporation's estimate of the fair value of the shares; (3) an explanation of how the interest was calculated; (4) a statement of the dissenter's right to demand payment under section 33-860; and
(5) a copy of sections 33-855 to 33-872, inclusive.

         Sec. 33-866. Failure to take action. (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 33-862 and repeat the payment demand procedure.

         Sec. 33-867. After-acquired shares. (a) A corporation may elect to withhold payment required by section 33-865 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under section 33-868.

         Sec. 33-868. Procedure if shareholder dissatisfied with payment or offer. (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under section 33-865, or reject the corporation's offer under section 33-867 and demand payment of the fair value of his shares and interest due, if:

         (1) The dissenter believes that the amount paid under section 33-865 or offered under section 33-867 is less than the fair value of his shares or that the interest due is incorrectly calculated;

         (2) The corporation fails to make payment under section 33-865 within sixty days after the date set for demanding payment; or

         (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

          (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty days after the corporation made or offered payment of his shares.

          Secs. 33-869 and 33-870.  Reserved for future use.

                                                                  (C)

                          JUDICIAL APPRAISAL OF SHARES

          Sec. 33-871. Court action. (a) If a demand for payment under section 33-868 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

          (b) The corporation shall commence the proceeding in the superior court for the judicial district where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the superior court for the judicial district where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

          (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

          (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

          (e) Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under section 33-867.

          Sec. 33-872. Court costs and counsel fees. (a) The court in an appraisal proceeding commenced under section 33-871 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under section 33-868.

          (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of section 33-860 to 33-868, inclusive; or (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by section 33-855 to 33-872, inclusive.

          (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

          Secs. 33-873 to 33-879.  Reserved for future use.